UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Conduent Incorporated

(Name of Registrant as Specified In Its Charter)

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April 10, 2017

Dear Shareholders:

You are cordially invited to attend the first annual meeting of shareholders of Conduent Incorporated on Thursday, May 25, 2017 at 9:00 a.m., Eastern Time. The meeting will be held at The Madison Hotel, 1 Convent Road, Morristown, New Jersey.

The attached notice of the 2017 annual meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting.

At the Annual Meeting of Shareholders, you will be asked to vote upon:

•	A proposal to elect nine directors;

•	A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017;

•	A proposal to approve, on an advisory basis, the 2016 compensation of our named executive officers;

•	A proposal to select, on an advisory basis, the frequency of the advisory vote on executive compensation; and

•	A proposal to approve the material terms of the performance goals under the Conduent Incorporated Performance Incentive Plan.

The Board of Directors unanimously recommends that you vote in favor of these proposals.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described on page 1 under “How do I vote?”.

Thank you for your continued support of, and ongoing interest in, Conduent Incorporated.

For the Board of Directors,

William G. Parrett
Chairman of the Board

Notice of 2017 Annual Meeting of Shareholders

Date and Time:	Thursday, May 25, 2017, at 9:00 a.m.

Location:	The Madison Hotel 1 Convent Road Morristown, New Jersey 07960

Purpose:

Our shareholders will be asked to:

(1) Elect 9 directors;

(2) Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017;

(3) Approve, on an advisory basis, the 2016 compensation of our named executive officers;

(4) Select, on an advisory basis, the frequency of the advisory vote on executive compensation;

(5) Approve the material terms of the performance goals under the Conduent Incorporated Performance Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; and

(6) Consider such other business as may properly come before the meeting.

Record Date:	March 27, 2017 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.

Proxy Voting:	(1) Telephone; (2) Internet; or (3) Proxy Card. Please review the Notice of Internet Availability of Proxy Materials or accompanying proxy card for voting instructions.

Importance of Vote:	Whether or not you plan to attend, please submit your proxy as soon as possible to ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 25, 2017.

The Proxy Statement and 2016 Annual Report are available at

www.envisionreports.com/CNDT or https://investor.conduent.com.

By order of the Board of Directors,

J. Michael Peffer

Executive Vice President, General Counsel and Secretary

April 10, 2017

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PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Conduent Incorporated (the “Company”) will be held on Thursday, May 25, 2017, at 9:00 a.m. at The Madison Hotel, 1 Convent Road in Morristown, New Jersey.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the nine nominees named in this Proxy Statement to our Board of Directors (the “Board”), each for a term of one year.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	Approval, on an advisory basis, of the 2016 compensation of our named executive officers.

4.	Selection, on an advisory basis, of the frequency of the advisory vote on executive compensation.

5.	Approval of the material terms of the performance goals under the Conduent Incorporated Performance Incentive Plan (the “Performance Incentive Plan”) for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

Shareholders will also act on any other business that may properly come before the meeting. In addition, our management will report on the Company’s performance during fiscal 2016 and respond to questions from shareholders.

Who is entitled to vote?

Owners of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, March 27, 2017 (the “Record Date”), are entitled to vote at the Annual Meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record (registered shareholder) and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on. As of the Record Date, there were 203,630,042 shares of our Common Stock outstanding and entitled to vote.

How do I vote?

Beneficial owners will receive a separate Notice of Internet Availability of Proxy Materials (the “Notice”) with voting instructions from the bank, broker or other holder of record where the shares are held that must be followed in order for their shares to be voted.

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE

If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.

If you received written materials, you may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.

BY MAIL	IN PERSON

If you received written materials, you may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board.

If you submit a proxy or voting instructions via the Internet, telephone or by mail, you do not need to vote at the Annual Meeting. We will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

If you use your proxy to vote by internet, telephone or mail, you authorize each of the two directors, whose names are listed on the proxy card accompanying this Proxy Statement, to act as your proxies to represent you and vote your shares as you direct.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the nine director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	FOR the approval, on an advisory basis, of the 2016 compensation of our named executive officers;

•	“1 year” for the frequency, on an advisory basis, of the advisory vote on executive compensation; and

•	FOR the approval of the material terms of the performance goals under the Performance Incentive Plan for purposes of Section 162(m) of the Code.

How can I attend the Annual Meeting?

All shareholders of record on the Record Date may attend. In order to be admitted to the meeting, please obtain an admission ticket in advance and bring a form of personal photo identification, such as a driver’s license. To obtain an admission ticket:

If you are a registered shareholder:

•	If you vote via the Internet or by telephone, you will be asked if you would like to receive an admission ticket.

•	If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

If you are a beneficial owner:

•	Please request an admission ticket in advance by calling Shareholder Services at 973-526-7158 or by mailing a written request, along with proof of your ownership of Conduent Common Stock as of the Record Date, to Conduent Incorporated, Shareholder Services, 100 Campus Drive, Suite 200, Florham Park, New Jersey 07932. All calls and written requests for admission tickets must be received no later than the close of business on May 15, 2017.

You can find directions to the meeting online at www.envisionreports.com/CNDT. If you have any further questions regarding admission or directions to the Annual Meeting, please call Shareholder Services at 973-526-7158.

How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. For each of the proposals to be presented at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. As of the Record Date, there were 203,630,042 shares of our Common Stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission (SEC).

Other Items

The affirmative vote of a majority of the votes cast at the meeting will be required for approval of the following proposals.

•	Ratification of PricewaterhouseCoopers LLP as our independent auditor;

•	Approval, on an advisory basis, of the 2016 compensation of our named executive officers;

•	Selection, on an advisory basis, of the frequency of the advisory vote on executive compensation; and

•	Approval of the material terms of the performance goals under the Performance Incentive Plan for purposes of Section 162(m) of the Code.

Abstentions are not counted as votes “for” or “against” for the purpose of determining the outcome for any of the above matters.

For the routine matter of ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor, broker non-votes are counted as votes “for” or “against” for the purpose of determining the outcome of the vote. Broker non-votes are not counted as votes “for” or “against” for the purpose of determining the outcome of any of the other above matters, including the election of directors, because the other above matters and the election of directors are considered “non-routine” matters. For additional information, see below under What is a broker non-vote and how will it affect voting?

Although the advisory votes are non-binding, the Board values the opinions of shareholders and will consider the outcome of the vote on these proposals when making future decisions regarding executive compensation and the frequency of the advisory vote on executive compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

What is a broker non-vote and how will it affect the voting?

Under NYSE rules, brokers are not permitted to vote the shares they hold on behalf of beneficial owners without the beneficial owner’s voting instruction for matters that are deemed to be “non-routine.” A broker non-vote occurs with respect to these non-routine matters when the beneficial owner of the shares fails to furnish voting instructions to the broker, and the broker is not permitted under applicable NYSE rules to vote the shares in its discretion. Election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation and the vote to approve the material terms of the performance goals under the Performance Incentive Plan for purposes of Section 162(m) of the Code are considered non-routine matters. Shares constituting broker non-votes, while counted towards the quorum, are not counted as votes “for” or “against” for the purpose of determining whether shareholders have approved a non-routine matter. As a result, broker non-votes will have no impact on the outcome of these matters.

Ratification of PricewaterhouseCoopers LLP as our independent auditor is a routine matter, and, therefore, broker non-votes will be counted towards the quorum and will be countered as votes “for” or “against” for the purpose of determining whether shareholders have approved that matter. As a result, broker non-votes will impact the outcome of that matter.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and either giving notice of revocation or voting in person.

Who will count the vote? Is my vote confidential?

Representatives of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

How are proxies solicited?

In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such person for the cost of forwarding the material. We have engaged Innisfree M&A Incorporated to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Innisfree M&A Incorporated a fee of $17,500, plus reimbursement of out-of-pocket expenses for this service. We bear the cost of all proxy solicitation.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 10, 2017, a Notice is being sent to all of the Company’s registered shareholders and beneficial owners of record as of March 27, 2017. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy of the proxy materials, including a proxy card, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

How can I electronically access the proxy materials?

You can access the proxy materials online at www.envisionreports.com/CNDT or https://investor.conduent.com. Shareholders may receive Proxy Statements, Annual Reports and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at www.computershare.com/investor. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/cndt or by checking the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Opting to receive future proxy materials electronically by email will provide the Company cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the 2018 Annual Meeting?

We expect to hold our 2018 Annual Meeting of Shareholders during the second half of May and to file and mail our Proxy Statement for that meeting during the first half of April. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2018 Annual Meeting of Shareholders, the proposal must be received by us no later than December 11, 2017.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2018 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such nominee or business which must be received by the Company no earlier than November 11, 2017 and no later than December 11, 2017. Any such notice must comply with requirements set forth in our by-laws. Nominations for director must be accompanied by a written consent of the nominee consenting to being named as a nominee and serving as a director if elected. Proposals and other items of business should be directed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary.

How can I contact the Board?

Under our Corporate Governance Guidelines, shareholders and other interested parties may contact the non-management members of the Board by contacting the Chairman of the Corporate Governance Committee using the “Contact the Board” link posted on our Company’s website at www.conduent.com/corporate-governance.

What if multiple shareholders have the same address?

Where multiple shareholders reside in the same household, for shareholders who receive paper copies of our proxy materials, we will deliver a single Proxy Statement and Annual Report, along with separate proxy cards or separate Notices of Internet Availability to multiple shareholders who reside in the same household unless we have received other instructions. If (i) you and another registered shareholder residing in the same household each receive paper copies of the proxy materials and as a household wish to receive only one paper copy or (ii) you share a household with another registered shareholder, received a single set of proxy materials, and would like to receive separate copies of our Notice, Proxy Statement or Annual Report, you may request a change in delivery preferences. For registered shareholders, you may contact our transfer agent at 866-574-5496 or write them at Computershare, P.O. Box 30170, College Station, TX 77842-3170. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name or call 800-542-1061.

How may I get additional copies of the Annual Report and Proxy Statement?

Copies of the 2016 Annual Report and 2017 Proxy Statement have been distributed to shareholders (or they have received a copy of the Notice which includes instructions as to how to access those documents on the Internet). Additional paper copies of these documents are available upon request made to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. The Annual Report and Proxy Statement are also available on the Company’s website at https://investor.conduent.com or www.envisionreports.com/CNDT. The Notice also provides you with instructions on how to request paper copies of the proxy materials. There is no charge to receive the materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our offices located at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, NJ 07932.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and have been qualified. Based on the director nomination process described below, the nine persons whose biographies appear below have been nominated by the Board to serve as directors based on the recommendation of the Corporate Governance Committee. Each nominee brings to us valuable experience from a variety of fields. The biographical information presented regarding each nominee’s specific experience, qualifications, attributes and skills led our Board to the conclusion that he or she should serve as a director. Each of the nominees has demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment to serve the Company and our Board. We also value their significant experience on other public company boards of directors and board committees.

All nominees are currently directors of the Company and, as described in further detail in the section entitled “Corporate Governance-The Spin-Off” below, were previously elected by the then-sole stockholder of the Company, Xerox Corporation (“Xerox”), prior to the effective time of the Company’s complete legal and structural separation from Xerox. For more information on the Spin-Off, see Corporate Governance-The Spin-Off.

On December 31, 2016, the Company entered into a Joinder Agreement to a letter agreement, dated as of January 28, 2016, entered into by Xerox with Icahn Partners Master Fund LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Jonathan Christodoro and Carl C. Icahn (collectively, the “Icahn Group”) pursuant to which, among other things, Vincent J. Intrieri, Michael Nevin and Courtney Mather were appointed to the Board at the Effective Time. Additionally, the Company is a third party beneficiary to a letter agreement, dated as of June 27, 2016, entered into by Xerox with the Icahn Group pursuant to which, among other things, the Icahn Group is required to vote in favor of the directors nominated by the Board at the Company’s 2017 Annual Meeting.

The Board has determined that each of the nominees (other than Ashok Vemuri, Chief Executive Officer of the Company) is independent under the NYSE Corporate Governance Rules and the Company’s more stringent independence standards. Although not anticipated, if for any reason, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute nominated by the Board.

Biographies

The table below summarizes key qualifications, skills and attributes that each of our directors possesses which were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography below describes his or her qualifications and relevant experience in more detail.

Skills and Qualifications of our Board of Directors

Experience, expertise or attribute	Vemuri	Galant	Gregor	Intrieri	Mather	Nevin	Nutter	Parrett	Wilson
Services	X							X	X
Leadership	X	X	X				X	X	X
Global Business	X	X						X	X
Financial	X	X	X	X	X	X		X	X
Public Company		X	X	X	X			X	X
Boards & Corporate Governance		X	X	X	X		X	X
Business Operations	X	X						X	X
Diversity	X		X				X		X

In addition to the qualifications and skills referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes or skills that the Board has concluded qualify each of the nominees to serve as a director of the Company.

Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Conduent securities owned means the Company’s Common Stock, including: Deferred Stock Units (“DSUs”) issued under the Conduent Incorporated Equity Compensation Plan for Non-Employee Directors, as amended (the “Director Equity Plan”). None of the independent director nominees owns any of the Company’s other securities.

Unless otherwise noted, all Conduent securities held are owned beneficially by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) may appear in the Company’s records. All ownership figures are as of February 28, 2017.

Ashok Vemuri Age: 48 Director since: 2017 Rights: 163,614 common stock Occupation: Chief Executive Officer, Conduent Incorporated Other Directorships: Infosys (2011-2013)

Other Background: Mr.Vemuri previously served as Chief Executive Officer of Xerox Business Services, LLC and an Executive Vice President of Xerox Corporation since July 2016. Mr. Vemuri previously was President, Chief Executive Officer and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of global technology and outsourcing company Capgemini. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and IT services company, in a variety of leadership and business development roles, including Member of the Executive Council, Head of Americas, Global Head of Financial Services from 2003 to 2012 and Global Head of Manufacturing and Engineering Services from 2012 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America.

Mr. Vemuri brings to the Board unique operational, financial and client experience and a proven track record of leading growth and corporate transformations through his leadership positions with IGATE and Infosys.

Paul S. Galant

Age: 49        Director since: 2017

Conduent securities owned: 5,161 DSUs

Occupation: Chief Executive Officer, VeriFone Systems Inc.

Other Directorships: Verifone Systems Inc. (since October 2013); Vivint Inc. (since October 2015)

Other Background: Mr. Galant served as CEO of the Citi Enterprise Payments business which serves institutional clients and leverages the bank’s industry-leading wholesale and retail payment capabilities across regions and organizations globally. In this role, he oversaw the design, marketing, and implementation of global business-to-consumer and consumer-to-business digital payments solutions for the world’s largest corporations, financial institutions, and governments. Prior to this, Mr. Galant also served as the CEO of Citi Cards, leading Citi’s North American and International Credit Cards business through a time of dramatic change in the industry; and CEO of Citi Transaction Services, a division of Citi’s Institutional Clients Group.

Mr. Galant brings extensive global business experience, strong management skills and broad knowledge of complex financial and operational issues from his time as CEO of VeriFone Systems, as well as various CEO and leadership roles at Citigroup, Donaldson, Lufkin & Jenrette, Smith Barney and Credit Suisse First Boston.

He also brings broad financial industry experience from his time as chairman of the NY Federal Reserve Payments Risk Committee and Chairman of The Clearing House Secure Digital Payments LLC.

Joie Gregor

Age: 67        Director since: 2017

Conduent securities owned: 5,161 DSUs

Occupation: Former Managing Director for Leadership Development, Warburg Pincus LLC

Other Directorships: ConAgra Brands, Inc. (since February 2009)

Other Background: Ms. Gregor served as the first Managing Director for Leadership Development at Warburg Pincus LLC beginning in 2014 until her retirement in 2016. In this role, she provided organizational guidance and strategic direction across all firm investing areas and assisted with both pre- and post-investment opportunities, focusing on strategy, organizational structure, operating initiatives, and talent identification and development. She also worked within the firm on professional development and effective organizational alignment.

Previously, Ms. Gregor served as the Assistant to the President of the United States for Presidential Personnel, a role she assumed in October 2007. Before joining the President’s senior staff, Ms. Gregor served as Vice Chairman of the executive search firm Heidrick & Struggles, Inc. beginning in 2002. After joining as a Partner in 1993, she served in a number of senior leadership roles, including President, North America, the firm’s largest business unit. She also served as Managing Partner of the New York office, and as a member of the firm’s Management Committee. Prior to her work in executive search, Ms. Gregor was with the IBM Corporation, where she held a variety of leadership positions of increasing responsibility over a 13-year period.

Ms. Gregor brings the board significant experience in human capital development, market development, finance and planning, product strategy, sales and service, and global account management from roles at Warburg Pincus, Heidrick & Struggles, IBM and other advisory positions for major organizations. She also delivers experience from working closely with major public company boards to implement best practices in corporate governance, director selection, and succession planning.

Vincent J. Intrieri

Age: 60        Director since: 2017

Conduent securities owned: 5,161 DSUs

Occupation: President & Founder, VDA Asset Management, LLC

Other Directorships: Ferrous Resources Limited (since 2015); Hertz Global Holdings, Inc. (since 2014); Transocean Ltd. (since 2014); Navistar 109 International Corporation (since 2012); Chesapeake Energy Corporation (2012-2016); CVR Refining, LP (2012-2014); Forest Laboratories, Inc. (2013-2014); CVR Energy, Inc.(2012-2014); Federal-Mogul Holdings Corporation (2007-2013); Icahn Enterprises L.P. (2006- 2012); Dynegy Inc. (2011-2012); PSC Metals Inc. (2007-2012); Motorola Solutions, Inc. (2011-2012); XO Holdings (2006-2011); National Energy Group, Inc. (2006-2011); American Railcar Industries, Inc. (2005-2011); WestPoint Home LLC (2005-2011); Viskase Companies, Inc. (2003-2011). Ferrous Resources Limited, CVR Refining, CVR Energy, Federal-Mogul, Icahn Enterprises, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home and Viskase Companies each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non-controlling interests in Hertz, Transocean, Forest Laboratories, Navistar, Chesapeake Energy, Dynegy and Motorola Solutions.

Other Background: Mr. Intrieri has been the President of VDA Asset Management, LLC, a hedge fund, since he founded the company in 2017. He served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds, from 2008 to 2016. In addition, between 2004 and 2016, Mr. Intrieri served as a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities. He was also a Senior Vice President of Icahn Enterprises L.P. from 2011 to 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from 2007 to 2012; Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; and chairman of the board and a director of Viskase Companies, Inc., a meat casing company, from 2003 to 2011.

Mr. Intrieri is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board financial expertise and extensive experience providing strategic advice and guidance to companies from his service as a director on various public company boards.

Courtney Mather

Age: 40        Director since: 2017

Conduent securities owned: 5,161 DSUs

Occupation: Portfolio Manager, Icahn Capital LP

Other Directorships: Herc Holdings Inc. (since June 2016); Trump Entertainment Resorts, Inc. (since February 2016); Freeport-McMoRan Inc. (since 2015); Ferrous Resources Limited (since 2015); and Federal-Mogul Holdings Corporation (since 2015); Viskase Companies Inc. (2015- 2016); American Railcar Industries, Inc. (2014-2016); CVR Refining, LP (2014-2016); CVR 110 Energy, Inc. (2014-2016). Trump Entertainment Resorts, Ferrous Resources Limited, Federal-Mogul, American Railcar Industries, CVR Refining, CVR Energy and Viskase are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Herc Holdings and Freeport-McMoRan through the ownership of securities.

Other Background: Mr. Mather has served as Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since January 2017, and was previously managing Director from 2014 to 2016. Prior to joining Icahn Capital, Mather was at Goldman Sachs & Co from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing.

Mr. Mather is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board significant experience in finance and experience providing strategic advice and guidance to companies through his service as a director on various public company boards.

Michael Nevin

Age: 33        Director since: 2017

Conduent securities owned: 5,161 DSUs

Occupation: Financial Analyst, Icahn Enterprises L.P.

Other Directorships: Federal-Mogul Holdings Corporation (2016-2017). Federal-Mogul is indirectly controlled by Carl C. Icahn.

Other Background: Mr. Nevin has served as a Financial Analyst at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since July 2015. Prior to that time, Nevin was employed by Jefferies LLC as a Research Analyst from 2014 to 2015 covering the Utilities sector. Nevin was also employed by JP Morgan Investment Bank in various roles from 2009 to 2015.

Mr. Nevin is a director selected by the Icahn Group pursuant to the Icahn Agreement. Mr. Nevin brings to the Board financial expertise.

Michael A. Nutter Age: 59 Director since: 2017 Conduent securities owned: 5,161 DSUs Occupation: Former Mayor, Philadelphia, Pennsylvania Other Directorships: None

Other Background: Mr. Nutter was elected Mayor of Philadelphia, Pennsylvania in 2007, serving from 2008 until the conclusion of his second term in 2016. During his tenure as Mayor of Philadelphia, Nutter served as President of the United States Conference of Mayors from 2012 until 2013. Since the conclusion of his second mayoral term, he has served as a member of the Homeland Security Advisory Council, as chairman of the Airbnb Mayor’s Advisory Council, as the inaugural David N. Dinkins Professor of Professional Practice in Urban and Public Policy at Columbia University and in various other advisory, academic and media commentary positions consistent with his longstanding commitment to public policy, government and civic life. Prior to entering politics, Mr. Nutter held various roles of increasing responsibility for the financial services firm Pryor, Counts & Co.

Mr. Nutter brings to the Board nearly 25 years of financial stewardship and leadership experience as an elected official and public manager.

William G. Parrett

Age: 71        Director since: 2017

Conduent securities owned: 5,161 DSUs

Occupation: Chairman of the Board, Conduent Incorporated; Retired Chairman of the Board and Chief Executive Officer, Deloitte Touche Tohmatsu

Other Directorships: Blackstone Group LP (since 2007); Eastman Kodak Company (since 2007); UBS AG (since 2008); Thermo Fisher Scientific Inc. (since 2008); GATE Corporation (2013-2015); United States Council for International Business (2005-2010); International Chamber of Commerce (2006-2008); US National Financial Services Industry Group (1995-1997)

Other Background: Mr. Parrett served as chief executive officer of Deloitte Touche Tohmatsu, a global accounting firm, from 2003 until his retirement in 2007. He joined Deloitte in 1967, and served in a series of roles of increasing responsibility, including Managing Partner of Deloitte & Touche USA LLP. Mr. Parrett has been chairman of Audit Committees for Blackstone Group LP, Eastman Kodak Company, UBS AG and Thermo Fisher Scientific Inc. He was also Chairman of the Board of Trustees for United Way of America, Chairman of United States Council for International Business and on the Executive Committee for the International Chamber of Commerce.

Mr. Parrett brings to the Board extensive global business experience, strong management skills and extensive knowledge of complex financial and operational issues, demonstrated by his experience as Chief Executive Officer of Deloitte Touche Tohmatsu. He also brings to the Board public company governance experience through his membership on boards of other public companies.

Virginia M. Wilson

Age: 62        Director since: 2017

Conduent securities owned: 5,161 DSUs

Occupation: Senior Executive Vice President and Chief Financial Officer, Teachers Insurance and Annuity Association (TIAA)

Other Directorships: None

Other Background: Ms. Wilson has been the Senior Executive Vice President and Chief Financial Officer of Teachers Insurance and Annuity Association (TIAA), a financial services organization that is a leading retirement provider for people who work in the academic, research, medical and cultural field, since 2010. Prior to joining TIAA, she was Executive Vice President and Chief Financial Officer of Wyndham Worldwide Corporation, the holding company for Wyndham Hotels & Resorts, RCI and other hospitality brands, from 2006 to 2009.

Ms. Wilson brings to the Board extensive financial experience, demonstrated by her role in overseeing financial management and planning, actuarial, tax, accounting, corporate services, sourcing and financial reporting functions for TIAA.

The Board recommends a vote

FOR

the election of the nine (9) Directors nominated by the Board

CORPORATE GOVERNANCE

The Company is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance and Finance Committees can be accessed through our website at www.conduent.com/corporate-governance. They are also available to any shareholder who requests them in writing addressed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board and our Code of Business Conduct and our Finance Code of Conduct for our officers on our website as promptly as practicable, and consistent with the requirements of applicable SEC and NYSE rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance, Corporate Governance Guidelines and committee charters.

The Spin-Off

In January 29, 2016, Xerox announced plans for the complete legal and structural separation (the “Spin-Off”) of the businesses constituting Xerox’s Business Processing Outsourcing business and related operations (the “BPS Business”) from Xerox. To effect the separation, Xerox undertook a series of internal transactions, following which the Company held, directly or through its subsidiaries, the BPS Business. The Spin-Off was completed by way of a pro rata distribution of Conduent shares held by Xerox to Xerox stockholders as of December 15, 2016, the Record Date for the Spin-Off (the “Distribution”). On January 3, 2017 the Company became an independent company traded under the symbol “CNDT” on the New York Stock Exchange (NYSE) after completion of the Spin-Off.

Douglas H. Marshall, Assistant Secretary of Xerox, served as an interim member of our Board prior to the Spin-Off.

Ms. Wilson was elected on December 12, 2016, to serve as independent director of the Company by Xerox, the sole stockholder of the Company. Upon her election, Ms. Wilson was also named by the Board as a member of the Company’s Audit, Compensation and Corporate Governance Committees, with her membership on the Corporate Governance and Compensation Committees terminating automatically as of 11:59 p.m. New York City time on December 31, 2016 (the “Effective Time”).

Effective as of the Effective Time, Mr. Marshall resigned as a member of the Board. Also effective as of the Effective Time, Xerox elected Ashok Vemuri, Paul Galant, Joie A. Gregor, Vincent J. Intrieri, Courtney Mather, Michael Nevin, Michael A. Nutter and William G. Parrett to serve as directors of the Company, with Mr. Parrett being designated as the Chairman of the Board.

Additionally, the following actions were announced on January 5, 2017: Ms. Gregor and Mr. Nevin were elected to serve as members of the Audit Committee, along with Ms. Wilson who was previously designated as the Chair of such committee; Ms. Gregor, Mr. Galant and Mr. Mather were elected to serve as members of the Compensation Committee, with Ms. Gregor being designated as the Chair of such committee; Mr. Nutter, Mr. Intrieri and Mr. Parrett were elected to serve as members of the Corporate Governance Committee, with Mr. Nutter being designated as the Chair of such committee; and Mr. Intrieri, Mr. Nutter, Mr. Parrett and Ms. Wilson were elected to serve as members of the Finance Committee, with Mr. Intrieri being designated as the Chair of such committee.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders and others (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the

Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company at Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. All submissions are reviewed by the Corporate Governance Committee. Recommendations received no earlier than November 11, 2017 and no later than December 11, 2017, will be considered for nomination at the 2018 Annual Meeting of Shareholders.

Board Leadership Structure

We believe that the most effective board structure is one that emphasizes Board independence and ensures that the Board’s deliberations are not dominated by management while also ensuring that the Board and senior management act with a common purpose and in the best interest of the Company. We believe this balance is achieved through the appointment of an independent Chairman of the Board. Accordingly, William G. Parrett serves as Chairman of the Board. Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors. Our Board is 89 percent comprised of directors who qualify as independent directors and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of policy at the Board level. You can find more information on board leadership structure in the Corporate Governance Guidelines posted on the Company’s website at www.conduent.com/corporate-governance.

Risk Oversight

Our Board has ultimate oversight responsibility for our Enterprise Risk Management (ERM) process. The Board oversees our ERM process primarily through the Audit Committee of the Board, which previews the ERM assessment and process for subsequent review by the Board. We are currently significantly modifying the ERM process as a result of the Spin-Off to make it better conform to the Company’s risk profile as a standalone enterprise. The new process will be intended to strengthen our risk-management capability and to assess, monitor, and manage all categories of business risk, including strategic, operational, compliance and financial reporting. The Company’s General Counsel is responsible for the Company’s ERM function through an ERM Manager that will interface with an Enterprise Risk Management Committee, which includes the Chief Financial Officer, General Counsel, Chief Information Officer, Chief Accounting Officer, Auditor, Chief Compliance Officer and Sector Presidents. The Enterprise Risk Steering Committee inspects risk mitigation plans and progress, identifies and addresses emerging risks, and shares mitigation best practices across the Company. Additionally, to ensure that ERM is integrated with our business management, the Company’s Management Committee monitors risk exposure and the effectiveness of how we manage these risks.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

1)	he or she satisfies the bright-line independence and other applicable requirements under the listing standards of the NYSE and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

2)	he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the NYSE Corporate Governance Rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

3)	in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

Our Board has determined that all of the nominees for election as directors are independent under the NYSE Corporate Governance Rules and our Corporate Governance Guidelines, with the exception of Ashok Vemuri, our Chief Executive Officer.

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See Certain Relationships and Related Person Transactions.

As a result of the aforementioned review, 89% of our nominees for election as directors are deemed to be independent.

Certain Relationships and Related Person Transactions

Agreements with Xerox

In order to govern the ongoing relationships between us and Xerox after the Spin-Off and to facilitate an orderly transition, we and Xerox entered into agreements providing for various services and rights following the Spin-Off, and under which we and Xerox will indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with Xerox.

Separation Agreement

We entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Xerox before the Distribution. The Separation Agreement sets forth our agreements with Xerox regarding the principal actions to be taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Xerox following the Spin-Off. In particular, the Separation Agreement generally provides that:

•	all of the assets of the BPS Business not already owned by us and owned by Xerox prior to the Distribution would be transferred to us;

•	all of the assets of the businesses and operations conducted by Xerox other than the BPS Business not already owned by Xerox and owned by us prior to the Distribution would be transferred to Xerox;

•	all of the liabilities (whether accrued, contingent or otherwise) of the BPS Business that were obligations of Xerox prior to the Distribution would be assumed by us;

•	certain liabilities and assets related to general corporate would be generally retained by or transferred to Xerox; and

•	all of the liabilities (whether accrued, contingent or otherwise) of the business and operations conducted by Xerox other than the BPS Business that were our obligations prior to the Distribution were assumed by Xerox.

Transfer of Assets and Assumption of Liabilities. The Separation Agreement indentifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from Xerox so that we and Xerox retain the assets of, and the liabilities associated with, our respective businesses. The Separation Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Xerox.

Internal Transactions. The Separation Agreement describes certain actions related to our separation from Xerox that occurred prior to the Distribution, including a total cash transfer by the Company to Xerox of approximately $1,820 million and a transfer by Xerox to the Company of certain assets (the “Internal Transactions”).

Cash Adjustment. So that the Company would be capitalized with $225 million of cash as of the Spin-Off, the Separation Agreement provided that to the extent the Company’s actual cash balance as of the Spin-Off was less than $225 million Xerox would make a payment following the Spin-Off to the Company equal to that shortfall and to the extent the Company’s actual cash balance as of the Spin-Off exceeded $225 million the Company would make a payment following the Spin-Off to Xerox equal to that excess. The Separation Agreement also provided that Xerox would transfer cash to the Company following the Spin-Off to the extent Xerox’s cash balance as of the Spin-Off, subject to certain adjustments, exceeded an agreed amount. These transfers have already occurred.

Intercompany Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and Xerox, on the other hand, terminated effective as of the Distribution, except specified agreements and arrangements that were intended to survive the Distribution.

Credit Support. We agreed to use reasonable best efforts to arrange, prior to the Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support currently provided by or through Xerox or any of its affiliates for the benefit of us or any of our affiliates.

Representations and Warranties. In general, neither we nor Xerox made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation Agreement and certain other ancillary agreements, all assets were transferred on an “as is,” “where is” basis.

Information in this Proxy Statement with respect to the assets and liabilities of the Company and Xerox following the Distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement and the ancillary agreements, unless the context otherwise requires. The Separation Agreement provides that, in the event that the transfer or assignment of certain assets or liabilities to the Company or Xerox, as applicable, did not occur prior to the Distribution, then until such assets or liabilities are able to be transferred or assigned, the Company or Xerox, as applicable, will hold such assets for the use and benefit of the other party and retain such liabilities for the account and at the expense of the other party, provided that the other party will reimburse the Company or Xerox, as applicable, for any payments made in connection with the holding of such assets or the retention of such liabilities.

Further Assurances. The parties will use reasonable best efforts to effect any transfers contemplated by the Separation Agreement that have not been consummated prior to the Distribution as promptly as practicable following the Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Distribution Date.

The Distribution. The Separation Agreement governs Xerox’s and our respective rights and obligations regarding the Distribution. Prior to the Distribution, Xerox delivered all the issued and outstanding shares of our common stock to the distribution agent. Following the Distribution Date, the distribution agent electronically delivered the shares of our common stock to Xerox shareholders based on the distribution ratio.

Exchange of Information. We and Xerox agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Xerox also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligations for an agreed period of time.

Release of Claims. We and Xerox each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution had been the other’s shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arose out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to exceptions set forth in the Separation Agreement.

Indemnification. We and Xerox each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Xerox’s respective businesses. The amount of either Xerox’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation Agreement also specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement (the “Transition Services Agreement”) with Xerox pursuant to which Xerox is providing the Company, and the Company is providing Xerox, with specified services for a limited time to help ensure an orderly transition following the completion of the Spin-Off. The Transition Services Agreement specifies the calculation of the costs for these services. The provider or recipient of a particular service is generally able to terminate that service prior to the scheduled expiration date in the event of the other party’s uncured material breach with respect to such service, and the recipient of a particular service may terminate such service for convenience, subject to a specified minimum notice period. The cumulative liability of each party in its capacity as service provider under the transition services agreement is limited to the aggregate amount paid to it for services under the agreement.

Tax Matters Agreement

We entered into a Tax Matters Agreement (the “Tax Matters Agreement”) with Xerox that governs the Company’s and Xerox’s rights, responsibilities and obligations after the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns.

With respect to taxes other than those incurred in connection with the Spin-Off (which are discussed below), the Tax Matters Agreement provides that the Company will generally indemnify Xerox for (1) any taxes of the Company and its subsidiaries for all periods after the Distribution and (2) any taxes of Xerox and its subsidiaries for periods prior to the Distribution to the extent attributable to Xerox’s BPS Business.

The Tax Matters Agreement generally provides that the Company will indemnify Xerox for any taxes resulting from the failure of certain steps of the Spin-Off to qualify for their intended tax treatment under U.S. federal income tax laws, where such taxes result from (1) untrue representations and breaches of covenants that the Company made and agrees to in connection with the Spin-Off (including representations the Company made in connection with a tax opinion received by Xerox and covenants containing the restrictions described below that are designed to preserve the tax-free nature of the Distribution), (2) the application of certain provisions of U.S. federal income tax law to the Spin-Off or (3) any other actions that the Company knows or reasonably should expect would give rise to such taxes. The Company is also required to indemnify Xerox for any taxes in excess of certain threshold amounts relating to certain steps of the Internal Transactions and resulting from breaches of covenants that the Company made and agrees to in connection with the Spin-Off. The Company and Xerox generally have joint control over any audit or other proceeding relating to the Spin-Off.

The Tax Matters Agreement imposes certain restrictions on the Company and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free nature of the Distribution. These restrictions apply for the two-year period after the Distribution. The Company is able to engage in an otherwise restricted action if the Company obtains appropriate advice from counsel (or a ruling from the IRS).

Employee Matters Agreement

We entered into an Employee Matters Agreement (the “Employee Matters Agreement”) with Xerox that addresses certain employment, compensation and benefits matters, including the allocation and treatment of certain assets and liabilities relating to our employees and the compensation and benefit plans and programs in which our employees participated prior to the Spin-Off, as well as certain other human resources, employment and employee benefit matters.

Following the Spin-Off, we generally remain responsible for any employment-related liabilities that relate to individuals who were employed by us at the time the event giving rise to the liability arose (whether before or after the Spin-Off). In addition, we assumed responsibility for any change in control, severance or other individual agreements that our employees entered into with Xerox prior to the Spin-Off.

We are responsible for annual bonus payments for our employees for the year in which the Spin-Off occurred, and Xerox will reimburse us for the full amount of any such bonuses that we pay to individuals who transferred to us from Xerox in connection with the Spin-Off. Likewise, Xerox is responsible for annual bonus payments for Xerox employees for the year in which the Spin-Off occurred, and we will reimburse Xerox for the full amount of any such annual bonuses that Xerox pays to individuals who transferred to Xerox from us in connection with the Spin-Off.

Following the Spin-Off, we generally provide coverage for our employees under our health, welfare and other benefit plans, and we remain responsible for all liabilities incurred under our health, welfare and other benefit plans prior to the Spin-Off. Xerox remains responsible for all liabilities incurred under its health, welfare and other benefit plans prior to the Spin-Off, including any that relate to our employees.

With certain exceptions relating to plans maintained outside the United States, the Company’s employees participate under the Company’s benefit plans, and Xerox remains responsible for any liabilities accrued by our employees under Xerox’s qualified and nonqualified pension plans, and we remain responsible for any liabilities accrued by Xerox employees under our nonqualified pension plans. Following the Spin-Off, our employees were permitted to elect to rollover their account balances under Xerox’s 401(k) plan to our 401(k) plan, and Xerox employees were permitted to elect to rollover their account balances under our 401(k) plan to Xerox’s 401(k) plan.

In the case of any of our employees who participated in Xerox’s U.S. tax qualified pension plan prior to the Spin-Off and were within one year of age 55 or 30 years of vesting service at the time of the Spin-Off, Xerox will recognize up to one year of service by such employees with us and up to one year of age attained by such employees after the Spin-Off in order to bridge such employees into early retirement under such plans, subject to the employee’s continued service with us during the relevant period following the Spin-Off.

Intellectual Property Agreement

We entered into an Intellectual Property Agreement (the “Intellectual Property Agreement”) with Xerox pursuant to which all of the intellectual property rights of the BPS Business and the liabilities relating to, arising out of or resulting therefrom not already owned by the Company and owned by Xerox prior to the Spin-Off were transferred to the Company.

Xerox also granted the Company certain irrevocable, non-exclusive, worldwide, sublicensable (only in specified circumstances) and royalty-free licenses to certain of Xerox’s intellectual property used in the BPS Business for use in the Company’s field. The license to the Company is transferable generally with any sale or transfer of a business of the Company that utilizes Xerox’s intellectual property.

The Company also granted back to Xerox certain irrevocable, non-exclusive, worldwide, sublicensable (only in specified circumstances) and royalty-free licenses to certain of the Company’s intellectual property for use in Xerox’s field. The license to Xerox is transferable generally with any sale or transfer of a Xerox business that utilizes the Company’s intellectual property.

Trademark License Agreement

We entered into a Trademark License Agreement (the “Trademark License Agreement”) with Xerox pursuant to which Xerox granted the Company a fully paid-up, royalty free, non-sublicenseable, non-exclusive license to use certain of Xerox’s trademarks, trade names and service marks in connection with the sale, provision, marketing, performance and promotion of the products, services and offerings of the BPS Business as it existed immediately prior to the Distribution. The term of the license is 12 months following the Spin-Off, which may be extended to 18 months if requested by the Company and approved by Xerox (in its sole discretion). The Company is not permitted to assign its rights to the licensed marks, except with the prior written consent of Xerox.

Ongoing Commercial Agreements

In addition to the above agreements, we are also currently party to various other agreements with Xerox and its subsidiaries, including those relating to real estate, that are intended to continue post-Distribution subject to their existing terms or terms and conditions to be negotiated and agreed to. We do not consider these agreements to be material.

Other Arrangements

Prior to the Spin-Off, we have had various other arrangements with Xerox, including arrangements whereby Xerox performed various corporate functions for us, including, but not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology, marketing and communication, internal audit and other shared services. As described in more detail in “—Separation and Distribution Agreement” above, these arrangements, other than those contemplated pursuant to the Transition Services Agreement, were generally terminated in connection with the Spin-Off. We do not consider these arrangements with Xerox to be material.

Exchange Agreement

On October 27, 2016, Xerox and the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Mr. Darwin Deason, who is the beneficial owner of more than five percent of our Common Stock. Pursuant to the terms of the Exchange Agreement, on the Distribution Date Xerox transferred 180,000 shares of Xerox Series B Convertible Perpetual Preferred Stock, par value $1.00 per share, and 120,000 shares of Conduent Series A Convertible Perpetual Preferred Stock, par value $0.01 per share, to Mr. Deason in exchange for all of Mr. Deason’s shares of Xerox Series A Convertible Perpetual Preferred Stock, par value $1.00 per share.

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.

No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

Certain Employment Arrangements

We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. In 2016, we did not have any non-executive employees who were employed by the Company or one of its subsidiaries who received more than $120,000 in annual compensation (salary, incentive cash awards, equity awards and commissions) and are related to our current executive officers, including executive officers who are also directors.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board has four standing committees: Audit, Compensation, Corporate Governance and Finance. Set forth below is a list of the committees of our Board, a summary of the responsibilities of each committee, the number of committee meetings held during 2016 for each committee and a list of the members of each committee.

Audit Committee (0 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Audit Committee include:

•	directly appoint, compensate, retain and oversee the work of our independent auditor

•	oversee the integrity of the Company’s financial statements;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	oversee the Company’s risk assessment policies and practices, including the ERM process, and preview the ERM assessment and process for subsequent review by the Board;

•	assess independent auditors’ qualifications and independence;

•	assess performance of the Company’s independent auditors and the internal audit function;

•	review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K; and

•	review and approve the Company’s code of business conduct and ethics.

The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement beginning on page 64.

Members: Joie A. Gregor; Michael Nevin; and Virginia M. Wilson

Chair: Ms. Wilson

The Board has determined that (1) all of the members of the Audit Committee are independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and NYSE Corporate Governance Rules and are financially literate and (2) Ms. Wilson and Mr. Nevin are “audit committee financial experts,” as defined in the applicable SEC rules. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee (0 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Compensation Committee include:

•	oversee development and administration of the Company’s executive compensation plans;

•	set the compensation of the CEO and other executive officers;

•	review and approve the performance goals and objectives with respect to the compensation of the CEO and other executive officers;

•	oversee the evaluation of the CEO and other executive officers;

•	have sole authority to retain and terminate the consulting firms engaged to assist the Compensation Committee in the evaluation of the compensation of the CEO and other executive officers;

•	be directly responsible for oversight of the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company;

•	conduct an independence assessment of any compensation consultants, including consideration of the six independence factors required under SEC rules and NYSE listing standards; and

•	review and approve employment, severance, change-in-control, termination and retirement arrangements for executive officers.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (CD&A) with management, and has recommended to the Board that the CD&A be included in this Proxy Statement (beginning on page 25) and incorporated by reference in the Company’s 2016 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 51 of this Proxy Statement.

The Compensation Committee has not delegated its authority for compensation for executive officers. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO to grant equity awards to employees who are not executive officers. The CEO is also responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Executive Vice President & Chief Human Resources Officer. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer attends Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.

The Compensation Committee has retained F.W. Cook as an independent consultant to the Compensation Committee. F.W. Cook provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2016, the Compensation Committee determined that F.W. Cook’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed on page 30 of this Proxy Statement.

Members: Paul Galant; Joie A. Gregor; and Courtney Mather

Chair: Ms. Gregor

The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and NYSE Corporate Governance Rules. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as defined in Section 162(m) of the Code. Virginia M. Wilson, who served on the Compensation Committee until December 31, 2016, satisfied the foregoing independence standards during her time as a member of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee (0 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Corporate Governance Committee include:

•	identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;

•	advise the Board regarding Board composition, procedures and committees;

•	develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;

•	review significant environmental and corporate social responsibility matters;

•	administer the Company’s Related Person Transactions Policy;

•	evaluate and recommend director compensation to the Board; and

•	oversee the annual Board and committee evaluation processes.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Vincent J. Intrieri; Michael A. Nutter; and William G. Parrett

Chair: Mr. Nutter

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules. Virginia M. Wilson, who served on the Compensation Committee until December 31, 2016, satisfied the foregoing independence standards during her time as a member of the Corporate Governance Committee.

Finance Committee (0 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Finance Committee are:

•	review the Company’s cash position, capital structure, status of credit ratings and strategies, financing strategies and insurance coverage and report to the full Board with respect thereto as appropriate;

•	review and make recommendations to the management and the full Board as appropriate with respect to the Company’s dividend policy and capital allocation policy;

•	review the adequacy of the funding of the Company’s funded retirement plans and welfare benefits plans (other than those plans maintained pursuant to a collective agreement that names the Joint Administrative Board as the governing plan fiduciary) in terms of the Company’s corporate purposes;

•	conduct annually an evaluation of the Finance Committee’s own performance and, in light of this, consider changes in its membership, charter or procedures;

•	review the Company’s policy on derivatives; and

•	approve, at least annually, whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization in reliance on the exemptions provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder (the “Dodd Frank Act”).

•	Review and approve the three year strategic plan and the annual capital budget

•	Review and approve (1) acquisitions in excess of $75M or involving the issuance of company stock and (2) dispositions of assets or stock of a subsidiary in excess of $50M.

Members: Vincent J. Intrieri; Michael A. Nutter; William G. Parrett; and Virginia M. Wilson

Chair: Mr. Intrieri

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Board and Committee Meetings; Annual Meeting Attendance

Attendance: As a subsidiary of Xerox until consummation of the Spin-Off in December 2016, we did not hold an annual meeting of shareholders or any Board or committee meetings in 2016.

Annual Meeting Attendance Policy: The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Annual Director Compensation

Prior to the Spin-Off, our Board adopted a compensation program for our non-employee directors effective beginning January 1, 2017 upon the completion of the Spin-Off. The following table shows the compensation paid by Conduent for the fiscal year ended December 31, 2016 to its non-employee directors. Other than Ms. Wilson, our non-employee directors did not receive compensation for their service in 2016. Ashok Vemuri, Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. Vemuri as an employee is shown in the 2016 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Virginia M. Wilson	$4,375(A)	$4,375

(A)	Ms. Wilson, who was appointed to the Board on December 12, 2016 and was paid a pro-rated portion of the annual cash retainer in the amount of $4,375.

Cash Compensation

Under the program, non-employee directors will receive $80,000 per year as an annual cash retainer for their service on the Board. In addition, non-employee directors will receive additional retainers for the following roles:

•	The Non-Executive Chairman will receive $125,000 per year and the Lead Independent Director will receive $32,500 per year (it is not expected that the Company will have both a Non-Executive Chairman and a Lead Independent Director serving at the same time);

•	The Chair of the Audit Committee will receive $25,000 per year and each other member of the Audit Committee will receive $15,000 per year;

•	The Chair of the Compensation Committee will receive $20,000 per year and each other member of the Compensation Committee will receive $12,000 per year; and

•	The Chair of the Corporate Governance Committee will receive $15,000 per year and each other member of the Corporate Governance Committee will receive $10,000 per year.

•	The Chair of the Finance Committee will receive $15,000 per year and each other member of the Finance Committee will receive $10,000 per year.

All directors will also be reimbursed for reasonable expenses incurred in connection with service on the Board or any of its Committees.

Equity Compensation

Under the program, each non-employee director will be automatically eligible for annual equity award grants in the form of DSUs under the Director Equity Plan with a grant-date fair value of approximately $145,000. DSUs are a bookkeeping entry that represents the right to receive one share of our common stock at a future date. DSUs are vested on the date of grant and include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of our common stock would be entitled to receive in dividends.

SECURITIES OWNERSHIP

Ownership of Company Securities (1)

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2016, except as set forth below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Principal Shareholders	Mr. Carl C. Icahn (2) c/o Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	19,806,000	9.8%
	Mr. Darwin A. Deason (3) 5956 Sherry Ln. Dallas, TX 75225	12,349,738	6.1%

(1)	The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Icahn, the most recent Schedule 13D/A) filed by the named entity with the SEC.

(2)	Based on a Schedule 13D filed with the SEC on January 9, 2017 by Carl C. Icahn.

Represents shares of Conduent common stock held by the following group of entities associated with Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”)(collectively, the “Reporting Persons”). The principal business address of (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

High River has sole voting power and sole dispositive power with regard to 3,961,200 shares of Conduent common stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Conduent common stock. Icahn Master has sole voting power and sole dispositive power with regard to 6,563,018 shares of Conduent common stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Conduent common stock. Icahn Partners has sole voting power and sole dispositive power with regard to 9,281,782 shares of Conduent common stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Conduent common stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Conduent common stock which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Conduent common stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of Conduent common stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Conduent common stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of Conduent common stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Conduent common stock for all other purposes.

(3)	Based on a Schedule 13G filed with the SEC on January 30, 2017 by Darwin A. Deason. Mr. Deason has sole voting power and sole dispositive power for 12,349,738 shares of Conduent common stock and has no shared voting power or shared dispositive power for any shares of Conduent common stock.

Shares of Common Stock of the Company owned beneficially by the directors and nominees for director, each of the current executive officers named in the Summary Compensation Table and all directors and current executive officers as a group, as of February 28, 2017, were as follows:

Name of Beneficial Owner	Amount Beneficially Owned
Ashok Vemuri	0
David Amoriell	13,182
Jay Chu	4,956
Jeffrey Friedel	0
Paul Galant	5,161
Joie A. Gregor	5,161
Connie L. Harvey*	0
Vincent J. Intrieri	5,161
Courtney Mather	5,161
Michael Nevin	5,161
Michael A. Nutter	5,161
William G. Parrett	5,161
James Michael Peffer	4,851
Kevin Warren	0
Susan A. Watts*	0
Brian Webb-Walsh	2,884
Virginia M. Wilson	5,161
Robert K. Zapfel	8,000
All directors and executive officers as a group (18)	75,161

*	As of December 31, 2016, the most recent practicable date.

Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially owned less than 1% of the aggregate number of shares of Common Stock outstanding as of February 28, 2017. The amount beneficially owned by all directors and executive officers as a group also amounted to less than 1%.

Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules. Shares of Common Stock which executive officers and directors had a right, within 60 days of February 28, 2017, to acquire upon the exercise of options or rights or upon vesting of performance shares, DSUs or restricted stock units are included. Shares held in a grantor retained annuity trust or by family members and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All these are counted as outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned by such person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act (“Section 16”) requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Directors, executive officers and greater than ten percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16 reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors and executive officers that were required to be filed under Section 16 during the fiscal year ended December 31, 2016 were timely filed, except for Paul Galant, Joie A. Gregor, Vincent J. Intrieri, Courtney Mather, Michael Nevin, Michael A. Nutter and William G. Parrett, who each had a late Form 3 filing.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Since Xerox Services (which became Conduent Inc.) was a subsidiary of Xerox until the completion of the Spin-Off on December 31, 2016, our employees participated in the compensation and benefit programs of Xerox and its subsidiaries in fiscal year 2016. Therefore, except as otherwise indicated, the compensation arrangements and benefit programs discussed in this Compensation Discussion & Analysis (“CD&A”) are those of Xerox. As used below, “Xerox Services” includes the BPO Business and Xerox’s Document Outsourcing business. Executive compensation decisions following the Spin-Off are made by the Conduent Compensation Committee.

Named Executive Officers

The executives whose compensation is discussed in this CD&A (referred to as our “named executive officers”) and their respective titles for fiscal year 2016 are:

Ashok Vemuri	Executive Vice President, Chief Executive Officer, Xerox Services
Brian Webb-Walsh	Senior Vice President and Chief Financial Officer, Xerox Services
Kevin Warren	President, Commercial Business Group, Xerox Services
Connie L. Harvey	Chief Operating Officer, Healthcare Business Group, Xerox Services
Susan A. Watts	Chief Operating Officer, Global Capabilities, Xerox Services
Robert K. Zapfel	Former Executive Vice President, President, Xerox Services

Mr. Vemuri assumed the role of Chief Executive Officer of Xerox Services effective July 1, 2016, and he assumed the role of Chief Executive Officer of Conduent upon the completion of the Spin-Off. In September 2016, Mr. Webb-Walsh entered into a letter agreement with Xerox to provide that he would become a Corporate Officer of Xerox, effective October 1, 2016, and our Senior Vice President and Chief Financial Officer, effective upon the completion of the Spin-Off. On December 31, 2016, Mr. Zapfel ceased active employment with Xerox in connection with organizational changes relating to the Spin-Off. In 2016, Mr. Warren was employed by Xerox Services and was an executive officer of Conduent. He became an employee of Xerox, effective January 1, 2017.

This CD&A will be subject to an advisory say-on-pay vote at the Annual Meeting, and we will also conduct an advisory say-on-frequency vote at the Annual Meeting. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our shareholders and understanding their views. The Conduent Compensation Committee intends to consider the outcome of future say-on-pay votes when making future compensation decisions for our named executive officers.

Linking Pay to Performance

We structure our compensation to attract and retain first-class executive talent, reward past performance and motivate future performance. The Xerox executive compensation program described in this CD&A was designed to pay for performance and the creation of long-term shareholder value, and to align executive compensation with its business strategy. Accordingly, we reward our executive officers when we achieve short- and long-term performance objectives and scale down compensation when we do not achieve those objectives. When determining payouts under the short-term incentive program, the Compensation Committee of the Xerox Board of Directors (the “Xerox Compensation Committee”) and the Conduent Compensation Committee consider the quality of the performance results from enterprise and individual perspectives, while taking into account alignment with shareholder interests.

Summary of 2016 Compensation Actions

The primary elements of the executive compensation program for our named executive officers are:

•	base salary

•	short-term incentives

•	long-term incentives

•	pension and savings plans

•	perquisites and personal benefits

•	change-in-control benefits

The Xerox Compensation Committee made several decisions regarding Mr. Vemuri’s and Mr. Zapfel’s compensation, and Ursula M. Burns, Chief Executive Officer of Xerox (the “Xerox CEO”), generally in consultation with Mr. Zapfel and Mr. Vemuri, made decisions regarding the compensation of our other named executive officers in 2016, as summarized below. Since Mr. Vemuri and Mr. Zapfel were executive officers of Xerox for 2016, the Xerox Compensation Committee was responsible for decisions regarding their compensation, as provided in its charter. Decisions regarding their compensation were recommended by the Xerox Compensation Committee and approved by the Conduent Compensation Committee. Since our other named executive officers were not executive officers of Xerox, the Xerox CEO, generally in consultation with Mr. Zapfel and Mr. Vemuri, were responsible for decisions regarding their compensation consistent with the overall design of the Xerox executive compensation program. Decisions regarding final payment of compensation were approved by the Conduent Compensation Committee, generally in consultation with Mr. Vemuri.

Base Salaries

In connection with his promotion to Corporate Officer of Xerox, effective October 1, 2016, and Senior Vice President and Chief Financial Officer of Conduent, effective upon the completion of the Spin-Off, Mr. Webb-Walsh’s base salary was increased from $295,000 to $450,000, effective October 1, 2016. Mr. Warren’s and Ms. Harvey’s base salaries were increased from $450,000 to $495,000 and from $525,000 to $536,000, respectively, effective April 1, 2016, in connection with their annual merit review, as a result of individual contributions to the Company. The base salaries for our other named executive officers for 2016 were unchanged from 2015. For further information regarding base salaries, see “2016 Compensation for the Named Executive Officers—Base Salary.”

Short-Term Incentives

All of our named executive officers participated in the Xerox Annual Performance Incentive Program (“APIP”). The 2016 performance measures and weightings for Mr. Vemuri and Mr. Zapfel were adjusted EPS (20%), constant currency revenue growth (20%), operating cash flow (20%) and an assessment by the Xerox CEO and the Xerox Board of Directors of the successful completion to the Spin-Off (the “separation performance measure”) (40%) (referred to collectively as “Xerox Corporate” performance goals). The separation performance measure is given greater weighting to emphasize the challenges, effort and focus required for a successful completion of the Spin-Off. Performance for 2016 with respect to adjusted EPS was at $1.13, constant currency revenue growth was at (4)% and operating cash flow was at $1.293B. Based on the successful completion of the Spin-Off as intended on December 31, 2016, it was determined that the payout factor for the separation performance measure would be 1.0. Xerox senior management recommended to the Xerox Compensation Committee an overall payout factor of .93 that reflected Company performance results for all four measures. Following the certification of performance for 2016 by the Xerox Compensation Committee, the Compensation Committee certified achievement of the 2016 performance goals and the overall payout factor on March 6, 2017, based on the achievement and overall payout factor approved by the Xerox Compensation Committee.

The 2016 performance measures and weightings for Mr. Webb-Walsh and Ms. Watts were performance profit (35%), constant currency revenue growth (20%) and free cash flow (20%) for Xerox Services and the Xerox Corporate performance goals described above (25%). The 2016 performance measures and weightings for Mr. Warren were operating profit (35%), constant currency revenue (20%) and free cash flow (20%) for Xerox Services – Commercial and Xerox Corporation performance goals (25%). The 2016 performance measures and weightings for Ms. Harvey were operating profit (35%), constant currency revenue (20%) and cash collection as a percent of revenue (20%) for Xerox Services – Healthcare and Xerox Corporate performance goals (25%). In other words, 75% of the 2016 performance measures and weightings for our named executive officers other than Mr. Vemuri and Mr. Zapfel were based on performance measures related to Xerox Services or their applicable business unit, and the remainder were based on Xerox Corporate performance goals. For our named executive officers other than Mr. Vemuri and Mr. Zapfel, the 2016 weightings for the Xerox Corporate performance goals were adjusted EPS (5%), constant currency revenue growth (5%), operating cash flow (5%) and the separation performance measure (10%).

In connection with his promotion to Corporate Officer of Xerox, effective October 1, 2016, and Senior Vice President and Chief Financial Officer of Conduent, effective upon the completion of the Spin-Off, Mr. Webb-Walsh’s bonus target was increased from 50% to 75%, effective October 1, 2016. For additional information regarding short-term incentives, see “2016 Compensation for the Named Executive Officers—Short-Term Incentives.”

Long-Term Incentives

Because of the difficulty in setting three-year performance goals that would appropriately take into account the Spin-Off, for 2016, the Xerox Compensation Committee made a determination to replace the typical three-year performance award program with a transitional E-LTIP program in which 50% of the award was based on both service-based vesting conditions and achieving one-year performance goals measured for the fiscal year ending December 31, 2016 and 50% would be solely subject to service-based vesting conditions. The grant date for both portions of this award was July 1, 2016 and all earned shares will vest three years from the grant date. The 2016 performance measures and weightings for the portion of the award granted as performance shares were the same as the 2015 E-LTIP: adjusted EPS (50%), revenue growth (30%) and adjusted operating cash flow (20%) measured for fiscal 2016 performance only.

Based on a review conducted in 2015 of peer group total target compensation from the prior four years and trends in long-term incentive compensation over time, the target grant date value of the award for Mr. Zapfel was reduced to better align with his internal peers.

In addition, Mr. Warren, Ms. Harvey and Ms. Watts each received a special grant of restricted stock units (“RSUs”) on January 1, 2016 in order to incentivize retention of our key executive talent. In connection with his promotion to Corporate Officer of Xerox, effective October 1, 2016, and Senior Vice President and Chief Financial Officer of Conduent, Mr. Webb-Walsh received a special grant of RSUs. Vesting of the RSUs generally requires continued employment through the third anniversary of the grant date and would be forfeited upon earlier termination of employment, except for in limited cases such as (x) death, upon which the RSUs vest in full, or (y) disability, an involuntary termination without cause or termination following retirement eligibility, in which case a pro-rata portion of the RSUs would vest.

As a result of the Spin-Off, each outstanding Xerox equity award held by an individual who was an employee of Conduent following the Spin-Off (including each of our named executive officers other than Mr. Warren and Mr. Zapfel) were converted entirely into an award with respect to Conduent Common Stock, and each outstanding Xerox equity award held by an individual who was an employee (including Mr. Warren) or a former employee (including Mr. Zapfel) of Xerox following the Spin-Off remained an award with respect to Xerox Common Stock. In each case, the award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original Xerox equity award. Following this adjustment, each 2013 E-LTIP award, 2014 E-LTIP award and 2016 E-LTIP award remained subject to the same vesting conditions as prior to the Spin-Off, and each 2015 E-LTIP award was additionally adjusted based on actual performance achieved through December 31, 2016 for 2/3 of the award, and based on target performance for the remainder of the award, and will otherwise remain subject to time- based vesting through the award’s original vesting date, except for in limited cases such as (x) death, upon which the awards vest in full, or (y) disability, an involuntary termination without cause or termination following retirement eligibility, in which case a pro-rata portion of the awards would vest based on actual achievement of the applicable performance measures or (z) involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason following a change in control of the Company, upon which the awards vest in full at target performance.

For additional information regarding long-term incentives, see the section entitled “2016 Compensation for the Named Executive Officers—Long-Term Incentives.” Additional information and the amount of the estimated payments and benefits payable to the named executive officers assuming a change in control of Conduent and a qualifying termination of employment is presented in the “Potential Payments Upon Termination or Change in Control” table.

Separation Incentive Award Program

In light of the challenges of the Spin-Off, the Xerox Compensation Committee felt it was beneficial to Xerox and Conduent and their respective shareholders to provide a special separation incentive award program for select executives key to the success of the Spin-Off (including Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts. Under this program, the Xerox Compensation Committee approved cash separation incentive awards to be paid on the one-year anniversary of the Spin-Off. These cash awards will be paid if they remain an employee of Xerox or Conduent, as applicable, on the payment date or if their employment is terminated not for cause or upon death. For additional information regarding the separation incentive awards, see the subsection of “2016 Compensation for the Named Executive Officers” —entitled “Separation Incentive Award Program.”

Total Compensation

Complete compensation information for our named executive officers appears in the “Summary Compensation Table.” The following table shows annual base salary (as December 31, 2016 subject to the footnotes below) target and actual short-term incentive (APIP), and annual target long-term incentive (E-LTIP) compensation for 2016.

Executive	Base Salary		Target Short-Term Incentive (% of Salary)		Actual Short-Term Incentive (% of Target)	Target Long- Term Incentive (Grant Date Value on 7/1/16) (1)
Ashok Vemuri	$500,000	(2)	150%		93%	$2,500,000
Brian Webb-Walsh	$333,750	(3)	50%/75	% (4)	93%/100%	$ 239,254
Kevin Warren	$483,750	(5)	75%		93%	$1,490,950
Connie L. Harvey	$533,250	(6)	75%		40%	$ 159,975
Susan A. Watts	$600,000		75%		40%	$ 180,000
Robert K. Zapfel	$800,000		100%		93%	$3,000,000

(1)	The table does not reflect the following awards: (a) separation incentive awards described above for Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts, (b) special January 1, 2016 RSU awards for Mr. Warren, Ms. Harvey and Ms. Watts, the RSU award granted in connection with Mr. Webb-Walsh’s promotion on October 1, 2016 or (c) Mr. Vemuri’s sign-on awards, as described below under Named Executive Officers with Unique Compensation Arrangements.

(2)	Mr. Vemuri’s annual base salary was $1,000,000 for 2016. Mr. Vemuri’s earned base salary was $500,000 for 2016 since he was hired effective July 1, 2016.

(3)	Effective October 1, 2016, Mr. Webb-Walsh’s annual base salary was increased from $295,000 to $450,000 in connection with his promotion to Corporate Officer of Xerox and, effective upon the completion of the Spin-Off, Senior Vice President and Chief Financial Officer of Conduent.

(4)	Effective October 1, 2016, Mr. Webb-Walsh’s target was increased from 50% to 75% in connection with his promotion.

(5)	Effective April 1, 2016, Mr. Warren’s annual base salary was increased from $450,000 to $495,000 in connection with his annual merit review, as a result of individual contributions to the Company.

(6)	Effective April 1, 2016, Ms. Harvey’s annual base salary was increased from $525,000 to $536,000 in connection with her annual merit review, as a result of individual contributions to the Company.

XEROX EXECUTIVE COMPENSATION PRINCIPLES

The following core principles reflected Xerox’s philosophy with respect to executive compensation in fiscal year 2016. These principles, established and refined from time to time by the Xerox Compensation Committee, are intended to promote improved financial performance, to hold Xerox’s senior executives personally accountable for the performance of the business units, divisions or functions for which they are responsible and to motivate Xerox’s senior executives to collectively make decisions about Xerox that will deliver enhanced value to shareholders over the long term.

GOVERNANCE OF THE XEROX EXECUTIVE COMPENSATION PROGRAM

Oversight

In 2016, the Xerox Compensation Committee administered the executive compensation program on behalf of the Xerox Board of Directors and the Xerox shareholders for certain executive officers of Xerox, including Mr. Vemuri and Mr. Zapfel. The Xerox CEO administered the executive compensation program for our other named executive officers. Since the completion of the Spin-Off, the Conduent Compensation Committee has administered the executive compensation program for our named executive officers. The members of the Conduent Compensation Committee are Paul Galant, Joie A. Gregor and Courtney Mather. All members of the Conduent Compensation Committee are independent directors in accordance with applicable NYSE standards, including heightened independence requirements for Compensation Committee members. Their biographies appear beginning on page 6 of this Proxy Statement.

In connection with the Spin-Off, our Board adopted a Conduent Compensation Committee charter, effective upon completion of the Spin-Off, under which the Compensation Committee has the authority to retain an independent advisor for the purpose of reviewing and providing guidance related to executive compensation programs. The Compensation Committee’s responsibilities are discussed beginning on page 19 of this Proxy Statement. A complete description of the Compensation Committee’s responsibilities and functions appears in its charter, which can be found on our website at www.conduent.com/corporate-governance.

Independent Consultant

The Xerox Compensation Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (the “Consultant”), to assist with its responsibilities. The Consultant reports only to the Xerox Compensation Committee and has not performed any other work for Xerox or Conduent since being retained as an independent consultant to the Xerox Compensation Committee. As provided in its charter, the Xerox Compensation Committee has the authority to determine the scope of the Consultant’s services and may terminate the Consultant’s engagement at any time.

During 2016, the Consultant provided the following services:

•	regularly updated the Xerox Compensation Committee on trends in executive compensation, including providing proactive advice on emerging trends and best practices;

•	reviewed officer compensation levels and Xerox’s overall performance compared to a peer group made up of organizations with which Xerox is likely to compete for executive expertise, and/or share with Xerox a similar business model in one or more areas;

•	reviewed incentive compensation designs for short-term and long-term programs;

•	advised the Xerox Compensation Committee on peer group companies for pay and performance comparisons;

•	conducted a competitive compensation analysis of director compensation;

•	reviewed the Compensation Discussion and Analysis and related compensation tables for the Xerox proxy statement on Schedule 14A, filed with the SEC;

•	reviewed Xerox Compensation Committee meeting materials with Xerox management before distribution;

•	attended Xerox Compensation Committee meetings, including meetings in executive session, as requested by the Xerox Committee chair;

•	offered independent analysis and input on Xerox CEO compensation; and

•	advised on Spin-Off-related compensation actions and executive leadership structure.

Best Practices

The Xerox Compensation Committee regularly reviews executive compensation best practices and makes changes to Xerox’s programs as appropriate.

Xerox’s program reflects many best practices as follows:
What Xerox Does:
• Xerox emphasizes pay for performance in order to align executive compensation with its business strategy and promote the creation of long-term shareholder value.
• Xerox equity awards typically are granted 100% in performance shares with three-year cliff vesting.
• Xerox stock plans have double trigger vesting upon a change in control. Outstanding equity awards do not automatically vest upon a change in control but rather require a qualifying termination.

•  Xerox has clawback provisions to enable Xerox and Conduent to recover certain short- and long-term incentives, non-qualified pension benefits, if any, and salary continuance paid to certain executive officers in the event of material noncompliance with financial reporting requirements resulting in an accounting restatement (based on the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and to enable Xerox to recover certain short and long-term incentives in the event of activity that is detrimental to Xerox.

• Xerox’s executives (including our named executive officers) are subject to stock ownership and post-retirement stock holding requirements.

•  Xerox and Conduent have non-compete and non-solicitation agreements with certain key employees (where permissible under local law) that prohibit those employees from competing against Xerox and from soliciting Xerox customers or current employees during their employment and for a certain period of time after leaving their positions.

What Xerox Does Not Do:
• Xerox offers very limited perquisites and does not pay tax gross-ups on perquisites.
• Xerox does not gross up for excise tax in its change-in-control severance agreements.
• The Xerox Compensation Committee’s independent consultant does not perform any other services for Xerox.
• Xerox’s executives (including our named executive officers) may not hedge or pledge Xerox stock.
• Xerox does not provide employment agreements (other than in connection with new hire arrangements) or excessive change-in-control severance arrangements for executive officers.

Risk Assessment

The Conduent Compensation Committee believes that its programs encourage positive behavior while balancing risk and reward, consistent with the interests of its shareholders. Conduent management conducts risk assessments each year and presents the findings to the Conduent Compensation Committee. Based on the Xerox assessment of programs covering its employees and executives for 2016, the Conduent Compensation Committee determined that its compensation plans, programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on Conduent. The Xerox assessment included reviews of internal controls, clawback provisions (including those for engaging in detrimental activity), ownership requirements, overlapping performance periods and vesting schedules, the balance of short- and long-term incentives and performance goals which are tied to multiple financial metrics. Because the 2016 programs covering its employees and executives for 2016 were extensions of the programs at Xerox, the Conduent has not performed an additional risk assessment for the 2016 programs.

PROCESS FOR SETTING COMPENSATION

Competitive Market Information

In 2016, the Xerox Compensation Committee received a report comparing the compensation of Mr. Zapfel and Mr. Vemuri with the compensation of the comparable named executive officers of the companies in Xerox’s peer group. This comparison includes peer group compensation data from the most recent proxy statements for these elements of pay:

•	base salary;

•	short-term incentives;

•	total cash compensation (base salary plus short-term incentives);

•	long-term incentives; and

•	total compensation (total cash compensation plus long-term incentives).

The Xerox Compensation Committee reviewed the peer group total target compensation (including the individual elements noted above) for Mr. Zapfel, Mr. Vemuri, and Xerox’s other named executive officers. The Xerox Compensation Committee used the median as the primary competitive reference point, but does not use that data as a specific benchmark or to match a specific percentile of the market. The competitive peer group market data is prepared, analyzed and presented to the Xerox Compensation Committee by the Consultant. FW Cook also presented a broader set of survey data, as prepared by Mercer, the Consultant to Xerox management in 2016.

In 2016, the Consultant also conducted an analysis of actual compensation for Mr. Vemuri, Mr. Zapfel and Xerox’s other named executive officers and Xerox’s overall performance compared to actual compensation and performance of the peer group companies. The Xerox Compensation Committee reviewed Xerox’s performance in relation to the peer group (including total shareholder return compared to the Xerox peer group, the S&P 500 and an industry group composed of companies in the S&P 500 IT Index) when setting compensation for Mr. Vemuri, Mr. Zapfel and Xerox’s other named executive officers.

Xerox Services Survey Data

The Consultant also presents a broader set of survey data, as prepared by Mercer. In 2016, Mercer prepared a market pricing analysis to assist the Xerox CEO in determining the compensation of our named executive officers other than Mr. Vemuri and Mr. Zapfel. The analysis used data from the following survey sources: the Towers Watson 2014 CDB General Industry Executive Compensation Survey; Frederic W. Cook 2014 Survey of Long-Term Incentives; Mercer 2015 US Executive Remuneration Suite; and the Aon Hewitt TCM Executive Survey. The median in the survey data for the particular role is used as the primary competitive reference point by the Xerox CEO in setting compensation for our named executive officers other than Mr. Zapfel and Mr. Vemuri. The Xerox CEO does not use that data as a specific benchmark or to match a specific percentile of the market.

Peer Group

Mercer collected the data that was used by the Consultant in 2016 to help determine the composition of Xerox’s peer group in setting compensation for Mr. Vemuri and Mr. Zapfel and for reviewing overall executive compensation trends. Mercer provides these and other consulting services to Xerox management and has not performed any work directly for the Xerox Compensation Committee.

Xerox believes its peer group companies on the whole are appropriate in size (considering revenue, enterprise value and assets) and also are:

•	companies with which Xerox is likely to compete for executive talent; and/or

•	companies that share with Xerox a similar business model in one or more areas, including the mix of goods and services, technology or services focus, strong brand recognition and focus on global operations.

The Xerox Compensation Committee regularly reviews the composition of the peer group. The peer group was revised and approved in 2014 and confirmed again by the Xerox Compensation Committee in 2015 and 2016. The 2016 peer group consisted of the following companies:

Accenture	FedEx	Ricoh*
Aon	Fujitsu*	Seagate Technology
Automatic Data Processing	Hewlett-Packard Enterprise**	Tata Consultancy*
Canon*	HP Inc.**	Texas Instruments
Cisco Systems	Honeywell International	3M
Cognizant Tech Solutions	Intel	United Technologies
Computer Science Corp.	Konica Minolta*	Western Digital
EMC	Lexmark International	Wipro*

*	These are non-U.S. headquartered companies for which compensation data are not readily available, so they are not included in compensation comparisons. However, since they are Xerox competitors, they are included in relative performance comparisons.

**	HP Inc. completed the spin-off of Hewlett-Packard Enterprise in November 2015.

The median annual revenue of the peer group was approximately $20 billion (compared to Xerox annual revenue of $18 billion), when the Xerox Compensation Committee last reviewed the peer group data in July 2016. The 25th percentile for the peer group revenue data was $12 billion and the 75th percentile was $39 billion.

Given the differences between the expected revenues of Conduent and Xerox, as well as other relevant factors that impact executive compensation, on March 6, 2017, the Compensation Committee reviewed the composition of the peer group and approved a new peer group appropriate for Conduent going forward, consisting of the following Companies:

ADP	CGI Group Inc.	Genpact
Aon	Cognizant Tech Solutions	MAXIMUS
CACI International	Computer Science Corp.	Paychex
Cerner Corp	Convergys	Quintiles IMS Holdings

Performance Objectives

In 2016, the Xerox CEO set performance objectives for Mr. Vemuri and Mr. Zapfel that aligned with the objectives approved by the Xerox Compensation Committee for the Xerox CEO. In 2016, Mr. Zapfel set performance objectives for our other named executive officers. The objectives for these named executive officers generally align with the objectives of Mr. Vemuri and Mr. Zapfel, as set forth below. In addition to the BPO Business, Mr. Zapfel and Ms. Watts’ performance objectives include objectives related to Xerox Large Enterprise Operations (“LEO”), which includes Xerox’s Document Outsourcing business, and will not be part of the BPO Business, and their compensation was determined based on their contributions to both the BPO Business and the LEO business.

Consistent with the Xerox CEO’s 2016 performance objectives and the overall design of the Xerox compensation program, the Xerox CEO set the following performance objectives for Mr. Vemuri and Mr. Zapfel:

•	achieving financial goals for revenue, adjusted EBITDA*, cash from operations, strategic initiatives;

•	investing in Xerox’s and the Company’s growth through innovative technology and strengthening Xerox’s and the Company’s go to market capabilities;

•	improving organizational effectiveness and productivity; and

•	improving culture and talent through building the executive team, creating and communicating a leadership agenda and deploying the workforce.

Our named executive officers generally earn short- and long-term incentive compensation based on achievement of pre-established objective performance goals. Base salary increases and short-term incentive target award opportunities are determined individually for each named executive officer by taking into consideration peer group data (for Mr. Vemuri and Mr. Zapfel), survey data and internal comparisons to ensure that pay is competitive and consistent with Xerox’s succession planning objectives and that differences in pay among the officers are appropriate. Our long-term incentive payouts are determined for our named executive officers as a team based on achievement of pre-established objective performance goals. Incentive award payouts are determined generally based on Xerox’s overall quantitative financial performance.

*Adjusted EBITDA Adjusted EBITDA represents Income (loss) before Income Taxes adjusted for depreciation and amortization, restructuring and related costs, separation costs, unusual one-time items that are approved by the Compensation Committee, related party interest, and other expenses, net of the Health Enterprise Charge. Further definition can be found in public financial disclosures for Conduent, Inc.

2016 COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

Overview

As shown in the chart below, the Xerox Corporation Committee followed a thorough and multi-faceted process to establish compensation for Mr. Vemuri and Mr. Zapfel in 2016.

The Xerox Compensation Committee assesses	The Xerox Compensation Committee also considers	Final steps include

•  overall performance of Xerox

•  past contributions

•  expected future contributions

•  succession planning objectives

•  retention objectives

•  internal pay equity

•  competitive executive pay practices

•  financial feasibility

•  peer group data

•  Xerox CEO’s evaluation of Mr. Vemuri and Mr. Zapfel, each of their respective contributions and performance

•  Xerox CEO’s recommendations for compensation actions

•  competitive executive pay practices

•  financial feasibility

• input from the Xerox Compensation Committee’s independent consultant • review of evolving market practices, regulatory developments, the market for executive talent and compensation philosophy

For our named executive officers other than Mr. Vemuri and Mr. Zapfel, the Xerox CEO followed the following process:

The Xerox CEO assesses	Final steps include

•  overall performance of Xerox

•  past contributions

•  expected future contributions

•  succession planning objectives

•  retention objectives

•  internal pay equity

•  survey data of peer companies

•  competitive executive pay practices

•  financial feasibility

• review of evolving market practices, regulatory developments, the market for executive talent and compensation philosophy

After receiving input from Mr. Zapfel, the Xerox CEO made her own assessments and formulated compensation amounts for each of our named executive officers other than Mr. Vemuri and Mr. Zapfel, ensuring that the total compensation for each is appropriate and competitive. The Xerox CEO expects a high level of individual and collaborative performance and contributions, consistent with our named executive officers’ level of responsibility, and seeks to appropriately motivate our named executive officers to achieve a high level of performance when setting compensation.

To assist in establishing compensation for Mr. Vemuri and Mr. Zapfel, the Xerox Compensation Committee also reviewed Mr. Vemuri’s and Mr. Zapfel’s compensation under various termination scenarios as provided in the Potential Payments upon Termination or Change in Control table, but this was not a material driver of compensation decisions.

2016 Total Target Compensation

Total target compensation includes base salary, target annual short-term cash incentive and target annual long-term equity incentive awards, which includes the July 1, 2016 E-LTIP performance share grants and excludes any special RSU awards and separation incentive awards. For purposes of market comparisons, total target compensation within the range of plus or minus 20% of the peer group median (for Mr. Vemuri and Mr. Zapfel) or plus or minus 20% for the survey median (for our other named executive officers) typically is considered as a competitive reference point.

The 2016 total target compensation which includes annual base salary, target and actual short-term incentive compensation as a percentage of base salary and target long-term incentive compensation can be found under the heading “Executive Summary - Total Compensation.” More complete compensation information appears in the “Summary Compensation Table” on page 51.

Fixed versus Variable Pay

Under our compensation program, target long-term incentive compensation and target short-term incentive compensation comprise a majority of total target compensation. Our named executive officers have a larger percentage of total target compensation that is at risk than is fixed.

Base Salary

Base salary is the fixed pay element of our compensation program. The Xerox Compensation Committee (for Mr. Vemuri and Mr. Zapfel) and the Xerox CEO (for our named executive officers other than Mr. Vemuri and Mr. Zapfel) reviewed and approved base salaries annually, typically in February. They also reviewed our named executive officer salaries when there was a specific event, such as a new hire, promotion or achievement of an extraordinary level of performance. In connection with his promotion to Corporate Officer of Xerox, effective October 1, 2016, and Senior Vice President and Chief Financial Officer of Conduent, effective upon the completion of the Spin-Off, Mr. Webb-Walsh’s base salary was increased from $295,000 to $450,000, effective October 1, 2016. Mr. Warren’s and Ms. Harvey’s base salaries were increased from $450,000 to $495,000 and from $525,000 to $536,000, respectively, effective April 1, 2016, in connection with their annual merit review, as a result of exceptional individual contributions to the Company. The base salaries for our other named executive officers for 2016 were unchanged from 2015.

Short-Term Incentives

The Xerox Annual Performance Incentive Plan (“APIP”) provides for short-term incentive awards paid in the form of cash for our named executive officers and other eligible employees. For 2016, the Xerox Compensation Committee determined the target short-term incentive award opportunity under the APIP for Mr. Vemuri and Mr. Zapfel, stated as a percentage of base salary. The Xerox CEO determined the target short-term incentive award opportunity under the APIP for our other named executive officers. Following the Spin-Off, we are responsible for annual bonus payments for our employees (including Mr. Vemuri, Mr. Webb-Walsh, Ms. Harvey and Ms. Watts) and Xerox will reimburse us for the full amount of any such bonuses in respect of the fiscal year 2016. Likewise, Xerox will be responsible for annual bonus payments for Xerox employees (including Mr. Warren and Mr. Zapfel), and we will reimburse Xerox for the full amount of any such annual bonuses.

For tax reasons related to the deductibility of certain executive compensation, the short-term incentive award for Zapfel was funded by a Short-Term Incentive Pool, which is an umbrella plan established by the Xerox Compensation Committee under the shareholder-approved Xerox Corporation 2004 Performance Incentive Plan, as amended and restated (see “Certain Tax Implications of Executive Compensation”). Mr. Zapfel was allocated a specified portion of the Short-Term Incentive Pool, assuming Xerox attained certain pre-established performance goals. The APIP award for Mr. Zapfel may be less than, but will never exceed, that allocation.

In 2016, the Short-Term Incentive Pool was funded by 2% of Xerox’s “performance profit” achieved during the year. For this purpose, performance profit is income from continuing operations before income taxes, equity income and discontinued operations, excluding restructuring charges, non-cash asset write-offs or impairment losses and amortization of intangibles as identified in Xerox’s audited consolidated financial statements.

The following chart shows Xerox’s process for setting short-term incentive awards for Mr. Vemuri and Mr. Zapfel and for the Xerox Corporate performance goals that comprise 25% of each of the short-term incentive awards for our other named executive officers. This process typically takes place in the first quarter of the year.

*	Applies to the Xerox Corporation performance goals that comprise 100% of Mr. Vemuri’s and Mr. Zapfel’s short-term incentive award and 25% of the short-term incentive awards for Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts for fiscal year 2016. For fiscal year 2017, the Compensation Committee sets the performance measures and weightings and establishes the target short-term incentive opportunity for each of our named executive officers.

The following chart shows Xerox’s process for setting short-term incentive awards for our named executive officers other than Mr. Vemuri and Mr. Zapfel.

Annual short-term incentives, if earned based on the previous fiscal year’s performance, generally are paid in early April.

Short-Term Incentive Performance Measures

Because Xerox believes its adjusted EPS, operating cash flow and constant currency revenue growth are the three fundamental financial metrics that drive shareholder value, Xerox uses similar metrics and weightings for both its short- and long-term incentive programs for Mr. Zapfel and Mr. Vemuri and for the Xerox Corporate performance goals that comprise 25% of each of the short-term incentive awards for our other named executive officers. In addition, we included a separation performance measure, which was given greater weighting to emphasize the challenges, effort and focus required for a successful completion to the Spin-Off. The short-term plan contains specific financial metrics, but also permits the Xerox Compensation Committee and the Xerox CEO some limited discretion as described below.

The measures, weightings, goals and target and maximum payout ranges set by the Xerox Compensation Committee for the Xerox Corporate performance goals for 2016, representing 100% of Mr. Zapfel’s and Mr. Vemuri’s short-term incentive award and 25% of each of the short-term incentive awards for our other named executive officers (for which the weightings are: adjusted EPS - 5%; constant currency revenue growth - 5%; operating cash flow - 5% and separation performance measure - 10%), were as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
adjusted EPS	20%	$1.14	$1.21
constant currency revenue (1)	20%	(3)%	(1)%
operating cash flow	20%	$1.3 billion	$1.55 billion
separation	40%	January 1, 2017

(1)	Defined as revenue growth adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars.

The measures, weightings, goals and target and maximum payout ranges set by the Xerox CEO for the Xerox Services performance goals for 2016, representing the remaining 75% of Mr. Webb-Walsh’s and Ms. Watts’ short-term incentive award for 2016, based on their respective business units, were as follows:

Xerox Services Performance Measures Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
operating profit	35%	588 $million	675 $million
constant currency revenue growth	20%	3%	5%
free cash flow (2)	20%	375 $million	475 $million

(2)	Defined as cash flows from operating activities as reported on the Combined statement of cash flows, less cost of additions to land, buildings and equipment and cost of additions to internal use software.

The measures, weightings, goals and target and maximum payout ranges set by the Xerox CEO for Xerox Services-Commercial performance goals for 2016, representing the remaining 75% of Mr. Warren’s short-term incentive award for 2016, based on his respective business unit, were as follows:

Xerox Services—Commercial Performance Measures

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
operating profit(1)	35%	217.5 $million	250.0 $million
constant currency revenue(2)	20%	3,241.3 $million	3,342.5 $million
Xerox Services free cash flow(3)	20%	375 $million	475 $million

(1)	Defined as total revenue for the applicable business unit, less cost of outsourcing, RD&E, selling, general & administrative expenses and corporate allocations.

(2)	Defined as revenue for the applicable business unit adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars.

(3)	Defined as cash flows from operating activities as reported on the Combined statement of cash flows, less cost of additions to land, buildings and equipment and cost of additions to internal use software.

Although Xerox considers historical performance when setting future performance goals, these goals were aligned with Xerox’s 2016 operating plan at the time they were established and designed to be challenging yet achievable.

The measures, weightings, goals and target and maximum payout ranges set by the Xerox CEO for Xerox Services-Healthcare performance goals for 2016, representing the remaining 75% of Ms. Harvey’s short-term incentive award for 2016, based on her respective business unit, were as follows:

Xerox Services – Healthcare Performance Measures

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
operating profit (1)	35%	200 $million	229.7 $million
constant currency revenue (2)	20%	1,756 $million	1,808 $million
Xerox Services free cash flow (3)	20%	375 $million	475 $million

(1)	Defined as total revenue for the applicable business unit, less cost of outsourcing, RD&E, selling, general & administrative expenses and corporate allocations.

(2)	Defined as revenue for the applicable business unit adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars.

(3)	Defined as cash flows from operating activities as reported on the Combined statement of cash flows, less cost of additions to land, buildings and equipment and cost of additions to internal use software.

Although Xerox considers historical performance when setting future performance goals, these goals were aligned with Xerox’s 2016 operating plan at the time they were established and designed to be challenging yet achievable.

Short-Term Incentive Target Award Opportunity for the Individual Named Executive Officers

The annual short-term incentive target award opportunity for each of our named executive officers takes into account many factors, including scope of responsibility, past contributions, expected future contributions, internal pay equity and competitive executive compensation practices. In 2016, if Mr. Vemuri’s or Mr. Zapfel’s responsibilities had changed after February, when the terms of the short-term incentive awards were approved, the Xerox Compensation Committee was permitted to adjust the short-term incentive target award opportunity at that time, but the award could not exceed Mr. Vemuri’s or Mr. Zapfel’s allocation under the Short-Term Incentive Pool. In 2016, if the responsibilities of our other named executive officers had changed after the terms of awards are approved, the Xerox CEO could adjust the short-term incentive target award opportunity.

The 2016 annual short-term incentive target award opportunity for each of our named executive officers appears in the section entitled “Executive Summary—Total Compensation.”

Determining Short-Term Incentive Award Payouts

After the end of fiscal year 2016, the Xerox CFO confirmed the financial results and communicated the results to the Xerox Compensation Committee. Subject to the Conduent Compensation Committee’s review and approval, any material unusual or infrequent charges or gains may be excluded from the APIP short-term incentive calculations in order to obtain normalized operational results of the overall Xerox and Conduent businesses, but in no event would Mr. Zapfel’s or Mr. Vemuri’s award exceed his allocation under the Short-Term Incentive Pool. Subject to our CEO’s review and approval, any material unusual or infrequent charges or gains could be excluded from the short-term incentive calculations for our other named executive officers. On March 6, 2017, the Conduent Compensation Committee certified the results for the APIP based on the results approved by the Xerox Compensation Committee.

Each performance measure was assessed and calculated independently. The weighted results of each measure were added together to determine overall performance results. Payouts were made proportionately for achievement at levels between the goals. Even if pre-established performance measures were achieved, the Conduent Compensation Committee retained discretion to determine a lesser short-term incentive than the calculated incentive payout, or no short-term incentive at all, as they deemed appropriate. The Conduent Compensation Committee also retained its discretion to increase or decrease an APIP award based on individual performance, provided that Mr. Vemuri’s and Mr. Zapfel’s award may never exceed his allocation of the Short-Term Incentive Pool. There is no required payout for business performance below threshold levels. The pre-established performance measures for Xerox Business Services were not achieved, and no payout was required. The Xerox Compensation Committee made a determination to increase the payout of the 25% attributable to its performance results for Mr. Vemuri, Mr. Webb-Walsh and Mr. Warren.

Under extraordinary circumstances, if the Xerox Compensation Committee (for Mr. Vemuri and Mr. Zapfel) or the Xerox CEO (for our other named executive officers), or following the Spin-Off, the Conduent Compensation Committee, believes an additional incentive is appropriate to reward and motivate executives, they have authority to provide a cash incentive award outside of the APIP and the Short-Term Incentive Pool that is separate and independent of the calculated incentive payout, but this has not been its practice.

2016 Performance for Short-Term Incentive Award Payouts

Performance results for 2016 against the Xerox Corporate performance measures, representing 100% of Mr. Vemuri’s, and Mr. Zapfel’s short-term incentive award and 25% of each of the short-term incentive awards for our other named executive officers, were as follows:

Xerox Corporate Performance Measures

Xerox Corporate Performance Measures	Weighting
Performance Measure	Mr. Vemuri	Mr. Zapfel	Other NEOs	Actual Results
adjusted EPS	20%	20%	5%	$1.13 (below target: .93)
constant currency revenue growth	20%	20%	5%	(4%) (below target: .75)
operating cash flow	20%	20%	5%	$1.239B (below target: .97)
separation	40%	40%	10%	1.0

In 2016, adjusted EPS excluded student loan litigation, separation and related items, and other significant charges outside the ordinary course of business.

Xerox management recommended to the Xerox Compensation Committee a payout factor that reflects performance results for all four measures. After reviewing the results, the Xerox Compensation Committee agreed with Xerox management’s recommendation of a 93% payout factor, which was determined in accordance with the process and the applicable goals and weightings described above. Following the Conduent Compensation Committee’s approval of the payout factor, the Conduent Compensation Committee certified achievement of the 2016 performance goals on March 6, 2017, based on the a 93% payout factor that was approved by the Xerox Compensation Committee.

Performance results for 2016 against the performance measures established for Mr. Webb-Walsh and Ms. Watts were as follows:

Xerox Services Performance Measures

Performance Measure	Weighting	Actual Results
operating profit	35%	Below threshold
constant currency revenue growth	20%	Below threshold
operating cash flow	20%	Below threshold

Though threshold goals were not achieved for the Xerox Services performance measures, the Conduent CEO recommended a 96% payout factor for Mr. Webb-Walsh based on individual performance and the achievement of Xerox Corporate performance goals at 93%.

Though threshold goals were not achieved for the Xerox Services performance measures, the Conduent CEO recommended a 40% payout factor for Ms. Watts, based on individual performance and the achievement of Xerox Corporate performance goals at 93%.

Performance results for 2016 against the performance measures established for Mr. Warren were as follows:

Xerox Services – Commercial Performance Measures

Performance Measure	Weighting	Actual Results
operating profit	35%	Below threshold
constant currency revenue growth	20%	Below threshold
operating cash flow	20%	Below threshold

Though threshold goals were not achieved for the Xerox Services performance measures, the Xerox CEO recommended a 93% payout factor for Mr. Warren, based on individual performance and the achievement of Xerox Corporate performance goals at 93%.

Performance results for 2016 against the performance measures established for Ms. Harvey were as follows:

Xerox Services – Healthcare Performance Measures

Performance Measure	Weighting	Actual Results
operating profit	35%	Below threshold
constant currency revenue	20%	Below threshold
cash collection as a percent of revenue	20%	Below threshold

After reviewing the results, the Conduent CEO recommended a 40% payout factor, which was determined in accordance with the process and the applicable goals and weightings described above. Though threshold goals were not achieved for the Xerox Services – Healthcare Performance Measures for Ms. Harvey, the Conduent CEO recommended a 40% payout factor for Ms. Harvey, based on individual performance and the achievement of Xerox Corporate performance goals at 93%.

The Conduent Compensation Committee and our CEO believe that the 2016 short-term incentive payments are consistent with its strategy of compensating named executive officers for achieving important business goals. In view of Xerox Corporate and Xerox Services 2016 results, the Conduent Compensation Committee and our CEO believe that the annual short-term incentive payments resulted in reasonable and appropriate performance-related incentive payments to our named executive officers. The annual incentives paid to our named executive officers in April 2017 for 2016 are shown in the “Summary Compensation Table.” Additional information about the short-term incentive opportunities is shown in the “Grants of Plan-Based Awards” table.

Long-Term Incentives

We provide long-term incentives to reward our named executive officers for sustained performance, as a retention incentive, and to align executives’ interests with the interests of our shareholders.

Executive Long-Term Incentive Program

Prior to the Spin-Off, E-LTIP awards were made according to the Xerox 2004 Performance Incentive Plan. Awards may be cash or equity-based, including performance shares and RSUs. Equity awards granted to our named executive officers generally have been in the form of performance shares, with the exception of special one-time awards granted from time to time in the form of RSUs subject to service-based vesting. Xerox has not granted stock options since 2004.

Through 2012, executives could earn performance shares under the E-LTIP based on Xerox’s actual achievement measured against both annual performance goals and three-year cumulative performance goals.

Beginning with 2013, awards have been based solely on cumulative goals over a three-year performance period. The service period for these performance shares is three years from the date of grant. Earned performance shares vest three years from the date of grant, after the Xerox Compensation Committee certifies the results for the performance period. In January 2016, Xerox announced it would separate into two independent, publicly traded companies. Because of the difficulty in setting three-year performance goals that would appropriately take into account the announced separation, for 2016, the Xerox Compensation Committee made a determination to replace the three-year performance goal program with a transitional E-LTIP program in which 50% of the award will be based on achieving one-year performance goals and the remaining portion of the award will be based on service only. All performance shares will vest three years from the grant date.

RSUs are not tied to performance measures and vest all at once at the end of a requisite service period, which is normally three years from the date of grant.

Once vested, performance shares and RSUs are paid out in the form of shares of Xerox Common Stock. In connection with certain termination events, vesting occurs as follows:

●	Award holders who retire or are involuntarily terminated other than for cause before the end of the vesting period will vest in a pro-rata portion of earned performance shares and, if applicable, RSUs (generally RSUs granted to named executive officers are “retention” RSUs which do not have pro-ration provisions, as discussed below). Payment will occur on the original vesting date and will not be accelerated.

●	Award holders who voluntarily terminate employment (other than for retirement) or are terminated for cause before the vesting date forfeit these awards.

●	Performance shares and RSUs fully vest upon death (at target level, in the case of performance shares).

On occasion, as an additional vehicle for retaining key employees, including Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts, the Xerox Compensation Committee has granted “retention” RSUs that are forfeited if the employee separates from Xerox prior to the vesting date (other than due to death). These RSUs vest all at once at the end of a requisite service period, which is typically three years.

Upon vesting of performance shares and RSUs, dividend equivalents are paid in cash on vested shares in an amount equal to the dividends the executive would have earned from owning the same amount of Xerox Common Stock (up to the target number of performance shares) throughout the vesting period.

Although equity awards generally are granted on a regular annual cycle, the Xerox Compensation Committee occasionally grants off-cycle equity awards for special purposes, such as new hire, promotion, retention, and recognition.

Xerox Compensation Committee Actions Relating to E-LTIP Awards

E-LTIP awards are based on a review of operating results, each executive’s historical and expected future contributions, and both peer group and market data.

The Xerox CEO approved new E-LTIP grants for our named executive officers other than Mr. Vemuri and Mr. Zapfel.

The payout for achieving threshold performance goals is 50%, and the payout for achieving maximum performance goals is 200%, whereby payout at 200% would represent attainment of outstanding performance results. Payouts are made proportionately for achievement at levels between these goals. There is no payout if performance falls below each of the threshold goals established by the Xerox Compensation Committee.

During the first fiscal quarter of 2016, the Xerox Compensation Committee established performance goals and grant date values for the July 2016 E-LTIP awards. The performance period for these awards is January through December 2016, and the service period is July 2016 through June 2019. Earned shares for this award will vest on July 1, 2019. Based upon the Xerox Compensation Committee’s review of peer group total target compensation from the past four years and trends in long-term incentive compensation over time, the grant date value of the award for Mr. Zapfel was reduced by 11.7% to better align with his internal peers.

The target number of performance shares granted to our named executive officers in July 2016 was determined by dividing 50% of the previously approved grant date award value by the closing price of Xerox Common Stock on the grant effective date. Additionally, in connection with Ms. Watts’ hiring in November 2014 and in accordance with the terms of her offer letter, she received a one-time grant of retention RSUs on January 1, 2015 that will cliff vest on January 1, 2018.

Metrics for the 2016 Performance Cycle (2016 E-LTIP granted on July 1, 2016)

The measures, weightings, goals and target to maximum payout ranges set by the Xerox Compensation Committee for the 2016 E-LTIP performance cycle are as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
Adjusted EPS	50%	$1.14	$1.21
Revenue Growth	30%	(3)%	(1)%
Adjusted Operating Cash Flow	20%	$1.30 billion	$1.55 billion

These performance goals were aligned with Xerox’s 2016 financial model at the time the goals were established and are disclosed solely in the context of Xerox’s 2016 E-LTIP performance cycle. Target performance levels are challenging but achievable with a level of performance that is in line with Xerox’s Board-approved operating plan, whereas maximum performance levels represent stretch goals which can only be achieved with exceptional performance. These goals should not be used or relied upon as estimates of results or applied to other contexts.

Under the 2016 E-LTIP, actual Xerox results for the performance measures (adjusted EPS, revenue growth and adjusted operating cash flow) are adjusted for certain pre-established items, subject to thresholds, such as: amortization of acquisition-related intangibles; non-cash asset write-offs; litigation; restructuring; defined benefit pension and retiree health costs and discretionary pension fundings; effects of changes in tax laws and accounting principles; acquisitions and divestitures; losses from war, terrorism or natural disaster; settlements of tax audits; and other types of unusual items. Revenue Growth is also adjusted for the impact of changes in the translation of foreign currencies into U.S. dollars.

Additional information regarding the 2016 E-LTIP awards can be found in “Treatment of Outstanding Xerox Equity Compensation in the Spin-Off’ as well as the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.

Performance and Payouts under Prior E-LTIP Awards

Performance results against the established performance measures for 2014 E-LTIP awards are:

Performance Measure	Weighting	Three-Year Cumulative Performance	Performance Shares Earned for Three-Year Cumulative Results
Adjusted EPS	50%	$2.90	0
Revenue Growth	30%	(9.4)%	0
Adjusted Operating Cash Flow	20%	$5,362	12.91%
Total performance shares earned as a percentage of shares granted			12.91%

Performance results against the established performance measures for 2015 E-LTIP awards are:

Performance Measure	Weighting	Two-Year Cumulative Performance	Performance Shares Earned
Performance Shares Earned for 2015 and 2016 Performance:			0
Adjusted EPS	50%	$1.68	16.67%
Revenue Growth	30%	(7.4)%	10%
Adjusted Operating Cash Flow	20%	$3,093	6.67%
Total performance shares earned as a percentage of shares granted for 2015 and 2016			0
Total shares to be earned for 2017			33.34%

Performance results against the established performance measures for 2016 E-LTIP awards are:

Performance Measure	Weighting	One-Year Cumulative Performance	Performance Shares Earned for 2016 Results
Adjusted EPS	50%	$1.12	42.86%
Revenue Growth	30%	(3.4)%	27%
Adjusted Operating Cash Flow	20%	$1.378	26.24%
Total performance shares earned as a percentage of shares granted			96.10%

See the Outstanding Equity Awards table for additional information regarding shares earned.

Payouts under Prior E-LTIP Awards

The chart below reflects historical payouts for performance shares based on achievement against performance measures and the actual stock price on the vesting date:

Award	Grant Date	Vesting Date	Performance Shares Earned as a Percentage of Target Shares Granted	Actual Payout Value at Vesting as a Percentage of Grant Date Award Value*
2011 E-LTIP	July 1, 2011	July 1, 2014	64.74%	75.0%
2012 E-LTIP	July 1, 2012	July 1, 2015	75.64%	102.6%
2013 E-LTIP	January 1, 2014	January 1, 2017	31.40%	23%

*	The actual payout value is calculated by multiplying the number of shares earned under the applicable performance cycle by the closing stock price on the vesting date.

Separation Incentive Award Program

In light of the challenges of the announced separation, the Xerox Compensation Committee felt it was beneficial to Xerox, Conduent and their shareholders to provide a special separation incentive award program for select executives key to the success of the separation. Under this program, the Xerox Compensation Committee approved separation incentive awards for Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts. Mr. Webb-Walsh received a $100,000 cash award to be paid on the one-year anniversary of the separation. Mr. Warren, Ms. Harvey and Ms. Watts each received a $300,000 cash award to be paid on the one-year anniversary of the separation. These awards will be paid if they remain an employee of Conduent or, in the case of Mr. Warren, Xerox, on the payment date or if their employment is terminated not for cause or upon death.

NAMED EXECUTIVE OFFICERS WITH UNIQUE COMPENSATION ARRANGEMENTS

Ashok Vemuri

In June 2016, Mr. Vemuri and Xerox entered into a letter agreement which provided that Mr. Vemuri would become chief executive officer of Xerox Business Services LLC effective July 1, 2016 and Chief Executive Officer of Conduent following the Spin-Off. Under the terms of his new hire offer letter, Mr. Vemuri received an annual base salary of $1,000,000, an annual target incentive opportunity of 150% of annual base salary and a 2016 E-LTIP target award of $2,500,000. Under the terms of the letter agreement, Mr. Vemuri also received a $500,000 cash sign-on bonus payable within 15 days following his start date (which was later increased by $1,250,000, as described below) and a 2017 E-LTIP award target value of $5,000,000.

If, prior to the first anniversary of Mr. Vemuri’s start date, he voluntarily terminates employment for “Good Reason” (as defined in the offer letter) or is terminated by Xerox or Conduent other than for “Cause” (as defined in his equity award agreement), then he will be entitled to salary continuation paid over 12 months equal to his annual base salary. If he incurs such a termination after the first anniversary of his start date, he will be entitled to severance equal to six months’ salary or, if greater, the amount he is entitled to under the applicable Conduent severance policy at such time.

In connection with the offer letter, Mr. Vemuri has agreed to be bound by non-competition and non-solicitation restrictive covenants during the period of his employment and for 12 months following termination of employment. All compensation under the offer letter is subject to Xerox’s standard clawback provisions (including detrimental activity). The offer letter also provided that Mr. Vemuri would be party to Xerox’s customary form of change in control severance agreement. On December 12, 2016, Mr. Vemuri’s change in control severance agreement was amended to increase the change in control trigger from 20% to 50% of the combined voting power of the company’s then outstanding shares, to be consistent with the provisions of the change in control severance agreements of his Conduent senior leadership team. In consideration for this change, the Xerox Compensation Committee increased his cash sign-on award as described above by an additional $1,250,000, which was paid in December 2016.

Brian Webb-Walsh

In September 2016, Mr. Webb-Walsh entered into a letter agreement with Xerox to provide that he would become Corporate Officer of Xerox, effective October 1, 2016, and Senior Vice President and Chief Financial Officer of Conduent, effective upon the completion of the Spin-Off. Under the terms of his agreement, Mr. Webb-Walsh received an annual base salary of $450,000 and an annual target incentive opportunity of 75%. In addition, Mr. Webb-Walsh received a special one-time Xerox restricted stock unit award grant with a grant date value $250,000 on October 1, 2016.

Robert Zapfel

As part of Mr. Zapfel’s new hire package in connection with his appointment as Corporate Executive Vice President, Xerox; President, Xerox Services in April 2014, if Mr. Zapfel’s employment had been terminated by Xerox for any reason (other than for cause) during the first two years of employment, he would have received the equivalent of his annual base salary paid out over 12 months, subject to signing a release of claims and an agreement not to engage in detrimental activity. This special severance arrangement was scheduled to terminate on Mr. Zapfel’s second anniversary of employment with Xerox (April 1, 2016); however, on March 25, 2016, the Xerox Compensation Committee extended the special severance arrangement until April 1, 2017. Mr. Zapfel terminated employment with Xerox effective December 31, 2016. Mr. Zapfel has instituted litigation against Xerox regarding the amount of compensation due him as a result of his termination.

Susan Watts

Ms. Watts’ 2015 compensation was approved as part of her new hire package in November 2014. In order to replace certain equity and annual incentive compensation Ms. Watts would have received from her prior employer, her new hire compensation package included a cash sign-on award of $200,000 and a one-time grant of retention RSUs granted on January 1, 2015 with a value of $400,000 as of such date. The cash sign-on award was paid on April 30, 2015. Additionally, in accordance with the terms of her offer letter, Ms. Watts received a guaranteed payout of 50% of her short-term incentive target under the APIP for 2015 and was also party to a special severance arrangement whereby she would have received 12 months of her then current annual base salary in the event she had been terminated by Xerox for any reason other than cause during her first 12 months of employment, subject to signing a release of claims and agreement not to engage in detrimental activity.

PENSION AND SAVINGS PLANS

Pension Plans

Mr. Webb-Walsh and Mr. Warren, are eligible to receive Xerox pension benefits under the Xerox Corporation Retirement Income Guarantee Plan (“RIGP”) and Mr. Webb-Walsh and Mr. Warren are eligible to receive Xerox pension benefits under the Xerox Corporation Unfunded Retirement Income Guarantee Plan (“Unfunded RIGP”). These plans were frozen effective December 31, 2012; no benefits have been (or will be) accrued following that date. For information regarding the actuarial present value of the accumulated pension benefits for Mr. Webb-Walsh and Mr. Warren, see the “Pension Benefits for the 2016 Fiscal Year” table. Following the Spin-Off, we have not and do not intend to offer any defined benefit pension benefits to our employees, including our named executive officers.

U.S. Qualified Pension Plan

Retirement Income Guarantee Plan (frozen effective 12/31/12)

Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts participate in the tax-qualified pension plan on the same terms as the rest of Xerox’s salaried employees. All participants, including Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts, are vested in their benefits under RIGP. Early retirement benefits under RIGP are available for employees who leave Xerox at age 55 or older and have at least ten years of service. Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts are not eligible for early retirement. For those employees who retire early, the normal retirement benefits are reduced by 5% for each year that the payment commences prior to age 65 (or age 62 with at least 30 years of service). Participants can elect to receive RIGP payments as a lump sum or as an annuity. RIGP benefits are subject to IRS limits on the compensation that can be taken into account in a tax-qualified plan.

U.S. Non-Qualified Pension Plans

Unfunded Retirement Income Guarantee Plan (frozen effective 12/31/12)

Because the U.S. Internal Revenue Code limits the pension benefits (based on annual compensation) that can be accrued under a tax- qualified pension plan, Xerox established a non-tax qualified pension plan to provide executives, including Mr. Webb-Walsh and Mr. Warren, with retirement benefits on their compensation above these limits. Other than not applying a limit on compensation, Unfunded RIGP benefits generally are determined under the same terms as the RIGP benefit, but Unfunded RIGP is payable only as an annuity.

Savings Plans

Xerox Corporation Savings Plan (401(k) Savings Plan)

In 2016, Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Mr. Zapfel were eligible to participate in the 401(k) Savings Plan in the same manner as all other U.S. employees covered by the plan. These named executive officers were eligible for a 100% match on 3% of eligible pay saved on a before-tax basis, subject to IRS-qualified plan compensation limits and highly compensated threshold limits. They may not receive 401(k) Savings Plan benefits in excess of these limits. Mr. Webb-Walsh, Mr. Warren and Mr. Zapfel elected to save in the 401(k) Savings Plan in 2016.

Xerox Corporation Supplemental Savings Plan

When future accruals under RIGP and Unfunded RIGP were frozen, Xerox introduced a non-qualified supplemental savings plan for eligible U.S. employees, effective January 1, 2013. In 2016, Mr. Zapfel, Mr. Webb-Walsh and Mr. Warren were eligible to participate and elected to save in the Xerox Supplemental Savings Plan. Under this plan, participants may defer 3% of eligible compensation in excess of the IRS limit. The supplemental savings plan provides a match equal to the amount deferred.

Xerox Services Savings Plans (401(k) Savings Plan)

Mr. Vemuri, Ms. Harvey and Ms. Watts are eligible to participate in the Xerox Services Savings Plan in the same manner as all U.S. Xerox Services employees. After one year of service, participants are eligible for a 100% match on 3% of eligible pay saved on a before-tax basis, subject to IRS-qualified plan compensation limits and highly compensated threshold limits and may not receive 401(k) benefits in excess of these limits. Ms. Harvey and Ms. Watts elected to save in the Xerox Services Savings Plan in 2016 and received a company matching contribution. Mr. Vemuri did not participate in the Xerox Services Savings Plan in 2016.

Xerox Services Supplemental Savings Plan

In 2016, under the Xerox Services Supplemental Savings Plan, “highly compensated employees” including Ms. Harvey, were eligible to defer up to 85% of their base salary, bonus and commissions. Xerox Services may make discretionary employer contributions for plan participants, as approved by the Senior Vice President, Chief Human Resources Officer. In 2016, Ms. Harvey elected to save in the Xerox Services Supplemental Savings Plan. Ms. Watts did not participate in the Xerox Services Supplemental Savings Plan in 2016. Mr. Vemuri was not eligible to participate in the Xerox Services Supplemental Savings Plan in 2016 since he commenced employment after the enrollment deadline.

PERQUISITES AND PERSONAL BENEFITS

General Benefits

We generally maintain medical and dental coverage, life insurance, accidental death insurance and disability benefits programs or plans for all of our employees, as well as customary vacation, leave of absence and other similar policies. Our named executive officers are all eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise disclosed.

Life Insurance

Xerox provides the Xerox Universal Life Plan to eligible U.S. executives, including Mr. Zapfel and Mr. Warren. Executives who were not in the previous life insurance plan, including Mr. Zapfel, Mr. Warren, and Mr. Webb-Walsh, receive a benefit equal to three times base salary. U.S. executives are the sole owners of their policies and are responsible for any taxes due as a result of Xerox contributions.

Perquisites

Xerox periodically reviewed, and, following the Spin-Off, we will continue to review, the perquisites that named executive officers receive. The Compensation Committee believes its policies regarding perquisites are conservative compared to other companies. Xerox and Conduent do not pay tax gross-ups in connection with perquisites.

In 2016, all named executive officers receive financial planning assistance paid by Xerox. Solid financial planning by experts reduces the amount of time and attention that named executive officers devote to their finances and maximizes the value of their compensation. The named executives were allowed personal use of Xerox aircraft on a very limited basis, subject to approval of the Xerox CEO or Xerox CFO.

The total costs to Xerox for providing perquisites and personal benefits to the named executive officers during 2016 are shown in the “Summary Compensation Table.”

CHANGE-IN-CONTROL BENEFITS

All of our named executive officers have change-in-control severance agreements. The Company considers these agreements to be in the best interests of our shareholders because they foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if we were to be acquired by another company. These agreements create appropriate incentives for the named executive officers to facilitate a smooth transition in the best interests of the Company and shareholders by continuing to perform in their roles pending a potential change in control. Prior to the Spin-off, the Xerox Compensation Committee periodically reviewed change-in-control severance payment amounts of our named executive officers against benchmark data to ensure that amounts are consistent with market practices.

The change-in-control severance agreements with our named executive officers provide:

•	A lump sum cash payment equal to twice the sum of executive’s then-current annual base salary and short-term incentive award target.

•	Continuation of specified welfare benefits at active employee rates for a period of 24 months.

Severance payments following a change in control are not conditioned on non-compete or non-solicitation obligations or other negative covenants.

Other change-in-control benefit plan provisions include:

•	Accelerated vesting of stock awards only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger” vesting).

•

Immediate vesting in the present value of the accrued non-qualified U.S. pension plan benefits as of the date of the change in control. Participants are entitled to receive these benefits without regard to the plan’s normal requirements for remaining employed by Xerox until a stated age and number of years of service. If the change in control conforms with applicable tax regulations regarding deferred compensation, participants are entitled to an immediate single-sum payment of the benefit. If the change in control does not conform with applicable tax regulations, participants are entitled to payments in accordance with the schedule normally provided by the plan. The Xerox Compensation Committee views this accelerated vesting upon a change in control, and accelerated payment upon a conforming change in control, as appropriate to protect the pension benefit earned by the named executive officer at Xerox.

Conduent does not provide excise tax reimbursement on severance payments.

Additional information and the amount of the estimated payments and benefits payable to the named executive officers assuming a change in control of Conduent and a qualifying termination of employment is presented in the “Potential Payments Upon Termination or Change in Control” table.

EMPLOYMENT AND SEPARATION

Named executive officers serve at the will of the Board. This enables the Board to remove a named executive officer whenever it is in the best interests of Conduent, with full discretion of the Compensation Committee to decide on an appropriate severance package (except for benefits that have vested or in the case of a change in control). When a named executive officer is removed from his or her position, the Compensation Committee exercises its business judgment in considering whether to approve a severance arrangement in light of all relevant circumstances, including how long the officer was with the Company, past accomplishments and the reasons for separation. If the Compensation Committee does not approve a special severance arrangement for a named executive officer whose employment has been terminated, that officer will be covered under the Company’s U.S. severance policy, as applicable.

In 2016, the Xerox severance policy in the United States generally provided severance for management-level salaried employees of Xerox, including Mr. Zapfel, who separated from Xerox involuntarily, only if the individual signed a release of claims against Xerox. For separations due to a reduction in force, the amount of severance provided by the policy was the greater of 26 weeks of base pay or the number of weeks of base pay identified in the severance schedule based on years of service. This amount is paid out over the severance period, with continued benefits (excluding disability, 401(k) and supplemental savings contributions). For Mr. Zapfel, for involuntary separations other than a reduction in force or for cause, severance payments generally would be equal to three months of base pay, paid as a lump sum. Named executive officer separation agreements include a covenant not to engage in activity that is detrimental to Xerox. As described in the section entitled “Named Executive Officers with Unique Compensation Arrangements,” Mr. Zapfel was eligible to receive enhanced severance under a special severance arrangement when he terminated employment with Xerox on December 31, 2016.

Mr. Vemuri, Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts are entitled to the same severance benefits as other Conduent senior-level salaried employees in the United States. For separations due to a reduction in force, the amount of severance provided by the policy is a maximum of 26 weeks of base pay, paid out over the severance period, with continued full benefits (excluding disability, 401(k) and supplemental savings contributions), only if the individual signs a release of claims against Conduent. Ms. Harvey would be entitled to the Xerox severance benefits described above in the event she is involuntarily separated by a reduction in force or otherwise, instead of the Xerox Services severance benefits, if Xerox were to enforce her non-compete and non-solicitation agreement. As described in the section entitled “Named Executive Officers with Unique Compensation Arrangements,” Mr. Vemuri is eligible to receive enhanced severance under a special severance arrangement pursuant to his offer letter. For further information, see the “Potential Payments Upon Termination or Change in Control” table.

OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Ownership Requirements

In 2016, Xerox required its executives (including our named executive officers) to build and maintain a meaningful level of stock ownership by owning equity equal (including both shares and equity awards as described below) in value to three times base salary for Mr. Zapfel and two times base salary for our other named executive officers. To that end, under the policy, E-LTIP awards were subject to a mandatory holding requirement. Named executive officers were required to retain at least 50% of the shares acquired through the vesting of their E-LTIP awards, net of taxes, until they achieve their required level of ownership. Once achieved, named executive officers were required to continue to hold that amount of stock as long as they remain with Xerox and they remain subject to a holding requirement following separation from employment (including retirement) for three months. The holding requirement following separation from employment essentially restricted our named executive officers from selling these shares prior to one earnings announcement. For six months following separation, our named executive officers were only allowed to sell shares during a “window period”, which were generally 15 business day periods that began on the third business day following the date of each quarterly earnings announcement. The Xerox CEO had the authority to permit discretionary hardship exceptions from the ownership and holding requirements to enable participants with financial need to access their vested shares, but no such exceptions have ever been requested.

Shares that count towards ownership requirements include shares owned outright (whether or not held in street name), earned performance shares and outstanding RSUs. Unearned performance shares and vested (but unexercised) stock options do not count towards ownership requirements.

Following the Spin-Off, our Board approved a new stock ownership policy for our employees, including our named executive officers, in order to ensure they build and maintain a meaningful level of stock ownership. The new stock ownership guidelines are as follows.

•	Ownership requirements of 5x, 3x and 1x base salary, for the CEO, CEO’s direct reports and all other officers, respectively.

•	Ownership requirements of 5x annual cash retainer for all non-employee directors.

•	Need to satisfy the ownership requirement by the end of the fifth full calendar year after becoming an executive or elected a director.

•	If executive fails to reach compliance within five years, there will be a mandatory retention of 50% of all vested shares (net of taxes) until the threshold is achieved.

•	CEO will have the authority to permit discretionary hardship exceptions from the ownership and holding requirements.

With respect to accounting of unvested equity awards, the following types of awards will count toward the guidelines described above: common stock held outright, stock in 401(K), ESPP, or DCP, and unvested RSUs. The following types of unvested equity awards will not count toward the stock ownership guidelines: unexercised stock options, unearned performance awards, and cash settled units.

Trading, Hedging and Pledging

Our named executive officers are prohibited from engaging in short-swing trading and trading in puts and calls with respect to our Common Stock. In addition, our named executive officers are prohibited from using any strategies or products to hedge against potential changes in the value of our Common Stock.

Under our insider trading policy, our named executive officers may purchase or sell Conduent securities only during “window” periods, which are generally 10 business day periods that begin on the second business day following the date of each quarterly earnings announcement. The only exception to this restriction is for our named executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.

As a result, our named executive officers are effectively precluded from pledging our Common Stock as collateral, including holding our Common Stock in a margin account, since their stock can only be sold during “window” periods and trading plans pursuant to SEC Rule 10b5-1, and therefore is not available to be sold at any time.

Compensation Recovery Policy (Clawbacks)

Mr. Zapfel’s separation agreement (described above) includes a provision that rescinds severance payments if an executive engages in activity that is detrimental to Xerox. In addition, clawback arrangements may be included in letter agreements with executives, as disclosed above for Mr. Vemuri in the “Named Executive Officers with Unique Compensation Arrangements” section of the CD&A. In addition, the following plans provide for compensation recovery.

Under the Conduent Performance Incentive Plan, if the Compensation Committee deems a named executive officer to have engaged in activity that is detrimental to Conduent, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Conduent, the

Compensation Committee may rescind any payment or delivery of any equity and annual cash incentive award that occurred from six months before the detrimental activity. For this purpose, detrimental activity may include a violation of a non-compete agreement with Conduent, disclosing confidential information (except for reporting and other communications protected by “whistleblower” provisions of the Dodd- Frank Wall Street Reform and Consumer Protection Act), soliciting an employee to terminate employment with Conduent, or soliciting a customer to reduce its level of business with Conduent. If a payment or award is rescinded, the named executive officer will be expected to pay Conduent the amount of any gain realized or payment received in a manner the Compensation Committee or its delegate requires.

Conduent’s stock award agreements include a clawback provision that applies if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, Conduent can recover, for the three prior years, any excess incentive-based compensation (the excess over what would have been paid under the accounting restatement) from executive officers or former executive officers. For Mr. Zapfel, clawback provisions also apply to awards under the Short-Term Incentive Pool.

Under the Unfunded RIGP, an employee or former employee, including a named executive officer, or a surviving beneficiary of a participant, who, prior to a change in control of Xerox, engages in activity that is detrimental to Xerox, may not be eligible to receive benefits, as determined by the Plan Administrator. Under the Xerox Corporation Supplemental Savings Plan, if a participant, including a named executive officer, is found to have engaged in detrimental activity, the Plan Administrator may reduce or delete the matching contribution account balance and not pay such amounts to that individual.

Following the Spin-Off, we implemented a compensation recovery policy that is applicable to our named executive officers. If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, Conduent may recover any excess incentive-based compensation from executive officers or former executive officers (in excess of what would have been paid under the accounting restatement), including entitlement to shares of common stock, that was based on such erroneous data and paid during the three-year period preceding the date on which Conduent is required to prepare the accounting restatement. Conduent may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares of common stock that Conduent determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Act.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s CEO and certain other named executive officers at year end (but not the CFO) included in the “Summary Compensation Table” in the corporation’s proxy statement. This limitation does not apply to qualifying “performance-based compensation.”

The Conduent Performance Incentive Plan permits the Compensation Committee to grant awards that are intended to satisfy the requirements for deductibility of compensation under Section 162(m).

While Conduent may seek to have compensation paid to its top officers qualify as tax deductible under Section 162(m), the Compensation Committee also retains the flexibility to make awards it believes are consistent with the objectives of its compensation programs, as discussed in this CD&A, even if the award may not be deductible by Conduent under Section 162(m). Any short-term incentive that the Compensation Committee believes would not qualify under Section 162(m) will be paid outside of the Conduent Performance Incentive Plan. Section 162(m) also imposes a number of requirements that must be met for awards to qualify for deduction under the Internal Revenue Code. Accordingly, there can be no assurance that performance-based awards will be fully deductible under all circumstances. Following the Spin-Off, the Compensation Committee considered the implications of Section 162(m) when designing and implementing its compensation programs, but maintains flexibility to design programs that it believes are in the best interests of Conduent and its stockholders and consistent with the objectives of our executive compensation programs, including the flexibility to authorize payments that might not be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Conduent management. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and be included in the Proxy Statement for the 2017 Annual Meeting of Shareholders.

Joie A. Gregor, Chair

Paul Galant

Courtney Mather

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for our principal executive officer, our principal financial officer and the next three most highly compensated executive officers who served during the fiscal year ended December 31, 2016 (collectively referred to as named executive officers). The table includes the dollar value of base salary earned, bonus, stock awards, option awards, non-equity incentive plan compensation earned, change in pension value and above-market non-qualified deferred compensation (“NQDC”) earnings, if any, and all other compensation, whether paid or deferred. Unless otherwise stated, the compensation tables included in this section reflect amounts paid or payable or awards granted to our named executive officers by Xerox under Xerox’s compensation plans and programs during 2016.

For a summary of the Xerox Compensation Committee’s or Xerox CEO’s decisions on the compensation awarded to our named executive officers for 2016, please refer to the “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and NQDC Earnings ($) (F)	All Other Compensation ($) (G)	Total ($)
Ashok Vemuri, Executive Vice President, Chief Executive Officer, Xerox Services	2016	503,846	1,750,000	2,500,004	-	702,865		22,192	5,478,907
Brian Webb-Walsh, Senior Vice President and Chief Financial Officer	2016	333,750		500,000	-	187,256	29,004	34,753	1,084,763
Kevin Warren, President, Commercial Business Group	2016	483,750		1,490,950	-	362,813	141,903	120,643	2,600,059
Connie L. Harvey, Chief Operating Officer, Healthcare Business Group, Xerox Services	2016 2015	516,461 525,000	553,986	1,397,250 600,002	- -	159,975 82,688	- -	9,151 18,088	2,082,837 1,779,764
Susan A. Watts, Chief Operating Officer, Global Capabilities, Xerox Services	2016 2015	600,000 600,000	330,500	800,000 1,150,016	- -	180,000 94,500	- -	7,425 159	1,587,425 2,175,175
Robert K. Zapfel Former Executive Vice President, President, Xerox Services	2016 2015	800,000 800,000	-	3,000,004 3,400,010	- -	744,000 288,000	- -	46,041 62,036	4,590,045 4,550,046

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar.

(A)

Amounts shown represent base salary earned in 2016 and, in the case of Ms. Harvey, Ms. Watts and Mr. Zapfel, 2015. Mr. Vemuri’s annual base salary was $1,000,000 for 2016. Mr. Vemuri’s earned base salary was $503,846 for 2016 since he was hired effective July 1, 2016. Effective October 1, 2016,

Mr. Webb-Walsh’s annual base salary was increased from $295,000 to $450,000 in connection with his promotion to Corporate Officer of Xerox and, effective upon the completion of the Spin-Off, Senior Vice President and Chief Financial Officer of Conduent. Effective April 1, 2016, Mr. Warren’s annual base salary was increased from $450,000 to $495,000 in connection with his annual merit review, as a result of exceptional individual contributions to the Company. Effective April 1, 2016, Ms. Harvey’s annual base salary was increased from $525,000 to $536,000 in connection with her annual merit review, as a result of exceptional individual contributions to the Company.

(B)	Unless otherwise indicated, the Annual Performance Incentive Plan (APIP) awards appear as “Non-Equity Incentive Plan Compensation” in column (E). For Mr. Vemuri, the amount shown in column (B) represents the $1,250,000 cash sign-on award approved by the Xerox compensation committee in accordance with the terms of his offer letter in connection with his hiring. For more information about this payment, see the “Named Executive Officers with Unique Compensation Arrangements” section of the CD&A.

(C)	Included in this column are the aggregate grant date fair values of equity awards made to our named executive officers in fiscal year 2016 as computed in accordance with FASB ASC Topic 718. For E-LTIP performance shares, the amounts are based on the target outcome of the performance conditions as of the grant date. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer.

Three-year performance share awards under the 2016 E-LTIP were granted on July 1, 2016 as follows: Mr. Vemuri - $1,250,000; Mr. Webb-Walsh - $125,000; Mr. Warren - $400,000; Ms. Harvey - $300,000; Ms. Watts - $375,000 and Mr. Zapfel - $1,500,000. The grant date fair value of these awards if paid at maximum performance is as follows: Mr. Vemuri - $2,500,000; Mr. Webb-Walsh - $250,000; Mr. Warren - $800,000; Ms. Harvey - $600,000; Ms. Watts - $750,000 and Mr. Zapfel - $300,000. Three-year service-based RSU awards under the 2016 E-LTIP were granted on July 1, 2016 as follows: Mr. Vemuri - $1,250,000; Mr. Webb-Walsh - $125,000; Mr. Warren - $400,000; Ms. Harvey - $300,000; Ms. Watts - $375,000 and Mr. Zapfel - $1,500,000. Also included in this column is the grant date fair value of (i) a sign-on RSU award of $250,00 granted on October 1, 2016 to Mr. Webb-Walsh in connection with his promotion to Senior Vice President and Chief Financial Officer and (ii) the grant date fair value of RSU awards granted to Mr. Warren ($691,000), Ms. Harvey ($797,000) and Ms. Watts ($320,000) on January 1, 2016 in order to incentivize retention of our key executive talent. For more information about these awards, see the “Long-Term Incentives” section of the CD&A.

(D)	There have been no stock options granted by Xerox since 2004.

(E)	The Non-Equity Incentive Plan payment for Mr. Zapfel under the 2016 APIP, based on 2016 performance, was approved by the Xerox Compensation Committee. The payments under the APIP for our other named executive officers were approved by our Compensation Committee in consultation with our CEO. Effective October 1, 2016, Mr. Webb-Walsh’s target was increased from 50% to 75% in connection with his promotion. Mr. Webb-Walsh’s 2016 APIP payment was prorated based on the duration of the performance period each target was in effect. Actual 2016 payout for Mr. Webb-Walsh was at 93% for the period from January to September 2016 and at 100% for the period from October to December 2016 (resulting in aggregate factor of 96% for 2016). Actual 2016 full-year payments were made at 93% of target for Mr. Vemuri, Mr. Warren, and Mr. Zapfel, and at 40% of target for Ms. Watts and Ms. Harvey. For more information, see the “2016 Performance for Short-Term Incentive Award Payouts” section in the CD&A.

(F)	Mr. Webb-Walsh and Mr. Warren are the only named executive officer eligible to receive Xerox pension benefits. There was no increase in the present value of the benefits during 2016. The change in the present value of the accrued pension benefits is impacted by an additional year of age, and by changes in the discount rate and mortality assumptions used in the present value calculation. Since all Xerox U.S. pension plans were frozen as of December 31, 2012, there is no impact of additional service or compensation. The present value is computed using the FASB ASC Topic 715 assumptions in effect on December 31, 2016. These assumptions include a discount rate of 4.00% for RIGP and 4.10% for Unfunded RIGP as of December 31, 2016. For more information, see the “Pension Benefits For the 2016 Fiscal Year” table.

Mr. Zapfel, Mr. Webb-Walsh and Mr. Warren participated in the Xerox Supplemental Savings Plan and Ms. Watts and Ms. Harvey participated in the Xerox Services Supplemental Savings Plan in 2016. No above-market earnings are credited under either plan.

(G)	The table below provides additional data on the amounts included under the “All Other Compensation” column.

Name	Year	Life Insurance Premiums Paid by Registrant ($) (1)	Tax Related Reimbursements ($)	401(k) and SSP Company Match ($) (2)	Miscellaneous ($) (3)	Total All Other Compensation ($)
Ashok Vemuri	2016	371	-	-	21,821	22,192
Brian Webb-Walsh	2016	80	-	9,289	25,384	34,753
Kevin Warren	2016	3,651	-	19,763	97,229	120,643
Connie L. Harvey	2016	1,201	-	7,950	-	9,151
Susan A. Watts	2016	2,245	-	5,180	-	7,425
R. K. Zapfel	2016	13,242	-	32,640	159	46,041

(1)	This column includes group life imputed income for each individual for group life insurance for 2016.

(2)	In addition to the company matches paid by Xerox under the 401(k) savings plans, this column includes the company match paid by Xerox under the non-qualified supplemental savings plan for Mr. Webb-Walsh ($1,339), Mr. Warren ($11,813) and Mr. Zapfel ($24,690).

(3)	Amounts in this column include the cost of personal security installation, secure transportation and executive protection, physical inspection and electronic analysis, and identity and credit fraud protection for Mr. Vemuri. Amounts in this column also include relocation expenses reimbursements for Brian Webb-Walsh and Kevin Warren. Also included in this column are other incidental benefits of de minimis value.

For further information on the components of the executive compensation program, see the CD&A.

GRANTS OF PLAN-BASED AWARDS IN 2016

The following table provides additional detail for each of the named executive officers on potential amounts payable under APIP and E-LTIP as presented in the “Summary Compensation Table.” Threshold, target and maximum award opportunities are provided.

Name	Award	Grant Date (A)	Date of Action (A)	Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Units (#)(D)	Grant Date Fair Value of Stock Awards ($)(E)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashok Vemuri	2016 APIP			7,558	755,769	1,511,538				-	-
	2016 E-LTIP	7/1/16		-	-	-	13,369	133,690	267,380	133,690	2,500,000
Brian Webb-Walsh	2016 APIP			4,875	195,000	390,000	-	-	-	-	-
	2016 E-LTIP	7/1/16	2/18/16	-	-	-	3,035	30,351	60,702	30,351	250,000
	RSU	10/1/16		-	-	-	-	-	-		250,000
Kevin Warren	2016 APIP			9070	362,813	725,626	-	-	-	-	-
	2016 E-LTIP	7/1/16	2/18/16				4,278	42,781	85,562	42,781	800,005
	RSU	1/1/16	2/18/16	-	-	-	-	-	-	65,000	690,950
Connie L. Harvey	2016 APIP			9,998	399,938	799,876	-	-	-	-	-
	2016 E-LTIP	7/1/16	2/18/16	-	-	-	3,236	32,356	64,712	32,356	600,000
	RSU	1/1/16	2/18/16	-	-	-	-	-	-	75,000	797,250
Susan A. Watts	2016 APIP			11,250	450,000	900,000	-	-	-	-	-
	2016 E-LTIP	7/1/16	2/18/16	-	-	-	4,011	40,107	80,214	-	750,000
	RSU	1/1/16	2/18/16	-	-	-	-	-	-	30,000	318,900
R. K. Zapfel	2016 APIP			80,000	800,000	1,600,000	-	-	-	-
	2016 E-LTIP	7/1/16	2/18/17	-	-	-	16,043	160,428	320,856	-	3,000,000

(A)	The “Grant Date” is the effective date of the E-LTIP stock awards. The “Date of Action” is the date on which the values of the awards are approved by the Xerox Compensation Committee or the CEO.

(B)	These columns reflect the threshold, target and maximum payout opportunities for Xerox Corporate performance measures under the 2016 APIP set by the Xerox Compensation Committee on February 18, 2016. On February 18, 2016, the Xerox CEO set threshold, target and maximum payout opportunities for the business unit performance measures. The actual APIP payout, which was based on 2016 performance and paid in April 2017, is presented in the “Summary Compensation Table” in column (E). The Xerox Corporate APIP measures and weightings for 2016 were adjusted EPS (20%), constant currency revenue growth (20%), operating cash flow (20%) and the separation performance measure (40%) The Xerox Corporate APIP measures applied to Mr. Vemuri’s and Mr. Zapfel’s entire APIP bonus and 25% of the APIP bonus for the other named executive officers. Please refer to the section entitled “Short-Term Incentives” in the CD&A for additional information on the 2016 APIP measures and weightings that applied to each of our named executive officers. Threshold payout was determined based on achieving the Xerox Corporate operating cash flow performance measure only at the minimum performance level. Unless the Xerox CEO determined otherwise, there would be no APIP payout if threshold performance was not achieved on any of the performance measures. See the “Summary Compensation Table,” footnote (E), for additional information regarding the actual payout of these awards.

(C)	The threshold, target and maximum payout opportunity for the 2016 E-LTIP awards were approved by the Xerox Compensation Committee on February 18, 2016 and the methodology for determining the number of shares was approved by the Xerox Compensation Committee on February 18, 2016 at the time the 2016 E-LTIP design and principles were approved. The number of shares at target for these awards was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares up to the nearest share. The closing stock price for this award was $9.35.

Performance shares under the E-LTIP can be earned by achieving three-year cumulative performance goals between threshold and maximum. The performance period for the 2016 E-LTIP is January 1, 2016 through December 31, 2016, and the service period is July 1, 2016 through July 1, 2019. Performance shares that are earned will vest on July 1, 2019.

The performance measures and weightings for 2016 E-LTIP are as follows: adjusted earnings per share - 50%; revenue growth (at constant currency) - 30%; and adjusted operating cash flow - 20%. The threshold column reflects the lowest number of performance shares that can be earned if three-year cumulative performance is achieved at the minimum level for adjusted operating cash flow only. If threshold performance is not achieved on any of the performance measures, no performance shares will be earned.

The target column reflects the number of performance shares that can be earned if target performance is achieved on all performance measures. The maximum column reflects the greatest number of performance shares that can be earned if maximum or higher performance is achieved on all performance measures. The number of performance shares earned will be interpolated in the event that the Xerox’s performance varies between threshold and maximum, as determined by the Xerox Compensation Committee.

The number of securities underlying performance shares listed in the table was adjusted immediately following the Spin-Off in order to preserve the intrinsic value of the award. These shares of Xerox Common Stock were adjusted and converted to our Common Stock for the NEOs other than Mr. Warren and Mr. Harvey, as described in the section of this proxy entitled “Long-Term Incentives” in the CD&A.

(D)	This column includes special RSU awards granted to Mr. Warren (65,000 shares), Ms. Harvey (75,000 shares) and Ms. Watts (30,000 shares), as approved by the Xerox CEO on February 18, 2016 as described in the “Long-Term Incentives” section in the CD&A. These awards were granted on January 1, 2016 and are scheduled to cliff vest on January 1, 2019, generally subject to continued employment at Xerox (for Mr. Warren) or Conduent (for Ms. Harvey and Ms. Watts) through the vesting date. The number of RSUs for Mr. Warren, Ms. Harvey and Ms. Watts was determined by dividing the approved value by the closing market price on the trading day immediately prior to the January 1, 2016 grant date, December 31, 2015 ($10.63) and rounding the number of shares up to the nearest share.

This column also includes a special RSU award granted to Mr. Webb-Walsh in connection with his promotion to Senior Vice President and Chief Financial Officer, as approved by the Xerox CEO on September 23, 2016 as described in the “Long-Term Incentives” section in the CD&A. This award was granted on October 1, 2016 and is scheduled to cliff vest on October 1, 2019, generally subject to continued employment at Conduent through the vesting date. The number of RSUs for Mr. Webb-Walsh was determined by dividing the approved value by the closing market price on the trading day immediately prior to the October 1, 2016 grant date, September 30, 2016 ($10.13) and rounding the number of shares up to the nearest share.

The number shares underlying RSUs listed in the table was adjusted immediately following the Spin-Off in order to preserve the intrinsic value of the award. These shares of Xerox Common Stock were adjusted and converted to our Common Stock for the NEOs other than Mr. Warren and Mr. Harvey, as described in the section of this proxy entitled “Long-Term Incentives” in the CD&A.

(E)	The value reported in this column with respect to the stock awards reported in column (C) is based on the target award and the grant date closing market price noted above in footnote (C). The value reported in this column with respect to the stock awards reported in column (D) is based on the grant date closing market price noted above in footnote (D). This value is recorded over the requisite serviced period as required by FASB ASC Topic 718. See footnote (C) to the “Summary Compensation Table” and the “Long-Term Incentives” section in the CD&A for additional information on these equity awards.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table unvested stock awards held by each of the named executive officers at the end of fiscal year 2016. For our NEOs other than Mr. Warren and Mr. Zapfel, the amounts shown, which represent equity awards granted prior to the Spin-Off (made with respect to shares of Xerox Common Stock), have been adjusted and converted into Conduent equity awards in shares of our Common Stock, by multiplying the number of shares underlying each award by the ratio of (A) the pre-Spin-Off closing price on December 30, 2016 of Xerox Common Stock and (B ) the volume weighted average price of Conduent’s Common Stock trading on the New York Stock Exchange on January 3, 2017 (.624093). In general, the adjusted and converted equity awards are subject to substantially the same terms and conditions as the original equity awards, including the original vesting schedule. The continuous service post-Spin-Off of each NEO with Conduent or Xerox, as applicable, will be taken into account for vesting purposes. For Mr. Warren and Mr. Zapfel, the number of shares of Xerox Common Stock underlying stock awards listed in the table was adjusted immediately following the Spin-Off in order to preserve the intrinsic value of each award.

Name	Number of Shares or Units of Stock That Have Not Vested (#) (A)	Market Value of Shares or Units of Stock That Have Not Vested ($) (A)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (B)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (B)
Ashok Vemuri	133,690	1,167,114	128,476	1,121,596
Brian Webb-Walsh	45,583	397,939	18,792	164,058
Kevin Warren	120,682	1,053,554	65,057	567,948
Connie L. Harvey	127,727	1,115,057	55,822	487,326
Susan A. Watts	98,968	863,991	61,956	540,876
R. K. Zapfel	247,841	2,163,652	295,766	2,582,036

(A)

The awards presented in these columns include earned unvested performance shares and unvested restricted stock units (as of December 31, 2016). The earned unvested performance shares for Mr. Webb-Walsh (7,534 shares), Mr. Warren (12,901 shares) and Ms. Harvey (20,641 shares) were granted on January 1, 2014 for the performance period from January 1, 2013 through December 31, 2015. As determined by the Xerox Compensation Committee in February 2016, performance shares earned for the January 1, 2014 E-LTIP award based on three-year cumulative performance for fiscal years 2013 through 2015 was 31.40% of the target award. These performance shares vested on January 1, 2017.

Included in this column are the unvested restricted stock units granted to each of the named executive officers on July 1, 2015 as part of the 2016 E-LTIP program, which vest on July 1, 2019. Also included in this column are restricted stock units granted to Mr. Zapfel on April 1, 2014 and the special RSU awards granted to Mr. Warren (65,000 shares), Ms. Harvey (75,000 shares) and Ms. Watts (30,000 shares) as approved by the Xerox CEO on February 18, 2016 as described in the “Long-Term Incentives” section in the CD&A.

The value of these awards is based on the $8.73 closing market price of Xerox Common Stock on December 31, 2016. In connection with the Spin-Off, number of securities underlying options and the exercise price of each option were adjusted in order to preserve the intrinsic value of the award.

(B)	The awards presented in these columns consist of unearned performance share awards (as of December 31, 2016) at target granted under the E-LTIP on July 1, 2014, July 1, 2015 and July 1, 2016. The performance period for the July 1, 2014 grant is January 1, 2014 through December 31, 2016; for the July 1, 2015 grant is January 1, 2015 through December 31, 2016; for the July 1, 2016 grant is January 1, 2016 through December 31, 2016. The value of these awards is based on the $8.73 closing market price of Xerox Common Stock on December 30, 2016.

As determined by the Conduent Compensation Committee in March 2017, performance shares were earned as follows: (i) for the July 1, 2014 E-LTIP award based on performance for fiscal years 2014 through 2016, a total of 12.91% of the target award was earned for three-year cumulative performance and will vest on July 1, 2017, which resulted in the following number of pre-conversion shares earned for each NEO: Mr. Webb-Walsh, 1,418 shares; Mr. Warren, 5,214 shares; Ms. Harvey, 6,257 shares; and Mr. Zapfel, 35,456 shares; (ii) for the July 1, 2015 E-LTIP award based on performance for fiscal years 2015 through 2016, a total of 33.34% of the target award was earned for three-year cumulative performance and will vest on July 1, 2018, which resulted in the following number of shares earned for each NEO: Mr. Webb-Walsh, 4,527 shares; Mr. Warren 18,730 shares; Ms. Harvey, 18,370 shares; Ms. Watts, 23,413 shares; and Mr. Zapfel, 106,139 shares. As determined by the Conduent Compensation Committee in February 2017, performance shares were earned for the July 1, 2016 E-LTIP award based on performance for fiscal year 2016, a total of 96.10% of the target award was earned for three-year cumulative performance and will vest on July 1, 2018, which resulted in the following number of pre-conversion shares earned for each NEO: Mr. Ashok Vemuri, 128,476 shares; Mr. Brian Webb-Walsh, 12,848 shares; Mr. Warren, 41,113 shares; Ms. Harvey, 30,835 shares; Ms. Watts, 38,543 shares; and Mr. Zapfel, 154,171 shares. Additional information regarding the E-LTIP awards can be found in “Long-Term Incentives—Executive Long-Term Incentive Program.”

PENSION BENEFITS FOR THE 2016 FISCAL YEAR

The following table reflects the actuarial present value for the named executive officers’ total accumulated benefit as of December 31, 2016, if any, under the pension plans in which they participate. See the “Pension Plans” section of the CD&A for a description of the pension plans.

Name	Plan Name (A)	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (B)	Payments During Last Fiscal Year ($)
Ashok Vemuri	-	-	-	-
Brian Webb-Walsh	Retirement Income Guarantee Plan	14.8	302,050	-
	Unfunded Retirement Income Guarantee Plan	14.8	19,857
Kevin Warren	Retirement Income Guarantee Plan	29.3	997,910	-
	Unfunded Retirement Income Guarantee Plan	29.3	1,164,859
Connie L. Harvey	-	-	-	-
Susan A. Watts	-	-	-	-
R. K. Zapfel	-	-	-	-

(A)	Pension benefits are provided to Mr. Webb-Walsh and Mr. Warren under the Retirement Income Guarantee Plan (“RIGP”) and the Unfunded Retirement Income Guarantee Plan (“Unfunded RIGP”).

(B)	All calculations are based on actual pay.

The benefit formulas and assumptions used to calculate these estimates are as follows:

Effective December 31, 2012, all future accruals under RIGP and Unfunded RIGP were frozen and no future benefits have been (or will be) accrued following that date.

The pay used to calculate the RIGP and Unfunded RIGP benefits is base pay plus actual short-term incentive payment (incentive payment is considered for the calendar year in which it is paid). The present value of the accumulated benefit is the present value of the benefit payable at the earliest unreduced retirement age (62 for Mr. Webb-Walsh and Mr. Warren) based on the following assumptions: 85% of participants are assumed to elect a lump sum from RIGP; pre-retirement FASB ASC Topic 715 discount rate of 4.00% for RIGP and 4.10% for Unfunded RIGP; no pre-retirement mortality or turnover assumed; post-retirement FASB ASC Topic 715 discount rate of 4% (5.15% for RIGP lump sums); and post-retirement mortality for RIGP lump sums is based on a 50% weighted male and 50% weighted female RP 2014 mortality table adjusted from 2014 back to 2006 with improvement scale MP-2014 and projected forward from 2006 using improvement scale MP-2016, which is expected to be used as Applicable Mortality after 2017, with Applicable Mortality as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The RP 2014 white collar Mortality table adjusted from 2014 back to 2006 with improvement scale MP-2014 and projected forward from 2006 using improvement scale MP-2016to year of payment is used for annuitant mortality for purposes of Unfunded RIGP benefits. Assuming Mr. Webb-Walsh and Mr. Warren continue to accrue vesting service under the RIGP and Unfunded RIGP, they will attain 30 years of service prior to age 62 and be eligible to receive unreduced benefits under both plans at age 62. Therefore, age 62 is their earliest unreduced retirement age.

RIGP benefits are determined as the greater of a Highest Average Pay formula benefit (1.4% of five-year Highest Average Pay multiplied by benefit service of up to 30 years), a Cash Balance Retirement Account and a retirement account that was transferred to RIGP in 1990. Early retirement benefits under RIGP are available for employees who leave Xerox at age 55 with 10 years of service or later and the Highest Average Pay formula is reduced from age 65 (or age 62 with 30 years of service) at 5% per year based on age at distribution or annuity commencement. Mr. Webb-Walsh and Mr. Warren are not currently eligible for early retirement. The RIGP benefits are generally based on total pay, subject to IRS limits on the compensation that can be reflected in a qualified plan.

Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit including the December 31, 2012 benefit freeze, except the pay used in the Highest Average Pay formula is not subject to IRS limits. Unfunded RIGP also provides for an Unfunded RIGP Cash Balance Retirement Account (“CBRA”). This Unfunded RIGP CBRA provides pay credits on pay in excess of the IRS limits for years 2003 to and including 2012 and interest on these pay credits while the Highest Average Pay formula reflects all years of service through December 31, 2012. The purpose of Unfunded RIGP is to replace benefits that cannot be provided in RIGP due to IRS compensation limits.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2016 FISCAL YEAR

The Non-Qualified Deferred Compensation table discloses executive and employer contributions, as applicable, named executive officer withdrawals and earnings, if any, and fiscal year-end balances under the Xerox Corporation Supplemental Savings Plan (“SSP”) and the Xerox Services Supplemental Savings Plan (“XSSP”).

Name	Plan Name	Executive Contributions in the Last FY (S)	Registrant Contributions in Last FY ($) (A)	Aggregate Earnings in Last FY ($) (B)	Aggregate Withdrawals/ Distributions (S)	Aggregate Balance at Last FY (S)
Ashok Vemuri	-	-	-	-	-	-
Brian Webb-Walsh	SSP	1,339	1,339	33	-	5,120
Kevin Warren	SSP	11,813	11,813	86	-	23,711
Connie L. Harvey	XSSP	79,930	-	75,430	-	1,255,474
Susan A. Watts	-	-	-	-	-	1,100,114
R. K. Zapfel	SSP	24,690	24,690	1,052	-	125,210

(A)	All registrant contributions are reported as “All Other Compensation” in the “Summary Compensation Table.”

(B)	No portion of the amounts shown in this column for the SSP or the XSSP is reported in the “Summary Compensation Table” as above market interest.

Xerox Corporation Supplemental Savings Plan

Effective January 1, 2013, with the freeze of all U.S. pension benefits, Xerox adopted the SSP to allow compensation deferrals in excess of IRS limits. This is an unfunded nonqualified plan which provides a notional 100% match on employee deferrals of 3% of pay over the IRS limits.

To participate, employees must elect to defer by December 31 of the year preceding the year of the employee deferral; the employee deferral is 3% of pay over the IRS limits (employees can elect to have a 3% employee deferral or not to participate at all). Employee deferrals will be credited to notional accounts no later than the end of the year in which the deferrals were deducted from pay. The match will be credited to a notional account no later than the end of the first quarter following the year of deferral. Interest is credited at a rate defined by Xerox before the first day of any period for which the interest will accrue. Such interest rate must be a reasonable rate as defined by Treasury Regulation Section 31.3121(v)(2)-1(d) and, with respect to any named executive officer, shall not be greater than the highest rate that may be utilized that is not subject to disclosure under 17 C.F.R. Section 229.402. Mr. Webb-Walsh, Mr. Warren and Mr. Zapfel elected to participate in the SSP in 2016.

All balances are fully vested. The distribution of benefits from the SSP is as a single sum payment which is made six months after the date the participant separates from service.

Xerox Services Supplemental Savings Plan

In 2016, under the XSSP, “highly compensated employees” (as defined under ERISA) were eligible to defer up to 85% of their base salary, bonus and commissions. To participate, employees must elect to defer by December 31 of the year preceding the year of the employee deferral. Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available investment alternatives offered under the XSSP. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Xerox Services may make discretionary employer contributions for plan participants, as approved by Xerox’s Senior Vice President, Chief Human Resource Officer. In 2016, Ms. Harvey elected to defer compensation under the XSSP. There was no Xerox or Conduent match under this plan in 2016.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Xerox has entered into certain agreements and maintains certain plans that provide compensation to named executive officers in the event of a termination of employment or a change in control, which, for our NEOs other than

Mr. Warren and Mr. Zapfel, were assumed by Conduent in connection with the Spin-Off. Since Mr. Zapfel separated from Xerox on December 31, 2016, only the severance payments and benefits payable in connection with his termination are provided in the table below. Mr. Zapfel was never an employee of Conduent, but has filed a lawsuit in which he alleges that he is entitled to certain change in control benefits in connection with the Spn-Off. The amount of compensation payable to each named executive officer, assuming that each hypothetical termination or change-in-control situation occurred on December 31, 2016, is listed in the table below. The equity awards presented in this table reflect grants not vested as of December 31, 2016 and are based on the closing market price of Xerox Common Stock of $8.73 as of December 30, 2016.

	Cash Severance ($)	Non- Equity Incentive Awards ($)	Equity Incentive Awards ($)	Qualified Pension Benefits ($)	Non- Qualified Pension Benefits ($)	Healthcare/ Life Insurance Benefits ($)	Total Termination Benefits ($)
Ashok Vemuri
• Voluntary Termination for Good Reason Termination (A)	1,000,000	702,865	381,457	-	-	-	2,084,322
• Involuntary Termination not for Cause (B)	1,000,000	702,865	381,457	-	-	13,692	2,090,028
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	5,000,000	702,865	2,334,227	-	-	27,384	8,048,503
• Death (D)	-	702,865	2,334,227	-	-	500,000	3,537,092
Brian Webb-Walsh
• Voluntary Termination/ Retirement (A)	-	-	-	-	-	-	-
• Involuntary Termination not for Cause (B)	225,000	187,256	151,946	228,111	14,807	5,432	921,921
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	1,575,000	187,256	729,086	228,111	41,140	21,728	2,782,321
• Death (D)	-	187,256	729,086	172,421	9,552	1,350,000	2,448,315
Kevin Warren
• Voluntary Termination/ Retirement (A)	-	-	-	-	-	-	-
• Involuntary Termination not for Cause (B)	247,500	362,813	543,530	862,401	976,312	8,516	2,911,072
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	1,732,500	362,813	2,516,117	862,401	1,126,631	34,064	6,635,466
• Death (D)	-	362,813	2,517,057	551,471	515,666	-	3,947,007
Connie L. Harvey
• Voluntary Termination/ Retirement (A)	-	-	-	-	-	-	-
• Involuntary Termination not for Cause (B)	268,000	399,938	617,272	-	-	8,384	1,293,594
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	1,876,000	399,938	2,702,407	-	-	33,536	5,011,881
• Death (D)	-	399,938	2,702,407			1,566,500	4,668,845
Susan A. Watts
• Voluntary Termination/ Retirement (A)	-	-	-	-	-	-	-
• Involuntary Termination not for Cause (B)	300,000	450,000	471,918	-	-	5,042	1,226,960
• Involuntary or Good Reason Termination after change in control (CIC) (C)	2,100,000	450,000	1,827,189	-	-	20,168	4,397,357
• Death (D)	-	450,000	1,827,189	-	-	1,100,000	3,377,189
R. K. Zapfel
• Involuntary Termination not for Cause	800,000	744,000	1,878,495	-	-	30,287	3,452,782

(A)

None of these individuals are retirement eligible and they would not receive any payments if they left voluntarily, other than Mr. Vemuri. Per his offer letter, if Mr. Vemuri voluntarily terminated his employment for Good Reason prior to the first anniversary of his start date (July 1, 2016), then he will be entitled to salary continuation paid over 12 months equal to his annual base salary. In addition, Mr. Vemuri would receive a short-term incentive payment (Non-Equity Incentive Award) for 2016 performance, reflecting actual achievement against performance goals, and pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date per the terms of the E-LTIP, which reflect actual performance achievement). If Mr. Vemuri left voluntarily not for Good Reason, he would not receive any payments.

Long-term incentive awards, U.S. non-qualified pension plan benefits and, in the case of Mr. Zapfel , short-term incentive awards are subject to clawback provisions as described in the “Other Features of Xerox’s Executive Compensation Program – Compensation Recovery Policy (Clawbacks)” section in the CD&A.

(B)	In connection with his involuntary termination without cause as of December 31, 2016, Mr. Zapfel will receive a severance payment pursuant to the arrangement approved as part of his new hire package which remains in effect until April 1, 2017. Under this arrangement, Mr. Zapfel receives a payment equivalent to his annual base salary paid out over 12 months. Under the terms of Xerox Services severance policy, Mr. Webb-Walsh, Mr. Warren, Ms. Harvey and Ms. Watts would receive salary continuance payments for 26 weeks. Per his offer letter, if Mr. Vemuri is terminated by Xerox or Conduent other than for “Cause” (as defined in his equity award agreement), then he will be entitled to salary continuation paid over 12 months equal to his base salary. The amounts reported in the table assume salary continuance is paid as a lump sum although such payments are generally paid periodically consistent with the normal payroll cycle during active employment. In addition, all named executive officers would receive: (i) a short-term incentive payment (Non-Equity Incentive Award) for 2016 performance, shown at target (actual payout could be higher or lower), (ii) pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date per the terms of the E- LTIP, shown at target but subject to actual performance achievement) and (iii) vested pension benefits, if any.

(C)	Change-in-control (“CIC”) severance agreements for all named executive officers provide specified severance benefits if, within two years following a change in control of Xerox, employment is terminated either:

•	involuntarily other than for cause, death or disability, or

•	voluntarily for good reason.

These severance benefits include:

•	A lump sum cash payment equal to two times the then-current annual base salary and short-term incentive award target.

•	Continuation of specified welfare benefits at active employee rates for a period of 24 months.

•	Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

•	In addition, pursuant to the terms of the applicable agreements, upon involuntary or good reason termination, these executives would also be entitled to: (i) accelerated vesting of stock awards, including performance shares at target, which will occur following a change in control only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger”); and (ii) a short-term incentive (Non-Equity Incentive Award) payment for the 2016 performance shown at target (actual payout could be higher or lower).

If excise tax is payable, Xerox will reduce the named executive officer’s CIC payment to a level that will not trigger an excise tax payment if it is determined that doing so will result in a greater net after-tax amount for the executive.

In addition to the benefits above, when the change in control occurs, Mr. Webb-Walsh and Mr. Warren are immediately entitled to payment of the present value of the accrued non-qualified U.S. pension benefits, as of the date of a change in control, provided the change in control conforms with applicable tax regulations regarding deferred compensation. Payment is made without regard to the plan’s requirements for age or years of service. In the event of a change in control that does not conform with deferred compensation regulations, participants will vest in the plan benefits but will receive payment according to the normal payment provisions of the plans. The Xerox Compensation Committee views this payment upon a conforming change in control and accelerated vesting upon a nonconforming change in control as appropriate in order to protect the pension benefit that the named executive officer has earned at Xerox.

Each change-in-control severance agreement provides that the executive must remain an employee of Xerox for nine months following a potential change in control or until the date which the named executive officer is first entitled to receive the benefits described above, if earlier. See “Potential Payments upon Termination or Change in Control—Change-in-Control Severance Agreement” below for additional information.

(D)	Following death, the estates or, with respect to certain types of payments and elections made, the spouses of all named executive officers would receive payment of a 2016 short-term incentive payment shown at target (actual payout could be higher or lower); accelerated vesting of performance shares at target, and restricted stock units, if any; deferred compensation balance, if any; a life insurance benefit; and vested pension benefits, if any. Subject to certain eligibility conditions, the pension death benefit is generally a 50% survivor annuity.

Termination Following Disability

Assuming termination following disability on December 31, 2016, all named executive officers would be eligible for pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date) per the terms of the E-LTIP and vested pension benefits, if any, as shown for “Voluntary Termination/ Retirement.”

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against Xerox, there would be no payments to the named executive officers other than their deferred compensation balance, if any, and vested qualified pension benefits, if any. All unvested shares and non-qualified pension benefits would be immediately cancelled upon termination for cause. See the “Other Features of Xerox’s Executive Compensation Program—Compensation Recovery Policy (Clawbacks)” section of the CD&A for additional information.

Non-Qualified Pension Benefit

In the event of a change in control, the non-qualified pension amounts shown in the table above for Mr. Webb-Walsh and Mr. Warren represent the lump sum payments that would be paid for all non-qualified pension benefits under the Unfunded RIGP. Mr. Vemuri, Ms. Harvey, Ms. Watts and Mr. Zapfel are not participants in the Unfunded RIGP. These amounts were calculated as specified in the Unfunded RIGP based on the present value of future benefits using the minimum required interest rate and mortality for qualified plan lump sum payments. These benefits would not be paid as a lump sum without the occurrence of a change in control that conformed to deferred compensation tax regulations. The present value of the benefits payable upon an event other than a change in control represents the present value of the accumulated benefits for each participant. Since these amounts are not paid as lump sums, and for change in control purposes, this present value is already determined using the required assumptions under Section 280G of the Internal Revenue Code, these assumptions have been used for this purpose as well to express these benefits as a present value. These present values are based on assumed termination of employment on December 31, 2016.

Change-in-Control Severance Agreement

Generally, for purposes of change-in-control severance agreements, a change in control is deemed to have occurred, subject to specific exceptions, if:

•	Any person beneficially owns 20 percent (or, in the case of Mr. Vemuri and Mr. Webb-Walsh, 50 percent) or more of the combined voting power of the outstanding securities of Conduent.

•	A majority of the Conduent Board is replaced under specific circumstances.

•

There is a merger or consolidation involving Conduent unless (i) the directors of Conduent who were members of the board immediately before the merger/consolidation continue to constitute a majority of the Conduent board of directors or (ii) the merger/consolidation is effected to implement a recapitalization and no person becomes the beneficial owner of 20 percent (or, in the case of

Mr. Vemuri and Mr. Webb-Walsh, 50 percent) or more of the combined voting power of Conduent’s then outstanding voting securities.

•	All or substantially all of Conduent’s assets are sold, or Conduent’s shareholders approve a plan of complete liquidation or dissolution.

A voluntary termination for good reason in the event of a change in control includes:

•	The material diminution of authority, duties, or responsibilities, including being an executive officer of Conduent before a change in control and ceasing to be an executive officer of the surviving company. The change-in-control benefits for this provision will only be triggered if the executive officer has not voluntarily terminated his/her employment and the “material diminution of authority, duties, or responsibilities” has occurred and not been remedied, in either case, before the second anniversary of the potential change in control of Conduent.

•	A material reduction in annual base salary or annual target short-term incentive, except to the extent such reduction is consistent with an across-the-board reduction for employees.

•	A material change in the geographic location where the executive is required to be based.

•	Failure by Conduent to continue any material compensation or benefit plan, vacation policy, or any material perquisites unless an alternative plan is provided, or failure to continue the executive’s participation in these plans.

•	Failure of Conduent to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the change in control agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Conduent’s equity compensation plans as of February 28, 2017:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders	6,578,355	$10.62	20,096,228
Equity compensation plans not approved by security holders	-	$ -	-
Total	6,578,355	$10.62	20,096,228

(1)	Column (a) includes 674,583 shares underlying outstanding options under the 1997 and 2007 ACS Plans, 4,024,293 shares underlying outstanding performance shares and 1,838,191 shares underlying outstanding RSUs under the Performance Incentive Plan, and 41,288 shares underlying outstanding DSUs under the Director Equity Plan. Because there is no exercise price associated with performance shares, RSUs or DSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b).

(2)	The 1997 and 2007 ACS Plans were discontinued as of February 5, 2010. No further grants can be made under these plans. Any shares that are cancelled, forfeited or lapse under the Performance Incentive Plan become available again for issuance under the Performance Incentive Plan. Any shares that are cancelled, forfeited or lapse under the Director Equity Plan become available again for issuance under the Director Equity Plan.

OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the fullest extent permitted by New York law. Consistent with our by-laws, the Company advanced no counsel fees or other reasonable fees and expenses, actually and necessarily incurred by any officer or director since the previous report to shareholders. In accordance with the requirements of the Business Corporation Law of the State of New York (the “BCL”), in the event the Company advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws or the BCL.

Directors and Officers Liability Insurance and Indemnity

On January 1, 2017, the Company renewed its policies for directors and officers liability insurance. The policies are issued by Federal Insurance Company, XL Specialty Insurance Company, Travelers Casualty and Surety Company of America, Twin City Fire Insurance Company, U.S. Specialty Insurance Company, Arch Insurance Company, ACE American Insurance Company, Marsh Alpha (Lloyd’s of London), Allied World Assurance Company Ltd, Axis Insurance Company and Illinois National Insurance Company. The policies expire January 1, 2018, and the total annual premium is approximately $1,288,060.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to act as independent auditors of the Company for 2017. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Fees for audit, audit-related, tax and other professional services rendered by PricewaterhouseCoopers LLP to the Company for 2015 were billed to, and paid directly by, Xerox because the Company’s results were included in Xerox’s consolidated financial statements. Fees for audit, audit-related, tax and other professional services rendered by PricewaterhouseCoopers LLP to the Company for 2016 were billed to, and paid directly by, Xerox, except $1,621,000 which was billed to, and paid directly by the Company, because the Company’s results were included in Xerox’s consolidated financial statements.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2016(1)	2015
Audit Fees	5.8	NA
Audit Related Fees	0.7	NA
Tax Fees	0.2	NA
All Other Fees	0	NA
Total Fees	6.7	NA

(1)	The Company paid $1,621,000 to PricewaterhouseCoopers LLP for services rendered for 2016. The remainder of the $6.7 million paid to PricewaterhouseCoopers LLP for services rendered for 2016 was paid directly by Xerox because the Company’s results were included in Xerox’s consolidated financial statements.

Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the evaluation and selection of the lead audit partner and considers whether there should be regular rotation of the independent registered public accounting firm.

The Audit Committee is also required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent registered public accounting firm, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent accountant’s for non-audit services. In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, PwC were pre-approved by the Audit Committee.

The Audit Committee and the Board believe that the continued retention of PwC to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” on page 19 and can also be found on our website at www.conduent.com/corporate-governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board PCAOB (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2016, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;

•	Discussed with PwC the matters required to be communicated in PCAOB Auditing Standards Nos. 16 (Communication with Audit Committees) and 18 (Related Parties); and

•	Received the written disclosures and the letter from PwC required by the applicable PCAOB independence rules, New York Stock Exchange Rule 303A.07 (Auditor Quality Control Procedures) and has discussed with PwC that firm’s independence and quality control procedures.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2016 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing by the Company with the SEC.

Virginia M. Wilson, Chair

Joie A. Gregor

Michael Nevin

The Board recommends a vote

FOR

the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2017

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2016 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act, under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking your vote, on a non-binding advisory basis, on the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables and narrative disclosure, as provided in this proxy statement. Specifically, shareholders are being asked to vote upon, and the Board has approved and unanimously recommends, the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board believes that our executive compensation program is well designed, appropriately aligns executive pay with company performance and incentivizes desirable executive performance. This proposal gives you an opportunity to express your own view of our 2016 executive compensation practices, substantially all of which were pursuant to Xerox’s compensation programs and policies. While the vote does not address any specific item of compensation and is not binding on the Board, the Board and its Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

The advisory resolution approving our executive compensation shall be deemed approved if the number of votes cast “for” the resolution exceed the number of votes cast “against” the resolution. Abstentions and broker non-votes will not be counted as votes cast “for” or “against” the resolution.

The Board recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy

PROPOSAL 4 — PROPOSAL TO SELECT, ON AN ADVISORY BASIS, THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting regarding whether the shareholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act should occur every one, two or three years.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every year. We believe that this frequency is appropriate for a number of reasons, including:

•	An advisory vote every year on executive compensation would allow our shareholders to provide us with more frequent and timely feedback on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement;

•	A one-year voting frequency would provide the highest level of accountability and communication because the non-binding shareholder vote to approve the compensation of our named executive officers would correspond with the most recent executive compensation information presented in our Proxy Statement for our annual meetings of shareholders; and

•	An annual advisory vote on the compensation of our named executive officers would align more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

Accordingly, as indicated below, the Board recommends that you vote in favor of an annual advisory vote on the compensation of our named executive officers.

Pursuant to the Dodd-Frank Act, the shareholder vote on the frequency of the shareholder vote to approve the compensation of our named executive officers is an advisory vote only, and it is not binding on the Company or the Board. Shareholders are being asked to vote on whether the shareholder vote to approve the compensation of the named executive officers should occur every one, two or three years or to abstain from voting. Please note shareholders are not voting to approve or disapprove of the Board’s recommendation. Although the vote is non-binding, the Board values the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the shareholder vote on the compensation of our named executive officers.

The Board recommends a vote for

every “1 YEAR”

as the frequency for the advisory votes on executive compensation

PROPOSAL 5 — APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE CONDUENT PIP FOR PURPOSES OF SECTION 162(M) OF THE CODE

General

On December 12, 2016, prior to the completion of the Spin-Off, the Board of Directors of Xerox and our Board each approved the Performance Incentive Plan. We are seeking your vote to approve the material terms of the performance goals pursuant to the currently effective plan (including the employees eligible to receive awards pursuant to the currently effective plan and the maximum number of awards that may be granted to each such employee on an annual basis) for purposes of Section 162(m) of the Code. Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our Chief Executive Officer or to any of our three other most highly compensated executive officers (excluding our Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an enumerated exception under Section 162(m) of the Code. Compensation that is “performance-based,” within the meaning of Section 162(m) of the Code, is not subject to these deduction limits. To qualify as performance-based compensation, among other requirements, the compensation generally must be paid only upon the attainment of certain shareholder-approved performance goals. The Company is currently eligible for a post-Spin-Off transition rule under which amounts paid under the Performance Incentive Plan may be exempt from the deduction limitations of Section 162(m) of the Code. To help qualify certain awards granted under the Performance Incentive Plan as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code following the end of the transition period, which benefits the Company and its shareholders, the Company is seeking shareholder approval of the material terms of the performance goals under the Performance Incentive Plan for purposes of compliance with Section 162(m) of the Code. No amendments or modifications to the currently effective plan are being proposed.

The total number of shares of Common Stock that may be delivered pursuant to awards granted under the Performance Incentive Plan is 25,000,000. No additional shares are being requested in connection with this Proposal Five. The terms and conditions of each award, as determined by the committee that administers the Performance Incentive Plan, are set forth in a written (or electronic) award agreement. Shareholder approval of this Proposal Five is intended to, among other things, comply with the rules and regulations of the New York Stock Exchange (“NYSE”) and permit certain awards, as discussed below, to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

The benefits and amounts that will be received by or allocated to participants under the Performance Incentive Plan are not yet determinable because the types and amounts of awards and selection of participants are discretionary.

Material Terms of Performance Goals

1.	Eligibility. Officers and employees of the Company are eligible to be granted an award under the Performance Incentive Plan. We currently expect that awards will be generally limited to approximately 1,275 employees, including current officers, of Conduent.

2.

Performance Goals. In granting “qualified performance-based compensation” awards, the Compensation Committee may base the relevant performance goals on one or more of the following criteria: earnings per share; cash flow; cost reduction; days sales outstanding; cash conversion cycle; cash management (including, without limitation, accounts receivable, inventory and/or capital expenditures); total shareholder return; return on shareholders’ equity; return on invested capital;

economic value added measures; return on assets; pre-or post-currency revenue; pre-or post-currency performance profit; profit before tax; profit after tax; operating profit; operating margin; stock price; return on sales; earnings before interest, taxes, depreciation and/or amortization (“EBITDA”); EBITDA margin; and earnings after interest, taxes, depreciation and/or amortization. Any performance goal established for awards intended to qualify as performance-based compensation under Section 162(m) of the Code may be used to measure performance of the Company as a whole or of any subsidiary, division, segment or other business unit or may be based on a relative measure compared to the performance of a group of other comparable companies, a published or special index, or other external measure, or any combination of such measures, as the Compensation Committee may determine. Such performance goals may be adjusted to reduce or eliminate the amount of compensation otherwise payable upon attainment of the performance goals or may be adjusted for any unusual, infrequent or nonrecurring corporate item, transaction, event or development.

3.	Plan Limits. Subject to adjustment as provided in the Performance Incentive Plan, awards granted to any single participant under the Plan during any fiscal year that are intended to qualify as performance-based compensation under Section 162(m) of the Code are subject to the following limitations: (i) the maximum aggregate number of shares of Common Stock that may be subject to stock options or stock appreciation rights is 2,200,000, provided that the limit will be 3,300,000 shares in the fiscal year employment commences; (ii) the maximum aggregate number of shares of Common Stock that may be subject to restricted stock awards, restricted stock unit awards, performance-based stock awards or other stock awards is 1,500,000, provided that the limit will be 2,250,000 shares in the fiscal year employment commences; and (iii) the maximum aggregate dollar amount that may be payable in settlement of performance-based cash awards, assuming a maximum payout, to any participant (including dividend equivalents payable in cash based upon attainment of specific performance goals), is $15,000,000.

Effect of Proposal

The Company’s shareholders are not being asked to approve amendments or modifications to the currently effective plan. Approval of this Proposal Five will not increase the number of shares available for issuance under the Performance Incentive Plan. The sole effect of our shareholders’ approval of this Proposal Five will be to qualify the material terms of the performance goals under the Performance Incentive Plan as shareholder-approved performance goals for purposes of Section 162(m) of the Code.

Summary of the Conduent Performance Incentive Plan

Purpose, Administration and Awards

The purpose of the Performance Incentive Plan is to advance the interests of the Company and to increase shareholder value by providing its officers and employees with a proprietary interest in the growth and performance of the Company and with incentives for current or future service with the Company. The Performance Incentive Plan will be administered by our Compensation Committee, which we refer to as the “Committee”. The Committee has the full and exclusive power to, among other things, interpret, construe and implement the Performance Incentive Plan and any rules, regulations, guidelines or agreements adopted thereunder and to adopt such rules, regulations and guidelines for carrying out the Performance Incentive Plan as it may deem necessary or proper. The Performance Incentive Plan authorizes the Committee to determine the types of awards granted to each participant, including stock options (including both non-qualified stock options and incentive stock options (or “ISOs”)), stock appreciation rights (or “SARs”), stock awards (including restricted stock awards, restricted stock unit awards and performance-based stock awards) and cash awards.

The Performance Incentive Plan provides for appropriate adjustments in the number of shares available in the event of a change in capitalization, including a stock dividend or other extraordinary distribution, stock split, reverse stock split, split-up or spin-off, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting shares of Common Stock. The Assumed Xerox Awards will be subject to the Performance Incentive Plan’s total share limit.

Each share of Common Stock with respect to which a stock-settled award is granted under the Performance Incentive Plan will reduce the plan share limit by one share.

No shares will be deducted from the number of shares available for issuance under the Performance Incentive Plan by reason of such award in the event that any award is paid solely in cash or some form other than shares. Shares of Common Stock subject to awards that are cancelled, forfeited, or lapsed will again be available for issuance under the Performance Incentive Plan. In addition, such shares that are withheld to pay taxes on any awards or tendered to exercise stock options granted under the Performance Incentive Plan will again be available for issuance under the Performance Incentive Plan.

Stock Option and SAR Awards

Any participant may receive one or more stock option or SAR awards, as the Compensation Committee will from time to time determine. Any stock option may be granted as an ISO, provided that such stock option complies with applicable provisions of the Code at the time of grant. Every stock option or SAR will provide for a fixed expiration date of not later than ten years from the date of grant. Under no circumstances may stock option awards be granted which provide by their terms for the automatic award of additional stock options upon exercise, including “reload options”.

The exercise price of Common Stock issued pursuant to each stock option or SAR may in no event be less than 100% of the fair market value of the Common Stock on the date such award is granted, subject to adjustment upon changes in capitalization. The Committee may provide for stock options to be exercisable in whole or in part.

Except as otherwise provided in the Performance Incentive Plan, the exercise price for the Common Stock subject to a stock option must be paid in full when the stock option is exercised. Subject to such rules as the Compensation Committee may impose, the exercise price may be paid in whole or in part in cash or as provided by the Compensation Committee at the time of grant or in the applicable award agreement, including tendering (either constructively or by attestation) shares of Common Stock, surrendering a stock or cash award, or any combination of such methods of payment.

A SAR will entitle the holder to the right to receive a payment, in cash or shares of Common Stock (or a combination of cash or such shares), as determined by the Compensation Committee, equal to the excess of (i) the market value of a specified number of shares of Common Stock at the time the SAR is exercised over (ii) the fair market value of such shares on the effective date of grant of the SAR as set forth in the applicable award agreement.

Stock Awards

Any participant may receive one or more stock awards, as the Compensation Committee will from time to time determine. A stock award is an award made in stock or denominated in units of stock. All or part of any stock award may be subject to conditions established by the Compensation Committee, which will be set forth in the applicable award agreement, and may include continuous service with the Company or achievement of specific performance goals.

Cash Awards

Any participant may receive one or more cash incentive awards, as the Compensation Committee may from time to time determine. A cash award may be in the form of an annual incentive award subject to specific performance periods determined by the Compensation Committee and will specify the minimum, target and maximum amounts of awards for the applicable performance period. A cash award may also be in the form of a long-term award denominated in cash subject to restrictions and conditions as may be established by the Compensation Committee and as set forth in the applicable award agreement, including continuous service with the Company or achievement of specific performance goals.

Claw-Back in the Event of Accounting Restatement

If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, The Company may recover any excess incentive-based compensation from executive officers or former executive officers (in excess of what would have been paid under the accounting restatement), including entitlement to shares of Common Stock, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement. The Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares of Common Stock, that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Act.

Change in Control

Unless the award agreement specifies otherwise, all awards outstanding at the time of a change in control will become fully vested in the event the participant’s employment or service is terminated by the Company without cause or by the participant for good reason (each as defined in the Performance Incentive Plan or award agreement, and which we refer to as a “qualifying termination”) following the change in control. All awards other than stock options and SARs that are outstanding at the time of a change in control will be paid in cash, based on the highest price paid for a share of Common Stock in the transaction giving rise to the change in control, upon the original vesting date of the award (or, in the case of a change in control that conforms to the requirements of Section 409A of the Code, upon a qualifying termination that occurs within two years following the change in control, if earlier). In the event of a change in control, the Compensation Committee may permit or require unvested SARs and stock options to be early exercised for restricted shares of Common Stock.

For purposes of the Performance Incentive Plan, a change in control is generally defined to mean (i) any person acquires securities of the Company (other than directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company, (ii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company cease for any reason to constitute a majority of the board, unless new directors were approved by a vote of at least two-thirds of the incumbent directors, (iii) the consummation of a merger or consolidation of the Company in which individuals constituting the board of directors immediately preceding the transaction do not continue to constitute a majority of the board immediately following the transaction and which is not effected to implement a recapitalization (or similar transaction), (iv) the shareholders approve a plan of complete liquidation or dissolution of the Company, or a sale or disposition of all or substantially all of the Company’s assets in which immediately thereafter the shareholders of the Company own less than 50% of the combined voting power of the purchasing entity.

No Re-Pricing

The Performance Incentive Plan prohibits the “re-pricing” of options or SARs without shareholder approval. That is, except for adjustments made to changes in capitalization or in the event of any extraordinary distribution, the Compensation Committee will not, without the further approval of our shareholders, (i) lower the exercise price per share of a stock option or SAR, (ii) cancel a stock option or SAR when the exercise price per share of Common Stock exceeds the fair market value in exchange for cash or another award (other than in connection with a change in control), or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the national securities exchange on which Common Stock is listed. In addition, The Company may not repurchase a stock option or SAR (in cash, substitutions, cash buyouts or otherwise) from an award holder if the current fair market value of the shares of Common Stock underlying the stock option or SAR is lower than the applicable exercise price per share.

Forfeiture

The Committee has the full and exclusive authority to determine whether, to what extent and under what circumstances awards may be cancelled, forfeited or suspended.

Amendment and Termination

Subject to the requirements of Section 162(m) of the Code and any shareholder approval that may be required by law or the rules of the national securities exchange on which Common Stock is listed, the board of directors or the Compensation Committee may modify, amend or suspend, or the board of directors may terminate, the Performance Incentive Plan in whole or in part and at any time. No awards may be granted under the Performance Incentive Plan following the tenth anniversary of the effective date of the Performance Incentive Plan or, if earlier, the date the Performance Incentive Plan is terminated by our board of directors.

Certain Federal Tax Aspects of the Performance Incentive Plan

The following summary describes the federal income tax treatment associated with options awarded under the Performance Incentive Plan. The summary is based on the law in effect as of the date of this filing. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options. Neither the grant nor the exercise of an ISO results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an ISO until the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss and (b) the Company would not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If shares acquired upon the exercise of an ISO were disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee would realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the amount paid for the shares or (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction would be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and would not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NQSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NQSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options. A stock option that does not qualify as an ISO (a “nonqualified stock option” or an “NQSO”) would result in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NQSO would, at that time, realize taxable compensation equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. If the NQSO was granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. A corresponding deduction would be available to the Company. The foregoing summary assumes that the shares acquired upon exercise of an NQSO option are not subject to a substantial risk of forfeiture.

Restricted Shares. A Restricted Share (an “RS”) would result in no taxable income at the time of grant unless the grantee elects otherwise under Section 83(b) of the Code (a “Section 83(b) Election”). Unless a Section 83(b) Election is made, the grantee will recognize ordinary income, at the time restrictions applicable to the RS award lapse, equal to the excess of the fair market value of such stock at such time over the amount (if any) paid therefor. Grantees who receive dividends on RS that are paid in additional shares of RS will recognize ordinary income in an amount equal to the fair market value of such additional shares at the time the restrictions on such additional shares lapse. Grantees who receive dividends on RS paid in cash will recognize ordinary income equal to the amount of cash received. Subject to the 162(m) limitations described below, The Company would be entitled to a corresponding deduction with respect to RS awards and dividends paid thereon at the same time that income is recognized by the grantee.

Restricted Stock Units. An RSU would not result in taxable income at the time of the Award. At the time the restrictions applicable to the RSUs lapse, the grantee will be entitled to receive shares of Common Stock or cash compensation equal to the product of (1) the number of units that have vested and (2) the closing price of one share of Common Stock as reported on the New York Stock Exchange Composite Tape as of such vesting date. When RSUs are settled, the grantee will recognize ordinary income equal to the fair market value of such shares of Common Stock or the amount of such cash compensation. Grantees who receive dividends on RSUs that are paid in additional RSUs will recognize ordinary income at the same time and in the same manner as specified above. Subject to the 162(m) limitations described below, the Company would be entitled to a corresponding deduction with respect to RSUs and dividends paid thereon at the same time that income is recognized by the grantee.

Section 162(m). As mentioned above in this Proposal 5, Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our Chief Executive Officer or to any of our three other most highly compensated executive officers (currently excluding our Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Certain performance-based awards under plans approved by shareholders are not subject to the deduction limit.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features.

THE FULL TEXT OF THE CURRENTLY EFFECTIVE PLAN IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.

The Board recommends a vote for

FOR

the approval of the material terms of the performance goals under the Conduent Performance Incentive Plan.

APPENDIX A

Conduent Incorporated

PERFORMANCE INCENTIVE PLAN

1. Purpose

The purpose of the Conduent Incorporated Performance Incentive Plan as set forth herein (the “Plan”) is to advance the interests of Conduent Incorporated (the “Company”) and to increase shareholder value by providing officers and employees of the Company, its subsidiaries and its Affiliates (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and with incentives for current or future service with the Company, its subsidiaries and Affiliates.

2. Effective Date and Term

The Plan shall be effective as of the effective date (the “Effective Date”) of the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission in connection with the distribution of its Common Stock by Xerox Corporation (the “Separation”), provided that the Plan shall have been adopted by the Company’s Board of Directors (the “Board”) and approved by the Company’s shareholder prior to the Separation. No awards or grants can be made after the tenth anniversary of the Effective Date or, if earlier, the date the Plan is terminated pursuant to Section 13.

3. Plan Administration

(a) The independent Compensation Committee of the Board, or such other independent committee as the Board shall determine, shall be responsible for administering the Plan (the “Compensation Committee”). To the extent specified by the Compensation Committee, it may delegate its administrative responsibilities to a subcommittee of the Compensation Committee (the Compensation Committee, such subcommittee, and any individual to whom powers are delegated pursuant to subsection (c), being hereinafter referred to as the “Committee”). The Committee shall be qualified, as determined by the Board, to administer the Plan as contemplated by (i) Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and (iii) any rules and regulations of a stock exchange on which Common Stock (as defined in Section 5) of the Company is listed.

(b) The Committee shall have full and exclusive power to interpret, construe and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers shall include, but not be limited to, (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, or other awards, or other property, or cancelled, forfeited or suspended; (iv) adoption of such modifications, amendments, procedures, subplans and the like as are necessary to enable participants employed in other countries in which the Company may operate to receive advantages and benefits under the Plan consistent with the laws of such countries, and consistent with the rules of the Plan; (v) subject to the rights of participants, modification, change, amendment or cancellation of any award to correct an administrative error and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan. All determinations, interpretations, and other decisions under or with respect to the Plan or any award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon the Company, any participant, any holder or beneficiary of any award under the Plan and any employee of the Company.

(c) Except for the power to amend the Plan as provided in Section 13 and except for determinations regarding employees who are subject to Section 16 of the 1934 Act or certain key employees who are, or may become, as determined by the Committee, subject to the Code Section 162(m) compensation deductibility limit (the “Covered Employees”), and except as may otherwise be required under applicable New York Stock Exchange rules, in each case as determined by the Board, the Committee may delegate any or all of its duties, powers and authority under the Plan pursuant to such conditions or limitations as the Committee may establish to any officer or officers of the Company.

4. Eligibility

Any employee of the Company shall be eligible to receive an award under the Plan. For purposes of this Section 4, “Company” shall include any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee (an “Affiliate”). If, prior to a Change in Control, a participant who is an employee or former employee of the Company is determined not to have satisfied any of the conditions set forth in the written or electronic agreement, contract or other instrument or document evidencing the award (which may, but need not, require execution or acknowledgment by a participant) (the applicable “Award Agreement”), the awards granted thereunder shall be cancelled as set forth in such Award Agreement. If, prior to a Change in Control, a participant who is an employee or former employee of the Company is determined to have engaged in detrimental activity against the Company, any awards granted to such employee or former employee on or after the Effective Date, whether or not Nonforfeitable as hereinafter defined, shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee. If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, the Company may recover any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), as provided in Section 7(f) hereof.

5. Shares of Stock Subject to the Plan

(a) A total number of 25,000,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) are available for issuance under the Plan (the “Plan Share Limit”), 25,000,000 of which shall be available for issuance pursuant to the exercise of incentive stock options (“ISOs”) awarded under the Plan (the “Plan ISO Limit”). The foregoing Plan Share Limit includes shares of Common Stock that are available for issuance with respect to awards previously granted under the Xerox Corporation 2004 Performance Incentive Plan, as amended and restated, the Affiliated Computer Services, Inc. 2007 Equity Incentive Plan, as amended and restated, or the Affiliated Computer Services, Inc. 1997 Stock Incentive Plan, as amended and restated, that are assumed or substituted under this Plan in connection with the Separation (“Assumed Xerox Awards”). Except as otherwise expressly provided by the Committee, the Assumed Xerox Awards shall be subject to the same terms and conditions as were in effect with respect to such awards as of immediately prior to the assumptions or substitution thereof in connection with the Separation.

(b) For purposes of the preceding paragraph, the following shall not be counted against the Plan Share Limit: (i) payment of awards settled in cash or in any form other than shares, (ii) payment in shares of dividends and dividend equivalents in conjunction with outstanding awards and (iii) any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company (“Substitute Awards”). In addition, any available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan and do not reduce the Plan Share Limit (subject to New York Stock Exchange listing requirements).

(c) Each share of Common Stock with respect to which a stock-settled award is granted under the Plan shall reduce the Plan Share Limit by one share.

(d) In determining shares available for issuance under the Plan, any awards granted under the Plan (including Assumed Xerox Awards) that are cancelled, are forfeited, or lapse shall become eligible again for issuance under the Plan. In addition shares withheld to pay taxes on any awards granted under the Plan (including Assumed Xerox Awards) pursuant to Section 14, but not sold, and shares tendered to exercise Stock Options (as defined in Section 7(b)) granted under the Plan (including Assumed Xerox Awards, as applicable), shall be treated as shares again eligible for issuance under the Plan.

(e) As of the Effective Date, the following limits will apply to awards of the specified type granted to any single participant during any single fiscal year, subject to Code Section 162(m) limitations, as applicable:

(i) Stock Options and Stock Appreciation Rights (“SARs”)(as defined in Section 7(c)): The maximum number of shares subject to such awards shall be 2,200,000 in the aggregate; provided, however that such limit shall be 3,300,000 shares in the fiscal year employment commences.

(ii) Restricted stock awards, restricted stock unit awards, performance-based Stock Awards and/or other Stock Awards (as defined in Section 7(d)): To the extent such awards are intended to comply with the performance-based exception under Code Section 162(m), the maximum number of shares that may be delivered under such awards, assuming a maximum payout, shall be 1,500,000 in the aggregate; provided, however that such limit shall be 2,250,000 shares in the fiscal year employment commences; and

(iii) Performance-based Cash Awards (as defined in Section 7(e)): To the extent such awards are intended to comply with the performance-based exception under Code Section 162(m), the maximum dollar amount payable, assuming a maximum payout, to any single participant (including dividend equivalents payable in cash based upon attainment of specific performance goals), shall be in the aggregate $15,000,000.

In applying the foregoing limits, (A) all awards of the specified type granted to the same participant in the same fiscal year will be aggregated and made subject to one limit; (B) the limits applicable to Stock Options and SARs refer to the number of shares subject to those awards.

(f) Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or of treasury shares and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in payment of awards under the Plan.

6. Adjustments and Reorganizations

(a) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares, other securities or other property), stock split, reverse stock split, split-up or spin-off, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the shares), the Committee shall adjust (i) the Plan Share Limit; (ii) the Plan ISO Limit; (iii) the annual individual limits set forth in Sections 5(e)(i) and 5(e)(ii), (iv) the number (or type) of shares (or other property) subject to awards of a specified type or to any individual under the Plan; (v) the price per share for any outstanding Stock Options, SARs and other awards under the Plan, and/or (vi) performance goals (in accordance with Section 24 hereof) and other terms and conditions, in each case as the Committee deems equitable or appropriate to preserve the rights of the holders of awards under the Plan.

(b) Except as otherwise provided in subsection 6(a) above, notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Stock Options, SARs and other awards under the Plan or provide for other equitable adjustments after changes in the shares resulting from any merger, consolidation, sale of all or substantially all assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of the holders of awards under the Plan, subject to any accelerated vesting and/or exercisability as provided under Section 22 hereof.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 24 and the Repricing Prohibition, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including the transactions described in Sections 6(a) and 6(b) above or the occurrence of a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or in recognition of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, whenever the Committee determines that such adjustments are appropriate or desirable, including by providing for a substitution or assumption of awards, adjusting performance goals (in accordance with Section 24 hereof) and other terms and conditions, accelerating the exercisability of, lapse of restrictions on, or termination of, awards, providing for a period of time for exercise prior to the occurrence of such event, permitting or requiring any outstanding unvested Stock

Option or SAR to be exercised for restricted shares of Common Stock that are subject to the same vesting terms and conditions as such unvested Stock Option or SAR, providing for a cash payment to the holder of an award in consideration for the cancellation of such award, including, in the case of an outstanding Stock Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares subject to such Stock Option or SAR over the aggregate exercise price of such Stock Option or SAR award, and cancelling and terminating any Stock Option or SAR having a per-share exercise price equal to, or in excess of, the Fair Market Value of a share subject to such Stock Option or SAR, without any payment or consideration therefor.

(d) No adjustment or modification to any outstanding award pursuant to this Section 6 shall cause such award to be treated as the grant of a new stock right or a change in the form of payment of the existing stock right for purposes of Code Section 409A, as set forth in Treasury guidance, as determined by the Board.

7. Awards

(a) The Committee shall determine the type or types of award(s) to be made to each participant under the Plan and shall approve the terms and conditions governing such awards in accordance with Section 12. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity. However, under no circumstances may Stock Option awards be made which provide by their terms for the automatic award of additional Stock Options upon the exercise of such awards, including, without limitation, “reload options”.

(b) A “Stock Option” is a grant of a right to purchase a specified number of shares of Common Stock during a specified period. The purchase price of each option shall be not less than 100% of Fair Market Value (as defined in Section 10) on the effective date of grant. A Stock Option may be exercised in whole or in installments, which may be cumulative. A Stock Option may be in the form of an ISO which complies with Code Section 422, and the regulations thereunder at the time of grant. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or such other method as provided by the Committee at the time of grant or as provided in the form of agreement approved in accordance herewith, including tendering (either constructively or by attestation) Common Stock, surrendering a Stock Award valued at market value at the time of surrender, surrendering a Cash Award, or any combination thereof. In no event shall the term of any Stock Option or SAR exceed a period of ten years from the date of its grant. Other than pursuant to Section 6, the Committee shall not without the approval of the Company’s shareholders (i) lower the exercise price per share of a Stock Option after it is granted, (ii) cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a Change in Control), or (iii) take any other action with respect to a Stock Option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange. The Company may not repurchase a Stock Option for value (in cash, substitutions, cash buyouts or otherwise) from a Stock Option-holder if the current Fair Market Value of the shares underlying the Stock Option is lower than the exercise price per share of the Stock Option. The foregoing two sentences are collectively referred to herein as the “Repricing Prohibition”.

(c) A “SAR” is a right to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of the market value of a specified number of shares of Common Stock at the time the SAR is exercised over the Fair Market Value on the effective date of grant of the SAR as set forth in the applicable Award Agreement. Notwithstanding any provision of the Plan to the contrary, the Repricing Prohibition described above shall also apply to SARs on the same basis as it does to Stock Options.

(d) A “Stock Award” is an award made in stock or denominated in units of stock. All or part of any Stock Award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance.

(e) A “Cash Award” may be any of the following:

(i) an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target and maximum amounts of awards for a performance period for a participant or any groups of participants; or

(ii) a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit or Company performance; or

(iii) Cash Awards under this Section 7(e) to any single Covered Employee that are intended to comply with the performance-based exception under Code Section 162(m), including dividend equivalents payable in cash based upon attainment of specific performance goals, that may not exceed the limits set forth in Section 5(e)(iii).

(f) The Committee shall have the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which (i) the award may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an award or an award’s exercise may be recovered; provided that such conditions and their consequences are clearly set forth in the applicable Award Agreement and fully comply with applicable laws, as determined by the Committee in its sole discretion. These conditions may include, without limitation, actions by the participant which constitute a conflict of interest with the Company, are prejudicial to the Company’s interests, or are in violation of any non-compete agreement or obligation, any confidentiality agreement or obligation, the Company’s applicable policies, its Code of Business Conduct and Ethics, or the participant’s terms and conditions of employment. Notwithstanding the foregoing, none of these conditions or the conditions in any Award Agreement shall, or shall be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, the Company may recover any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, from executive officers or former executive officers. The Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.

8. Dividends and Dividend Equivalents

The Committee may provide that awards denominated in stock earn dividends or dividend equivalents. Such dividend equivalents may be paid currently in cash or shares of Common Stock or may be credited to an account established by the Committee under the Plan in the name of the participant. In addition, dividends or dividend equivalents paid on outstanding awards or issued shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents. Notwithstanding the above, no dividend equivalents will be paid on Stock Options, SARs or unearned performance-based shares.

9. Deferrals and Settlements

Payment of awards may be in the form of cash, stock, other awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose. Except as provided in Section 25 herein, the Committee may also require or permit participants to elect to defer the issuance of shares or the payment of awards in cash under such rules and procedures as it may establish under the Plan, provided that such rules and procedures comply with the requirements of Code Section 409A, if applicable. It may also provide that deferred payments include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred payments denominated in shares.

10. Fair Market Value

Fair Market Value for all purposes under the Plan shall mean, as of the Effective Date, the closing price of Common Stock as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the closing price of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said exchange. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

11. Transferability and Exercisability

Except as otherwise provided in this Section 11, all awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. Notwithstanding the preceding sentence, the Committee may provide that any award of ISOs may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may also provide that, in the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, a third party, including but not limited to a “blind” trust, may be authorized by the Committee to act on behalf of and for the benefit of the respective participant with respect to any outstanding awards. Except as otherwise provided in this Section 11, during the life of the participant, awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee. In addition, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distributions under the Plan upon the death of the participant.

12. Award Agreements; Notification of Award

Awards under the Plan shall be evidenced by one or more Award Agreements approved by the Committee that set forth the terms and conditions of and limitations on an award. The Committee need not require the execution of any such agreement by a participant, in which case acceptance of the award by the respective participant will constitute agreement to the terms of the award. In the case of an annual incentive Cash Award, the participant shall receive notification of such award in such form as the Committee may determine and such notification shall constitute the applicable Award Agreement for purposes of the Plan.

13. Plan Amendment and Termination

The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with the following:

(a) The Compensation Committee may amend the Plan as it deems necessary or appropriate, except that no such amendment which would cause the Plan not to comply, as determined by the Board, with the requirements of (i) Code Section 162(m) with respect to awards intended to comply with the performance-based exception under Code Section 162(m) and (ii) the Code with respect to ISOs, in each case as in effect at the time of such amendment shall be made without the approval of the Company’s shareholders. No such amendment shall adversely affect any outstanding awards under the Plan, as determined by the Board, without the consent of the holders thereof.

(b) Notwithstanding the foregoing, an amendment that constitutes a “material revision”, as defined by the rules of the New York Stock Exchange, as determined by the Board, shall be submitted to the Company’s shareholders for approval. In addition, any revision that deletes or limits the scope of the provision in Section 7 prohibiting repricing of options and SARs without shareholder approval, as determined by the Board, will be considered a material revision.

(c) The Board may terminate the Plan at any time. Upon termination of the Plan, no future awards may be granted, but previously-made awards shall remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan.

14. Tax Withholding

The Company shall have the right to deduct from any payment of an award made under the Plan, including the delivery or vesting of shares, an amount sufficient to cover withholding required by law for any foreign, federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the Fair Market Value as of the payment date of the applicable award.

Regardless of any action the Company or employee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to employee’s participation in the Plan and legally applicable to employee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of awards under the Plan, including, but not limited to, the making of awards, the issuance of shares of Common Stock in respect of awards, subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the awards to reduce or eliminate employee’s liability for Tax-Related Items or achieve any particular tax result. The Company and/or the Employer, or their respective agents, at their discretion, are authorized to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from employee’s wages or other cash compensation paid to employee by the Company and/or the Employer; or (2) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the awards through option exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on employee’s behalf pursuant to this authorization); or (3) withholding in shares of Common Stock to be issued upon vesting/settlement of the awards and option exercises.

Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if employee fails to comply with employee’s obligations in connection with the Tax-Related Items.

15. Other Company Benefit and Compensation Programs

Unless otherwise determined by the Committee, payments of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country.

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

17. Future Rights

No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any right by reason of the grant of any award under the Plan to continued employment by the Company or any subsidiary of the Company. The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time. Awards hereunder are voluntary and occasional and do not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past. All decisions with respect to future awards under the Plan, if any, will be at the sole discretion of the Committee. There is no obligation for uniformity of treatment of participants or holders or beneficiaries of awards. The terms and conditions of awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each participant and may be made selectively among participants, whether or not such participants are similarly situated.

18. General Restriction

Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the exercise payment thereof, such award may not be granted, exercised or paid in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

19. Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law.

Grants provided hereunder are made and/or administered in the United States. Any litigation that arises under the Plan shall be conducted in a state or Federal court of competent jurisdiction sitting in the state of New York.

20. Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such participant’s creditors.

21. Rights as a Shareholder

A participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.

22. Change in Control

Notwithstanding anything to the contrary in the Plan, the following shall apply to all awards granted and outstanding under the Plan, unless otherwise provided in the applicable Award Agreement, and in each case in accordance with Code Section 409A as determined by the Committee in its sole discretion:

(a) Definitions. Unless otherwise defined by the Committee and set forth in the applicable Award Agreement at the time of the grant, the following definitions shall apply to this Section 22:

(i) A “Change in Control” shall be deemed to have occurred if:

(aa) any “Person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(bb) at any time during a period of two consecutive years, the following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (1) individuals who, as of the beginning of such two year period, constitute the Board, and (2) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period or whose appointment, election or nomination for election was previously so approved or recommended;

(cc) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

(dd) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale. For purposes of this definition of Change in Control, Person shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) any person who becomes a beneficial owner in connection with a transaction described in clause (cc) above, (5) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (6) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (6) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

(ii) “CIC Price” shall mean either (1) the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which a Change in Control shall have occurred, or (2) if the Change in Control occurs without such a transaction or series of transactions, the closing price for a share of Common Stock on the date immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.

(iii) An award is “Nonforfeitable” in whole or in part to the extent that, under the terms of the Plan or the applicable Award Agreement, (aa) the award is vested in whole or part, or (bb) an entitlement to present or future payment of such award in whole or part has otherwise arisen.

(iv) A “Key Employee” is identified in the following manner: There shall be identified every employee who, at any time during a 12-month period ending December 31, is one of the 50 highest paid officers of the Company (or any member of its controlled group, as defined by Code Section 414(b)) having compensation in excess of the amount specified in Code Section 416(i)(1)(A) as indexed by Treasury guidance. Every individual so identified for any period ending December 31 is a Key Employee for the 12-month period beginning on the first April 1 following such December 31, and ending on the next March 31.

(v) A “Section 409A-Conforming Change in Control” is a Change in Control that conforms to the definition under Code Section 409A of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such definition is set forth in Treasury guidance.

(vi) A “Termination for Good Reason” by a participant shall mean the termination of employment of a participant within two years of the occurrence of any of the following circumstances, provided that (1) such circumstance occurs without the participant’s express written consent after a Change in Control, and (2) the participant gives the Company notice of the occurrence of the offending circumstance(s) within 90 days of the first occurrence of the circumstance(s), and the Company fails to cure the circumstance(s) within

30 days of receipt of this notice (or the Company notifies participant in writing prior to the expiration of such 30-day period that the circumstance(s) will not be cured):

(aa) The material diminution of the participant’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control;

(bb) Any of the following: (1) A material reduction in a participant’s annual base salary and/or annual target bonus, (2) a failure by the Company to increase a participant’s annual base salary following a Change in Control at such periodic intervals not materially inconsistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in a participant’s base salary for the three merit pay periods immediately preceding such Change in Control, or (3) the failure to increase a participant’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (bb) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;

(cc) The Company’s requiring a participant to be based anywhere other than in the metropolitan area in which a participant was based immediately before the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with a participant’s present business travel obligations), provided that such required relocation constitutes a material change in the geographic location at which the participant is required to perform the services;

(dd) The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which a participant participates immediately before the Change in Control, (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue a participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of a participant’s participation relative to other participants, than existed at the time of the Change in Control;

(ee) The failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Plan; or

A termination by a participant of employment shall not fail to be a Termination for Good Reason merely because of a participant’s incapacity due to physical or mental illness, or because a participant’s employment continued after the occurrence of any of the events listed in this subsection. For the avoidance of doubt, a Termination for Good Reason by a participant shall not mean the Company’s reasonable accommodation or modification of a participant’s authority, duties, or responsibilities because of such participant’s disability.

(b) Acceleration of Nonforfeitability of SARs, Stock Awards, Cash Awards, and Dividends and Dividend Equivalents.

All SARs, Stock Awards, Stock Options, Cash Awards, dividends and dividend equivalents outstanding at the time of a Change in Control shall become 100% Nonforfeitable with respect to a participant upon a Termination for Good Reason or an involuntary termination of employment (other than a termination For Cause, as defined in the Award Agreement, according to a determination made before the Change in Control) that occurs after a Change in Control.

(c) Payment Schedule. In accordance with the uniform payment rule set forth in subsection (c) of Section 25 hereof, awards other than Stock Options and SARs shall be paid as follows:

(i) Following a Change In Control that is not a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date specified in the award summary, and

(ii) Following a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date specified in the award summary or, if earlier, upon a termination of employment that occurs within two years of such 409A-Conforming Change in Control (or, in the case of a Key Employee, the date that is 6 months after such termination).

(iii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be paid pursuant to clauses (i) and (ii) by substituting the date so elected for the Vesting Date specified in the award summary.

(d) Cancellation. Upon payment under this Section, such awards shall be cancelled.

(e) Discretionary Awards. Upon or in anticipation of the occurrence of a Change in Control, the Committee may grant additional awards (e.g., above-target awards for performance-based Stock Awards) at its sole discretion. Any such discretionary grants shall be paid on the date specified by the terms of such grant.

(f) In the case of awards other than Stock Options and SARs (and any restricted shares of Common Stock obtained upon an early exercise of an unvested Stock Option or SAR), the payment described in Section 22(c) shall be paid in cash in an amount determined by multiplying the number of such awards, as the case may be, by: (i) in the case of Stock Awards, the CIC Price; (ii) in the case of Cash Awards where the award period, if any, has not been completed upon the occurrence of a Change in Control, the pro-rata target value of such awards or such higher amount as determined by the Committee, without regard to the performance criteria, if any, applicable to such award; and (iii) in the case of Cash Awards where the award period, if any, has been completed on or prior to the occurrence of a Change in Control: (aa) where the Cash Award is payable in cash, the value of such award as determined in accordance with the Award Agreement, and (bb) where the Cash Award is payable in shares of Common Stock, the CIC Price.

(g) Notwithstanding the foregoing, any Stock Award held by an officer or director subject to Section 16 of the 1934 Act which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash until the expiration of such period, if any, as shall be required pursuant to such Section, and the amount to be paid shall be determined by multiplying the number Stock Awards, as the case may be, by the CIC Price determined as though the event constituting the Change in Control had occurred on the first day following the end of such period.

23. Certain Provisions Applicable to Awards to Covered Employees

Performance-based awards made to Covered Employees that are intended to comply with the performance-based exception under Code Section 162(m) shall be made by the Committee within the time period required under Section 162(m) for the establishment of performance goals and shall specify, among other things, the performance period(s) for such award, the performance criteria and the performance targets. The performance criteria shall be any one or more of the following as determined by the Committee and may differ as to type of award or as to any participant and from one performance period to another: earnings per share; cash flow; cost reduction; days sales outstanding; cash conversion cycle; cash management (including, without limitation, accounts receivable, inventory and/or capital expenditures); total shareholder return; return on shareholders’ equity; return on invested capital; economic value added measures; return on assets; pre-or post-currency revenue; pre-or post-currency performance profit; profit before tax; profit after tax; operating profit; operating margin; stock price; return on sales; earnings before interest, taxes, depreciation and/or amortization (“EBITDA”); EBITDA margin; and earnings after interest, taxes, depreciation and/or amortization. Any performance measure may be used to measure the performance of the Company as a whole or any subsidiary, division, segment or other business unit thereof or any combination of the foregoing and/or based on a relative measure compared to the performance of a group of other or comparable companies, a published or special index, or other external measure, or any combination of the foregoing of this paragraph, as the Committee in its sole discretion may determine. When establishing performance goals or targets, or determining the achievement thereof, the Committee is authorized to exclude or otherwise adjust for any specific circumstance, item, or event applicable to a performance period as the Committee in its discretion specifically determines, consistent with Section 162(m) of the Code (including, but not limited to, in the event of, or in anticipation of, any unusual, infrequent or nonrecurring corporate item, transaction, event or development, or any other unusual, infrequent or nonrecurring event, affecting the Company or any of its Affiliates, subsidiaries, divisions or operating units or the financial statements thereof, or any changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions). Payment or vesting of awards to Covered Employees shall be contingent upon satisfaction of the performance criteria and targets as certified by the Committee by resolution of the Committee. To the extent provided at the time of an award, the Committee may in its sole discretion reduce any award to any amount, including zero. Any performance-based awards made pursuant to this Section 23 may include annual incentive awards and long-term awards.

24. Section 409A Compliance

(a) No Taxation Under Code Section 409A. It is intended that no awards under the Plan shall cause any amount to be taxable under Code Section 409A with respect to any individual. All provisions of this Plan and of any agreement, award or award summary thereunder shall be construed in a manner consistent with this intent. Any provision of and amendment to this Plan, or of any agreement, award or award summary thereunder, that would cause any amount to be taxable under Section 409A of the Internal Revenue Code with respect to any individual is void and without effect. Any election by any participant, and any administrative action by the Committee that would cause any amount to be taxable under Section 409A of the Code with respect to any individual is void and without effect under the Plan.

(b) Election Rule. A participant may elect to defer awards under the Plan only if the election is made not later than December 31 of the year preceding the year in which the award is granted, except to the extent otherwise permitted by Section 409A and Treasury guidance thereunder (where such exceptions include but are not limited to initial deferral elections with respect to Nonforfeitable rights, deferral elections in the first year in which an employee becomes eligible to participate, and deferral elections with respect to performance-based compensation).

(c) Uniform Payment Rule

(i) All awards (other than any awards the Committee determines do not constitute deferred compensation for purposes of Code Section 409A) shall be paid on the date that is the earlier of (1) or (2) below, where

(1) is a termination of employment no later than two years after the occurrence of a Section 409A-Conforming Change in Control (or, in the case of a Key Employee, the date that is 6 months after such termination); and

(2) is the Vesting Date specified in the award summary.

(ii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be settled pursuant to clause (i) by substituting the date so elected for the Vesting Date specified in the award summary.

(iii) Payment pursuant to the death or disability of a participant is governed by the Award Agreement.

(d) Accelerations. In the case of an award that is deferred compensation for purposes of Code Section 409A, acceleration of payment is not permitted, except that, if permitted by the Committee, acceleration of payment is permitted in order to (i) allow the participant to comply with a certificate of divestiture (within the meaning of Code Section 1043); (ii) pay payroll and withholding taxes with respect to amounts deferred, to the extent permitted by Treasury guidance; or (iii) effect any other purpose that is a permitted Code Section 409A acceleration event under Treasury guidance.

(e) Permitted Payment Delays. At the Committee’s sole discretion, payment of awards may be delayed beyond the date specified in subsection (c) under the following circumstance. The Committee reserves the right to amend an award granted on or after the Effective Date if the Committee determines that the deduction for such payment would be limited by Code Section 162(m), except that such payment will be made on the earliest date on which the Committee determines that such limitation no longer exists.

25. Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, such provision shall be construed or deemed stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

26. Limitation of Actions. Any action brought in state or federal court (other than an alleged breach of fiduciary duty action under the Employee Retirement Income Security Act of 1974 (“ERISA”) which shall be governed by the terms of ERISA Section 413, if applicable) must be commenced within one year after the cause of action accrues. This one-year limitation period includes, but is not limited to, any action for alleged: wrongful denial of Plan benefits, and any wrongful interference, modification, or termination of Plan benefits, rights, or features.

IN WITNESS WHEREOF, the Company has caused this Plan to be signed as of the          day of             , effective as of the Effective Date, and dates set forth herein.

Conduent Incorporated

By:	Douglas Marshall
Sole Director

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 25, 2017.
Vote by Internet • Go to www.envisionreports.com/CNDT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors: 01 - Paul S. Galant 04 - Courtney Mather 07 - William G. Parrett	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐	02 - Joie Gregor 05 - Michael Nevin 08 - Ashok Vemuri	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐	03 - Vincent J. Intrieri 06 - Michael A. Nutter 09 - Virginia M. Wilson	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐	+

B	The Board of Directors recommends a vote FOR Proposals 2, 3 and 5 and 1 YEAR on Proposal 4:

		For	Against	Abstain		For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm.		☐	☐	☐	3. Approve, on an advisory basis, the 2016 compensation of our named executive officers.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain
4. Select, on an advisory basis, the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐	5. Approve the material terms of the performance goals under the Conduent Performance Incentive Plan for purposes of Section 162(M) of the Internal Revenue Code.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02JB2B

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of

Conduent Incorporated Shareholders

May 25, 2017 at 9:00 a.m. Eastern Time

The Madison Hotel Ballroom

1 Convent Road

Morristown, New Jersey 07960

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Conduent Incorporated

Notice of 2017 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2017

Ashok Vemuri and William G. Parrett, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Conduent Incorporated to be held at The Madison Hotel Ballroom, 1 Convent Road, Morristown, New Jersey 07960 on May 25, 2017 at 9:00 a.m. (EST) or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Nominees, FOR Proposals 2, 3 and 5 and 1 YEAR on Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)